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As filed with the Securities and Exchange Commission on May 9, 2005

Registration No. 333-117110

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 5 TO
FORM F-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

KERZNER INTERNATIONAL LIMITED
(Exact name of Registrant as specified in its charter)

Commonwealth of The Bahamas (State or other jurisdiction of incorporation or organization)	Executive Offices Coral Towers Paradise Island, The Bahamas (242) 363-3000 (Address and telephone number of Registrant's principal executive offices)	98-0136554 (I.R.S. Employer Identification Number)

Corporation Service Company
2711 Centerville Rd., Suite 400
Wilmington, DE 19808
(800) 927-9801

(Name, address and telephone number of agent for service)

With a copy to:

Richard M. Levine, Esq.
Kerzner International Limited
Coral Towers
Paradise Island, The Bahamas
(242) 363-3000

        Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.    ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

2.375% Convertible Senior Subordinated Notes due 2024	$230,000,000	100%	$230,000,000	$29,141

Ordinary Shares, par value $.001 per share(1)	3,949,169	—	—	(2)

(1)
Represents the maximum number of ordinary shares initially issuable upon conversion of the notes registered hereby. For purposes of estimating the number of ordinary shares to be included in this registration statement upon conversion of the notes, we calculated the number of ordinary shares issuable upon the conversion of the notes at the initial conversion price of $58.24, which equals a conversion rate of 17.1703 ordinary shares per $1,000 principal amount of the notes. In addition to the ordinary shares set forth in the table above, pursuant to Rule 416(a) under the Securities Act, we are registering an indeterminate number of additional shares that may become issuable upon conversion of the notes to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
No additional registration fee is required pursuant to Rule 457(i) under the Securities Act because no additional consideration will be received in connection with the exercise of the conversion right.

EXPLANATORY NOTE

        The purpose of this Post-Effective Amendment No. 5 to Registration Statement on Form F-3 of Kerzner International Limited (333-117110) is to amend the table under the caption "Selling Security Holders" in the prospectus and to provide certain other information to reflect developments since the filing of Post-Effective Amendment No. 4 on January 31, 2005.

        The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Dated May 9, 2004

Prospectus

$230,000,000

KERZNER INTERNATIONAL LIMITED

2.375% Convertible Senior Subordinated Notes due 2024

        We previously issued and sold $230,000,000 aggregate principal amount of 2.375% convertible senior subordinated notes due 2024 in a private placement in reliance on an exemption from registration under the Securities Act of 1933, as amended (the "Securities Act"). The initial purchasers of the notes in that offering resold the notes in reliance on an exemption from registration under Rule 144A under the Securities Act.

        The selling security holders named in this prospectus or any prospectus supplement may offer and sell the notes and the ordinary shares issuable upon conversion of the notes. The selling security holders may sell the securities directly to purchasers or through underwriters, broker-dealers or agents. If required at the time of a particular offering of securities by a selling security holder, a supplement to this prospectus will be circulated setting forth the name or names of any underwriters, broker-dealers or agents, any discounts, commissions or other terms constituting compensation for the underwriters and any discounts, commissions or concessions that will be allowed or reallowed or paid to agents or broker-dealers. The selling security holders will receive all of the net proceeds from the sale of the securities pursuant to this prospectus or any prospectus supplement and they will pay all underwriting discounts and selling commissions, if any, applicable to any sale. We are responsible for the payment of other expenses incident to the registration of the securities. The selling security holders and any underwriters, broker-dealers or agents that participate in the distribution of any securities pursuant to this prospectus may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any sale of the securities may be deemed to be underwriting compensation under the Securities Act.

        The notes bear interest at the rate of 2.375% per annum. Interest on the notes is payable in arrears on April 15 and October 15 of each year, commencing on October 15, 2004. The notes will mature on April 15, 2024, unless earlier converted by the holders or redeemed or repurchased by us. The notes are our unsecured senior subordinated obligations and rank junior in right of payment to all of our existing and future senior indebtedness, including our revolving credit facility, and equal in right of payment to all of our senior subordinated indebtedness, including our 8 7/8% Senior Subordinated Notes due 2011. The notes are not guaranteed by any of our subsidiaries and they are therefore effectively subordinated to our subsidiaries' guarantees of our 8 7/8% Senior Subordinated Notes due 2011.

        Holders may convert the notes into cash and ordinary shares of Kerzner International Limited at an initial conversion rate of 17.1703 shares per $1,000 principal amount of notes (equal to a conversion price of approximately $58.24 per share), subject to adjustment upon certain events, only under the following circumstances:

  •
  during any fiscal quarter commencing after April 5, 2004, if the closing sale price of our ordinary shares for at least 20 trading days during the 30 consecutive trading days ending on the last trading day of the prior fiscal quarter is more than 120% of the conversion price per share on such trading day;

  •
  if the notes are called for redemption and the redemption has not yet occurred;

  •
  during the five trading day period immediately after any five consecutive trading day period in which the trading price of $1,000 principal amount of the notes for each day of such period was less than 95% of the product of the closing sale price of our ordinary shares on such day multiplied by the number of ordinary shares issuable upon conversion of $1,000 principal amount of the notes; or

  •
  upon the occurrence of certain corporate transactions.

        On or after April 21, 2014, we may redeem some or all of the notes in cash at any time at a redemption price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest and including additional interest, if any, up to but not including the redemption date. You may require us to repurchase some or all of your notes on April 15, 2014 and April 15, 2019 at a repurchase price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest and including additional interest, if any, up to but not including the applicable repurchase date. Upon a change in control, as described in this prospectus, you may require us to repurchase some or all of your notes, payable in cash equal to the principal amount of the notes plus accrued and unpaid interest and additional interest, if any, up to but not including the repurchase date.

        Our ordinary shares are listed on the New York Stock Exchange, or NYSE, under the symbol "KZL." The last reported closing price of our ordinary shares on the NYSE on May 6, 2005 was $57.08 per share.

        This investment involves risks. See "Risk Factors" beginning on page 17.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 9, 2005.

        No person is authorized to give any information or represent anything not contained or incorporated by reference in this prospectus or any prospectus supplement. This prospectus and any prospectus supplement do not constitute an offer to sell or a solicitation of any offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The information contained in this prospectus or any prospectus supplement, as well as information incorporated by reference, is current only as of the date of that information. Our business, financial condition and results of operations may have changed since that date.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or SEC, utilizing a shelf registration process. Under this shelf registration process, selling security holders may, from time to time, offer and sell the notes described in this prospectus and our ordinary shares issued upon conversion thereof pursuant to this prospectus.

        We may, from time to time, provide a prospectus supplement to add, update or change information contained in this prospectus relating to the selling security holders and the plan of distribution of their notes and ordinary shares issued upon conversion thereof. It is important for you to read this prospectus and any applicable prospectus supplement before making a decision whether to invest in the notes or our ordinary shares. You should also read and consider the information contained in the documents incorporated by reference in "Where You Can Find More Information" and "Incorporation of Certain Documents By Reference" in this prospectus.

        In this prospectus, "Kerzner," "we," "us," and "our" refer to Kerzner International Limited, or Kerzner, and its subsidiaries, except where the context otherwise requires or as otherwise indicated. References to "$" are to U.S. dollars.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), applicable to foreign issuers, and in accordance therewith we file reports, including annual reports on Form 20-F, and other information with the SEC. We make available to our shareholders annual reports containing audited consolidated financial statements within 180 days of the end of each fiscal year and publish earnings releases containing selected financial data for the first three quarters of the fiscal year within 60 days from the end of such fiscal quarter (in each case, prepared in accordance with accounting principles generally accepted in the United States). We are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. However, we furnish shareholders with statements with respect to annual or extraordinary meetings of shareholders, as well as such other reports as may from time to time be authorized by our Board of Directors or be required under law.

        You may read and copy this information at the SEC's public reference facility at Judiciary Plaza, 450 Fifth Street, NW, Room 1024, Washington, D.C. 20549. You may obtain copies of such information by mail from the Public Reference Section of the SEC, 450 Fifth Street, NW, Washington, D.C. 20549, at prescribed rates. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

        We have filed with the SEC a registration statement on Form F-3 under the Securities Act with respect to our securities described in this prospectus. References to the "registration statement" or the "registration statement of which this prospectus is a part" mean the original registration statement and all amendments, including all schedules and exhibits. This prospectus and any prospectus supplement do not contain all of the information in the registration statement because we have omitted parts of the registration statement in accordance with the rules of the SEC. Please refer to the registration statement for any information in the registration statement that is not contained in this prospectus or a prospectus supplement. The registration statement is available to the public over the Internet at the SEC's web site described above and can be read and copied at the location described above.

        Each statement made in this prospectus or a prospectus supplement concerning a document filed as an exhibit to the registration statement is qualified in its entirety by reference to that document for a complete description of its provisions.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        We incorporate by reference into this prospectus and any prospectus supplement certain information we file with the SEC. This means that we can disclose important information to you by referring you to other documents filed with the SEC that contain such information. The information incorporated by reference is an important part of this prospectus and any prospectus supplement. Information disclosed in documents that we file later with the SEC will automatically add to, update and change information previously disclosed. If there is additional information in a later filed document or a conflict or inconsistency between information in this prospectus or a prospectus supplement and information incorporated by reference from a later filed document, you should rely on the information in the later dated document.

        We incorporate by reference the documents listed below (and the documents incorporated by reference therein) that we have previously filed with the SEC pursuant to Sections 13(a), 13(c) or 15(d) of the Exchange Act until the offerings contemplated by this prospectus are completed:

  •
  our Annual Report on Form 20-F for the year ended December 31, 2004, filed with the SEC on March 31, 2005; and

  •
  our Reports on Form 6-K filed with the SEC on March 30, 2004, March 31, 2004, April 20, 2004, April 21, 2004, May 5, 2004, June 8, 2004, June 22, 2004, June 23, 2004, July 6, 2004, July 14, 2004, July 15, 2004, July 16, 2004, July 23, 2004, August 3, 2004, August 11, 2004, August 17, 2004, September 8, 2004, September 9, 2004, November 10, 2004, December 9, 2004, December 22, 2004, December 28, 2004, January 3, 2005, January 4, 2005, January 25, 2005, February 4, 2005, February 8, 2005, April 7, 2005 and May 3, 2005.

        All subsequent annual reports on Form 20-F will be deemed to be incorporated by reference into this prospectus until the offerings contemplated by this prospectus are completed. We may incorporate certain future reports on Form 6-K by reference into this prospectus.

        You may obtain a copy of these filings, excluding exhibits (but including exhibits that are specifically incorporated by reference), free of charge. Written requests should be directed to the Secretary, Kerzner International Limited, Coral Towers, The Bahamas. Telephone requests for such copies should be directed to the general counsel at (242) 363-6019.

FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to financial condition, results of operations, business strategies, operating efficiencies or synergies, plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition, markets for our ordinary shares and other matters. Statements in this prospectus, including those incorporated by reference, that are not historical facts are "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act. Forward-looking statements, including, without limitation, those relating to our future business prospects, revenues and income, wherever they occur in this prospectus, are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by forward-looking statements. You should consider forward-looking statements, therefore, in light of various important factors, including those set forth in this prospectus. These risks and uncertainties include, but are not limited to, development and construction activities, dependence on existing management, leverage and debt service (including sensitivity to fluctuations in interest rates), availability of financing, demographic and global economic conditions, pending litigation, changes in tax laws or the administration of such laws and changes in gaming laws or regulations (including the legalization of gaming in certain jurisdictions) and the risk factors discussed under the heading "Risk Factors" in this prospectus and in our filings with the SEC.

        Words such as "estimate," "project," "plan," "intend," "expect," "will," "may," "believe" and similar expressions are intended to identify forward-looking statements. You will find these forward-looking statements at various places throughout this prospectus and the documents incorporated by reference, including any amendments. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. We do not undertake any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

MARKET DATA

        Market data used in this prospectus and the documents incorporated by reference, including the information relating to our relative position in the resort and gaming markets, is based upon our good faith estimates, which are based upon our review of internal surveys, independent industry publications and other publicly available information. Although we believe that these sources are reliable, we have not independently verified the information and cannot guarantee its accuracy and completeness.

SUMMARY

        The following summary provides an overview of selected information about us and highlights information contained in the documents incorporated by reference. It does not contain all of the information that you should consider before making a decision to invest in the notes or our ordinary shares issuable upon conversion thereof. You should carefully read the entire prospectus and the documents incorporated by reference herein, including the "Risk Factors" section, before making an investment decision. This summary is qualified in its entirety by the more detailed information included or incorporated by reference in this prospectus, including our consolidated financial statements and the related notes thereto.

Kerzner International Limited

        We are the developer, owner and operator of Atlantis, Paradise Island, a 2,317-room island destination resort in The Bahamas, and a leading developer and operator of gaming entertainment properties and luxury resort hotels worldwide. Atlantis, Paradise Island, our flagship property, is a premier destination resort property that we believe has strong brand recognition. We have entered into a joint venture agreement to develop and manage a second Atlantis resort—Atlantis, The Palm, Dubai in the United Arab Emirates.

        Our gaming business is focused on owning, developing and/or managing casino properties in attractive markets where we can capitalize on our development and operating expertise. We developed and receive income from Mohegan Sun in Uncasville, Connecticut, which is among the largest and most profitable casinos in the United States.

        Our luxury resort hotel business consists of a collection of owned and/or managed premier properties that primarily operate in the five-star, deluxe-end of the resort market in The Bahamas, Mauritius, Dubai, the Maldives and Mexico under the One&Only brand. We are developing additional One&Only Resorts properties in Cape Town, South Africa, the Maldives and Havana, Cuba.

Atlantis, Paradise Island

        Atlantis, Paradise Island is a unique, ocean-themed destination resort and casino located on Paradise Island, The Bahamas. Atlantis, Paradise Island features an unusual architectural design and decor, beaches, lagoons and a wide range of gaming, entertainment and other amenities.

        Since we acquired the property in 1994, we have invested approximately $1.0 billion to create a unique destination resort that caters to multiple segments of the resort and casino gaming markets. Atlantis, Paradise Island features three interconnected hotel towers built around a 7-acre lagoon and a 34-acre marine environment that includes the world's largest open-air aquarium. Atlantis, Paradise Island also features a 100,000 square foot entertainment complex that includes the largest casino in the Caribbean market, 16 restaurants, approximately 88,000 square feet of convention space, a sports center and 30,000 square feet of high-end retail space. The 63-slip, full-service Marina at Atlantis generates among the highest average docking rates in the Caribbean market and can accommodate yachts up to 200 feet in length. To add to our product mix at Atlantis, Paradise Island, we developed Harborside at Atlantis, a timeshare project located adjacent to Atlantis, Paradise Island, through a joint venture with an affiliate of Starwood Hotels and Resorts Worldwide, Inc.

        We own approximately 553 acres on Paradise Island, including approximately 95 acres of undeveloped land and 39 acres of beachfront and harborside property that we purchased from Club Méditerranée (Bahamas) Limited ("Club Med"), which is adjacent to Atlantis, Paradise Island. We believe the Club Med site includes one of the last remaining premier beaches available for development on Paradise Island.

        In order to capitalize on the popularity of Paradise Island and to leverage our investment in Atlantis, Paradise Island and the One&Only Ocean Club, in May 2003 we announced plans for a Phase

III expansion in The Bahamas. In May 2004, Kerzner and the Government of the Commonwealth of The Bahamas entered into a supplement to the Heads of Agreement, pursuant to which we agreed to expand the scope of the Phase III expansion. The Phase III expansion, as modified in May 2004, would include the following components:

  •
  a new 1,500-room hotel to be located at Pirates Cove, which is adjacent to Atlantis, Paradise Island and the Club Med site;

  •
  an expansion of Atlantis, Paradise Island's convention facilities by approximately 100,000 square feet;

  •
  the addition of three luxury villas to the One&Only Ocean Club;

  •
  the addition of four restaurants and additional retail space comprising approximately 65,000 square feet on a seven-acre site adjacent to the Atlantis Marina (the "Marina Village");

  •
  an expansion of Atlantis, Paradise Island's existing water-themed attractions;

  •
  an expansion of our timeshare development at Atlantis in two phases that is expected to add approximately 320 additional timeshare units along the harbor. The first phase of these two phases will add approximately 116 timeshare units; and

  •
  a new 18-hole golf course on Athol Island, which lies just east of Paradise Island.

        We expect to complete the Phase III expansion in two phases. The first phase, which commenced in August 2003 and is expected to be completed by the end of 2005, will consist of the One&Only Ocean Club villas, which have recently been completed, the Marina Village and the first phase of the timeshare expansions. The second phase of Phase III would include the 1,500-room hotel, the expansion of Atlantis, Paradise Island's existing convention facilities, the additional water-themed attractions and the new golf course. The second phase of our timeshare development at Atlantis will be commenced after approximately 75% of the first phase is sold.

        Planning with respect to the remaining elements of the Phase III expansion continues. We have until December 31, 2004 to determine in our discretion whether to proceed with the remainder of the Phase III expansion. Our determination will depend on our assessment of many factors, including global economic and political conditions, the regional competitive environment, financing and the Government of The Bahamas' compliance with its commitments under the Heads of Agreement.

Atlantis, The Palm, Dubai

        On September 22, 2003, we announced that we had agreed to form a joint venture with Nakheel LLC, an entity indirectly wholly owned by the Government of Dubai to develop Atlantis, The Palm, Dubai ("Atlantis, The Palm"). On June 23, 2004, we announced that we had entered into an agreement with Istithmar PJSC ("Istithmar"), another indirectly wholly owned entity of the Government of Dubai which has assumed all obligations and rights of its affiliate, Nakheel LLC, pursuant to which the scope of Atlantis, The Palm will be increased. The development costs of the expanded project will be approximately $1.1 billion and will include a 2,000-room resort and extensive water park situated on 1.5 miles of beachfront property. Atlantis, The Palm will be located on The Palm, Jumeirah, a $1.5 billion land reclamation project in Dubai, United Arab Emirates. We and Istithmar have each agreed to invest $100 million in the form of Class A common stock in the joint venture, and Istithmar has agreed to underwrite $200 million of the joint venture's limited voting Class B common stock. In addition, each of Istithmar and Kerzner will provide, on a joint and several basis, additional sponsor support of up to $55 million with respect to cost overruns and certain other contingencies. The balance of the financing is expected to be obtained through a $700 million syndicated term loan facility that is non-recourse to Kerzner.

        We expect to commence construction on Atlantis, The Palm in 2005 and anticipate that the project will be completed towards the end of 2007. As part of this transaction, we have entered into a long-term management agreement with the joint venture that entitles us to receive a fixed percentage of the revenue and gross operating profit generated by Atlantis, The Palm. We have also entered into a development agreement with the joint venture that entitles us to receive $20 million and reimbursement of certain expenses over the development period. This project is subject to various closing conditions, including obtaining financing and all requisite governmental consents.

        For a description of Istithmar's strategic investment in our ordinary shares, see "Strategic Investment by Istithmar PJSC" on page 10.

Mohegan Sun

        We developed Mohegan Sun, a casino and entertainment complex in Uncasville, Connecticut, and managed the property from its opening in October 1996 until the end of 1999 through Trading Cove Associates, or TCA, a partnership in which we are one of two managing partners and own a 50% interest. We believe the Connecticut gaming market has been extremely strong and that Mohegan Sun's unique design and superior location have helped it become one of the most profitable casinos in the United States. Through TCA, we managed the development of an approximate $1.0 billion expansion of the property. The expanded property features the 179,500 square foot Casino of the Earth and the 119,000 square foot Casino of the Sky, which combined have approximately 6,250 slot machines, 290 table games and various other amenities, including a 34-story, 1,200-room luxury hotel. Pursuant to an agreement between TCA and the Mohegan Tribal Gaming Authority, TCA is entitled to receive annual payments equal to five percent of gross revenues generated by the property from January 2000 through December 2014.

One&Only Resorts

        Our One&Only Resorts business consists of a collection of managed and/or owned premier luxury resort properties that primarily operate in the five-star, deluxe-end of the market. In December 2002, we introduced our One&Only brand for certain of our luxury resort properties. We are now marketing six of our properties under our One&Only brand. We believe that all of our One&Only properties, most of which have been constructed or renovated within the last four years, offer guests a singularly distinctive experience.

        As of December 31, 2003, we were managing approximately 2,000 rooms. As part of our strategy, we sometimes take ownership positions in the properties that we operate. As of December 31, 2003, the properties we operated were as follows:

Property	Location	Percentage Ownership	Number of Rooms
One&Only Ocean Club	The Bahamas	100.0%	106
One&Only Palmilla(1)	Mexico	50.0%	172
One&Only Le Saint Géran(2)	Mauritius	20.4%	163
One&Only Le Touessrok(2)	Mauritius	20.4%	200
One&Only Kanuhura	Maldives	20.0%	100
One&Only Royal Mirage	Dubai	0%	466
Sugar Beach Resort(2)	Mauritius	20.4%	238
La Pirogue Hotel(2)	Mauritius	20.4%	248
Le Coco Beach Hotel(2)	Mauritius	20.4%	333

(1)
As of January 1, 2004, pursuant to our adoption of Interpretation No. 46R, "Consolidation of Variable Interest Entities," issued by the Financial Accounting Standards Board, we determined that the One&Only Palmilla, a previously unconsolidated 50% owned equity method investment, must be consolidated as the operating agreement contains a provision which gives Kerzner's 50% joint venture partner the right to cause us to acquire the remaining 50% interest. This resulted in an increase in revenues and expenses in the first half of 2004, however, it had no impact on consolidated net income or earnings per share.

(2)
Interest owned through Sun Resorts Limited.

        The following properties are currently under development and are expected to be marketed under the One&Only brand:

Property	Location	Percentage Ownership	Number of Rooms
Cape Town	South Africa	(1)	150
Reethi Rah	Maldives	0%	130
Saratoga	Cuba	0%	100

(1)
Minority interest to be determined.

        In The Bahamas, we own and operate the One&Only Ocean Club (the "Ocean Club"), a high-end luxury resort hotel with 106 rooms and suites located on Paradise Island, The Bahamas. The Ocean Club also features a 7,159-yard championship golf course designed by Tom Weiskopf and a clubhouse with 120 luxury oceanfront home sites situated around the golf course. During May 2003, the Ocean Club was named best luxury resort in the Atlantic/Caribbean region by Departures, the luxury lifestyle magazine published exclusively for American Express Platinum and Centurion card members. The Ocean Club received Condé Nast Traveler magazine's 2004 Readers' Choice Award for the best Atlantic Resort. The property achieved an average occupancy of 79% and an average daily room rate of $722 during 2003, compared to 68% and $695, respectively, in 2002. As part of the Phase III expansion discussed above, we have completed the development of three high-end luxury villas.

        In September 2002, we purchased a 50% ownership interest in the One&Only Palmilla ("Palmilla"), a deluxe five-star property located near Cabo San Lucas in Baja, Mexico, for approximately $40.8 million, including transaction costs. Palmilla is located on what we believe to be an outstanding site with the most extensive beach coverage of any of the leading hotels in Cabo San Lucas. Palmilla also features a 27-hole Jack Nicklaus-designed championship golf course. We have entered into a long-term management and development agreement related to the property that will expire in 2022. Palmilla had its grand reopening in February 2004 after the completion of an approximate $102 million renovation and expansion that increased the room count to 172 rooms and significantly upgraded the resort's amenities and public areas. Palmilla was rated as one of the "Top 25 International Golf Resorts" in 2002 by Condé Nast Traveler magazine. Palmilla received Condé Nast Traveler magazine's 2004 Readers' Choice Award for the best Latin American Resort.

        In Mauritius, located in the Indian Ocean, we manage and own interests in five beach resorts that cater primarily to luxury and middle-market tourists from Europe and southern Africa. The One&Only Le Saint Géran ("Le Saint Géran") and the One&Only Le Touessrok ("Le Touessrok") offer five-star accommodations, and we believe that these properties are among the finest beach resorts in the world. Le Saint Géran and Le Touessrok have been rated as among the world's finest leisure hotels by Condé Nast Traveler magazine. Le Saint Géran, which is classical in style, also was voted "Hotel of the Year 2002" by Tatler magazine in the United Kingdom. We completed a major redevelopment of Le Touessrok in December 2002. The resort includes new restaurants, a new spa, a new championship golf course (completed in November 2003) and other amenities to enhance its position in the luxury resort market.

        In the Maldives, located approximately 600 miles southwest of the southern tip of India, we manage and own an interest in the One&Only Kanuhura ("Kanuhura"), a 100-room luxury resort located on Kanuhura Island. Kanuhura was selected as "Hideaway of the Year 2001" by readers of Hideaway magazine. We have also entered into management and development agreements for a 130-room luxury resort, Reethi Rah, which is currently being constructed in the Maldives, on Kaafu Atoll, that we expect to open in 2005.

        In the Middle East, we manage the One&Only Royal Mirage ("Royal Mirage") in Dubai, a luxury 466-room hotel, the first phase of which opened in August 1999. We assisted in the expansion of the Royal Mirage, which opened at the end of 2002. The expansion of the property featured 225 new luxury rooms, including a 50-room ultra high-end boutique hotel.

United Kingdom

  Development of Resort Casinos in London, East Manchester and Glasgow

        On July 13, 2004, we announced our appointment as the preferred developer with respect to the development and management of gaming, hotel and entertainment facilities in two key markets in the United Kingdom ("U.K."). The proposed sites for the projects are the Scottish Exhibition + Conference Centre ("SECC") in Glasgow and Sportcity in East Manchester. We have entered into negotiations of binding agreements for both of these projects. These developments are part of major regional regeneration projects supported by the respective council for each city. Each of these projects was the subject of a competitive bidding process.

        In addition, on July 13, 2004, we also announced that we had entered into a binding agreement with affiliates of Anschutz Entertainment Group for the development and operation of a casino and hotel resort facility at the Millennium Dome in London (the "Dome").

        These three proposed developments, which are subject to the passage of gaming reform legislation in England and Scotland, are all expected to meet the "Resort" or "Regional Casino" criteria defined by the Department of Culture, Media and Sport and the Parliamentary Joint Committee which reviewed the draft Gambling Bill. This legislation has recently passed its Second Reading in Parliament.

        The three developments are subject to certain conditions, including the receipt of applicable regulatory, municipal, regional and other approvals, and a maximum effective tax on gaming revenue of not more than 25%. As noted above, the SECC and Sportcity developments are also subject to the negotiation and execution of binding agreements. If all of the necessary conditions are satisfied by 2005, we expect these development projects to be completed during 2007. In connection with each project, we will be responsible for the financing, development and operation of a casino and hotel. We estimate the aggregate cost of the facilities to be developed by us to total approximately $1 billion.

Scottish Exhibition + Conference Centre, Glasgow

        In October 2003, SEC Limited announced a master plan outlining the future of the SECC in the form of a major development. This project, named "QD2" because it marks the second redevelopment of Queen's Dock in Glasgow (the first being the construction of the SECC in 1985), plans to transform the SECC's 64-acre site into a complete exhibition, conference and entertainment complex. The SECC is currently the largest integrated conference and exhibition centre in the U.K.

        The QD2 project is planned to involve over $1 billion of new investment and includes the construction of a purpose-built arena. SEC Limited has appointed us as preferred developer to build Scotland's first destination resort casino as part of the overall development. Construction of the proposed $300 million resort casino and hotel complex is projected to be completed in 2007.

Sportcity, East Manchester

        A consortium led by us and Manchester-based Ask Developments (and including several other partners) has been selected by the Manchester City Council to develop an approximately $500 million project incorporating casino, hotel, family entertainment, sports and residential components at Sportcity, East Manchester. Already the home of the Manchester City Football Club and other sports facilities built for the last Commonwealth Games, Sportcity would gain significant additions, including a casino, hotel, 4,000-seat multi-purpose arena and ice rink, together with other indoor sporting facilities, as well as a residential development. We estimate the casino and hotel to be an approximately $350 million project.

Millennium Dome, London

        In June 2004, the Office of the Deputy Prime Minister announced the successful completion of all commercial contracts and planning negotiations among the national regeneration agency, English Partnerships, Peninsula Meridian Delta Ltd, Anschutz Entertainment Group and the Greenwich Council. These arrangements are expected to lead to the regeneration of the Greenwich Peninsula, which will include extensive new commercial facilities as well as homes, schools, nursery and health provision, transportation infrastructure and the development of a world-class entertainment and sports arena within the Dome.

        Anschutz Entertainment Group expects to develop a 20,000-seat entertainment and sports arena within the Dome, known as the "Dome Arena." The Dome Arena will also operate as a fully flexible exhibition space. In addition to the Dome Arena, the Dome project will include entertainment, leisure and retail facilities. We previously announced in September 2003 an agreement to participate in a development of this type. On July 13, 2004, we identified the project as the Dome. Pursuant to our agreement with Anschutz Entertainment Group, we plan to develop and operate an approximately $350 million resort casino and hotel.

  Wembley Investment

        On March 10, 2004, we announced that we entered into a joint venture, BLB Investors, L.L.C. ("BLB"), with an affiliate of Starwood Capital Group, L.L.C. ("Starwood") and an affiliate of Waterford Group, L.L.C. ("Waterford") for the purpose of acquiring an interest in Wembley plc ("Wembley"), which owns gaming and track operations in the United States and race tracks in the United Kingdom. BLB is owned 37.5% by each of us and Starwood, with Waterford owning the balance of 25%. We also announced BLB's acquisition of approximately 22% of Wembley's outstanding shares in a series of private transactions.

        On April 20, 2004, after a series of offers and counteroffers by MGM Mirage and BLB, BLB submitted a cash tender offer to acquire all of the outstanding shares of Wembley at 860 pence per share. This tender offer received the recommendation of the Wembley board of directors. On July 5, 2004, BLB announced that its offer to acquire all of Wembley's outstanding shares had lapsed due to the failure of the condition that it receive valid acceptances from at least 90% of Wembley's outstanding shares. BLB retains a 22.2% stake in Wembley and is committed to working with Wembley to maximize shareholder value.

  United Kingdom Gaming License

        In April 2003, we agreed to acquire from London Clubs International plc ("LCI") a gaming license and property located in the city of Northampton, England. Northampton is approximately 75 miles northwest of London and approximately 1.3 million people live within 25 miles of the city. On March 30, 2004, we announced that the Gaming Board for Great Britain had granted us a Certificate of Consent, which has enabled us to apply for the transfer of the LCI license into our name and proceed with our plans for a casino in Northampton. We expect to develop and operate a 30,000 square foot facility in Northampton. We estimate the development cost to be approximately $15 million. We have commenced construction on this project and expect the casino facility to open in 2005.

Strategic Investment by Istithmar PJSC

        On July 16, 2004, we announced a strategic investment in our ordinary shares by Istithmar, our partner in the development of Atlantis, The Palm. This transaction closed on August 10, 2004. As part of this arrangement, Istithmar purchased 4.5 million ordinary shares for an aggregate price of $225.0 million. As of November 11, 2004, Istithmar held approximately 12.7% of our issued and outstanding ordinary shares.

        Istithmar purchased 3.0 million newly issued ordinary shares directly from Kerzner for $153.8 million ($51.25 per share). We intend to use the proceeds from the issuance of the 3.0 million ordinary shares to fund future capital expenditures and investments and for general corporate purposes. Of the remaining 1.5 million ordinary shares, Istithmar purchased 1.3 million shares from Caledonia Investments plc and 200,000 shares from Cement Merchants S.A. at a price of $47.50 per share, the market price at the time the purchase agreements were executed. Istithmar paid an average per share price of $50 for its aggregate acquisition of 4.5 million ordinary shares.

        In connection with this transaction, our Board of Directors will increase from five to seven members. A representative of Istithmar will take a seat on our Board of Directors following receipt of regulatory approval with respect to its nominee and the remaining seat will be taken by our Chief Executive Officer, Howard B. Kerzner.

Destination Resort Casino in Morocco

        On July 22, 2004, we announced that Kerzner and two local Moroccan partners, Societe Maroc Emirates Arabs Unis de Developpement ("SOMED") and Caisse de Dépôt et de Gestion ("CDG"), had collectively entered into an agreement with the Government of the Kingdom of Morocco (the "Government") for the development of a destination resort casino through the formation of a joint venture. In addition, Kerzner, SOMED and CDG entered into a binding agreement with respect to the ownership, development and management of this resort.

        The greenfield site is located near El Jadida, which lies approximately 50 miles southwest of Casablanca. This site includes three miles of beachfront along Morocco's Atlantic coast. Approximately an hour's drive from Casablanca, Morocco's largest city with a population of 3.5 million, the site provides for easy access to-and-from Casablanca International Airport, which currently receives daily flights from 22 European cities. Access to the area is supported by a rail network as well.

        The cost of the project is estimated at $230 million and is expected to consist of a 600-room hotel, an 18-hole golf course, convention space, restaurants and a casino. As part of its agreement with the Government, the joint venture has negotiated exclusive rights to conduct gaming operations within a territory that includes the cities of Casablanca and Rabat, an area with a combined population of nearly 4 million. This agreement provides for a 15-year period of exclusivity, which commences once construction of the project is complete.

        We will own 50% of the joint venture, requiring Kerzner to commit up to $47 million. SOMED and CDG will provide the majority of the remaining equity requirement. While we will have the ability to reduce our initial equity interest in the project, we have undertaken to hold at least a 34% equity interest in the project. The balance of the required financing is expected to be raised in the local Moroccan debt markets. We expect to commence construction of the project in 2005 and to complete the project during 2007.

        We expect to enter into long-term management and development agreements with the joint venture. The development of this project is subject to obtaining financing as well as certain other conditions, including the receipt of all applicable regulatory, municipal, regional and other approvals.

        SOMED is an investor with interests in various industries, including the hospitality industry. SOMED is 50% owned by the Abu Dhabi Development Fund and 30% owned by the Government, with the remaining interests being institutionally owned. CDG is the governmental entity that invests Morocco's pension funds and is one of the country's leading institutional investors.

        Our principal executive offices are located at Coral Towers, Paradise Island, The Bahamas. Our telephone number is (242) 363-3000. Our corporate website is located at www.kerzner.com. Information contained in our website is not incorporated by reference into this prospectus or any prospectus supplement.

THE OFFERING

        The following summary contains basic information about the notes and our ordinary shares issuable upon conversion thereof and may not contain all of the information that may be important to you. For a more complete description of the notes and our ordinary shares, see "Description of the Notes" and "Description of Capital Stock."

Issuer	Kerzner International Limited
Selling Security Holders	See "Selling Security Holders."
Securities Offered	$230 million principal amount of 2.375% Convertible Senior Subordinated Notes and our ordinary shares issuable upon conversion thereof.
Maturity Date of the Notes	April 15, 2024, unless earlier converted, redeemed or repurchased.
Interest on the Notes and Interest Payment Dates	The notes bear interest at an annual rate equal to 2.375%. Interest will be payable semi-annually in arrears on April 15 and October 15 of each year, commencing on October 15, 2004.
Ranking of the Notes
The notes are our unsecured senior subordinated obligations, rank junior to all of our existing and future senior debt, including debt under our revolving credit facility, and rank equal to our existing and future senior subordinated debt, including our $400 million of 8 7/8% Senior Subordinated Notes due 2011 (our "8 7/8% senior subordinated notes"). The notes are effectively subordinated to our existing and future secured indebtedness, including indebtedness under our revolving credit facility, to the extent of the value of the assets securing that secured indebtedness. The notes are not guaranteed by our subsidiaries and so they are effectively subordinated to our subsidiaries' existing and future liabilities. Because our 8 7/8% senior subordinated notes are co-issued by Kerzner International North America, a wholly owned subsidiary ("KINA"), and guaranteed by substantially all of our subsidiaries, the notes will be effectively subordinated to our 8 7/8% senior subordinated notes. As of September 30, 2004, our subsidiaries had approximately $136.6 million of trade payables and accrued liabilities (including capital creditors and excluding guarantees of indebtedness under our revolving credit facility, our 8 7/8% senior subordinated notes and intercompany indebtedness).

As of September 30, 2004, we had $1.6 million of senior secured indebtedness outstanding in the form of capitalized leases (which includes $0.5 million related to the One&Only Palmilla), $1.6 million of undrawn letters of credit outstanding under our revolving credit facility, $500.0 million of availability under our revolving credit facility, $400.0 million of outstanding 8 7/8% senior subordinated notes and $85.4 million of debt associated with the senior credit facility at the One&Only Palmilla.

Conversion Rights of the Notes
You may convert your notes into cash and our ordinary shares at an initial conversion rate of 17.1703 shares per $1,000 principal amount of the notes (equal to a conversion price of approximately $58.24 per share), subject to adjustment upon certain events, only under the following circumstances:
•
during any fiscal quarter commencing after April 5, 2004, if the closing sale price of our ordinary shares for at least 20 trading days during the 30 consecutive trading days ending on the last trading day of the prior fiscal quarter is more than 120% of the conversion price per share on such trading day;
	•	if the notes are called for redemption and the redemption has not yet occurred;
•
during the five trading day period immediately after any five consecutive trading day period in which the trading price of $1,000 principal amount of the notes for each day of such period was less than 95% of the product of the closing sale price of our ordinary shares on such day multiplied by the number of ordinary shares issuable upon conversion of $1,000 principal amount of the notes; or
	•	upon the occurrence of specified corporate transactions as described under "Description of the Notes—Conversion Upon Specified Corporate Transactions."

Subject to certain exceptions described in "Description of the Notes," once the notes are tendered for conversion, the value (the "Conversion Value") of the cash and ordinary shares, if any, you will receive for converting $1,000 principal amount of the notes will be determined by multiplying the conversion rate by the Ten Day Average Closing Share Price (as defined below). We will deliver the Conversion Value to you as follows: (1) an amount in cash (the "Principal Return") equal to the lesser of (a) the aggregate Conversion Value of the notes to be converted and (b) the aggregate principal amount of the notes to be converted, (2) if the aggregate Conversion Value of the notes to be converted is greater than the Principal Return, an amount in whole shares (the "Net Shares"), determined as set forth below, equal to such aggregate Conversion Value less the Principal Return (the "Net Share Amount"), and (3) an amount in cash in lieu of any fractional ordinary shares. We will pay the Principal Return and cash in lieu of fractional shares and deliver the Net Shares, if any, as promptly as practicable after determination of the Net Share Amount. The number of Net Shares to be paid will be determined by dividing the Net Share Amount by the Ten Day Average Closing Share Price. The Ten Day Average Closing Share Price will be the average of the closing prices of our ordinary shares on the NYSE on the ten consecutive trading days beginning on the second trading day following the day the notes are submitted for conversion.

In certain circumstances the conversion price will be subject to adjustment. See "Description of the Notes—Conversion Price Adjustments."

If we declare a cash dividend or cash distribution to all or substantially all of the holders of our ordinary shares, the conversion price will be decreased to equal the price determined by multiplying the conversion price in effect immediately prior to the record date for such dividend or distribution by the following fraction:
(Pre-Dividend Sale Price-Dividend Adjustment Amount) (Pre-Dividend Sale Price)

"Pre-Dividend Sale Price" means the average ordinary share price for the three consecutive trading days ending on the trading day immediately preceding the record date for such dividend or distribution. "Dividend Adjustment Amount" means the full amount of the dividend or distribution to the extent payable in cash applicable to one ordinary share.

The "ordinary share price" on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date for our ordinary share as reported in composite transactions on the principal U.S. securities exchange on which our ordinary shares are traded or, if our ordinary shares are not listed on a U.S. national or regional securities exchange, as reported by The Nasdaq System.
A "trading day" means any regular or abbreviated trading day of the NYSE.
Upon conversion of the notes, you will not receive any additional cash payment representing accrued but unpaid interest or additional interest, if any.
See "Description of the Notes—Conversion Rights."
Sinking Fund	None.
Optional Redemption of the Notes by Us
Beginning on April 21, 2014, we may redeem the notes, in whole or in part, at any time for cash at a redemption price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest (including additional interest, if any) up to but not including the redemption date. See "Description of the Notes—Optional Redemption of the Notes."

Redemption of the Notes Based upon Gaming Laws
The notes are subject to redemption requirements imposed by gaming laws and regulations of gaming authorities in jurisdictions in which we conduct gaming operations. See "Description of the Notes—Required Regulatory Redemption."
Optional Tax Redemption of the Notes
Under certain circumstances, we may redeem the notes in whole but not in part at a price in cash equal to the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the redemption date. See "Description of the Notes—Optional Tax Redemption."
Repurchase of the Notes at the Option of the Holder
You may require us to repurchase some or all of your notes on April 15, 2014 or April 15, 2019 at a repurchase price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest (including additional interest, if any) up to but not including the repurchase date, payable in cash. See "Description of the Notes—Repurchase of the Notes at the Option of the Holder."
Purchase of the Notes by Us Upon a Change in Control
If a change in control (as defined in "Description of the Notes—Right to Require Repurchase of Notes Upon a Change in Control") occurs prior to maturity of the notes, you will have the right, at your option, to require us to repurchase some or all of your notes for a period of time after the change in control. The repurchase price will be equal to 100% of the principal amount of the notes, plus accrued and unpaid interest (including additional interest, if any) up to but not including the repurchase date, payable in cash.
Use of Proceeds	We will not receive any of the proceeds of the sale by the selling security holders of the notes or the ordinary shares into which the notes may be converted.
Book-Entry Form
The notes were issued in book-entry form and are represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of a nominee of DTC. Beneficial interests in any of the securities are shown on, and transfers will be effected only through, records maintained by DTC or its nominee, and any such interests may not be exchanged for certificated shares, except in limited circumstances. See "Book-Entry Form."

Listing of Our Ordinary Shares	Our ordinary shares are listed on the NYSE under the symbol "KZL."
Risk Factors
See "Risk Factors" and the other information in, and incorporated by reference into, this prospectus for a discussion of factors you should carefully consider before deciding to invest in the notes and the ordinary shares issuable upon conversion thereof.
Trading
The notes originally sold in private placement transactions are eligible for trading in the PORTAL Market of the National Association of Securities Dealers, Inc. Notes sold using this prospectus, however, will no longer be eligible for trading in the PORTAL Market. We do not intend to list the notes on any other national securities exchange or on any automated quotation system.

RISK FACTORS

        Investing in the notes involves a high degree of risk. You should carefully consider the following risks, as well as the other information contained in this prospectus and the documents incorporated by reference in this prospectus, in evaluating us, our business and an investment in the notes and the ordinary shares issuable upon conversion thereof. If any of the following risks actually occurs, our business, financial condition, operating results or prospects could be seriously harmed. In that case, the trading price of the notes could decline, and you might lose all or a part of your investment. You should refer to the information set forth in this prospectus as well as the documents and financial statements incorporated by reference in this prospectus.

Risks Related to Our Business

The resort and casino industries are highly competitive and increases in competition could adversely affect our financial performance.

        Our properties compete with other resorts, hotels and casinos, including land-based casinos, riverboat, dockside and cruise ship casinos and other forms of gaming, as well as other forms of entertainment. If other properties operate more successfully, if existing properties are enhanced or expanded or if additional hotels or casinos are established in and around the markets where we conduct business, we may lose market share. In particular, the expansion, upgrade or construction of competing resort or casino properties in or near any market from which we attract or expect to attract a significant number of customers could have a significant adverse effect on our business, financial condition or results of operations.

        A number of our competitors are larger and have greater financial and other resources than we do. In addition, a number of jurisdictions have legalized gaming and other jurisdictions are considering the legalization and/or expansion of gaming. This could open markets in which we currently compete to new entrants and could create new markets that may compete as tourist destinations. Our gaming operations compete, and will in the future compete, with all forms of existing legalized gaming and with new forms of gaming that may be legalized in the future. Our competitive position could be materially adversely affected by larger competing companies, new entrants, new markets and new forms of gaming, and our revenues could decline, harming our financial condition.

New projects and expansion and renovation efforts are inherently subject to significant development and construction risks.

        We regularly evaluate potential development opportunities and engage in expansion, development and renovation projects at properties that we develop or operate, including expansions, developments and upgrades of our Paradise Island and luxury resort properties. Each of these projects, including the Phase III expansion on Paradise Island, the development of Atlantis, The Palm in Dubai, the three proposed development projects in the United Kingdom and the proposed development project in Morocco, will be subject to the many risks in expanding or renovating an existing enterprise or developing new projects, including unanticipated design, construction, regulatory, environmental and operating problems, and the significant risks commonly associated with implementing an expansion strategy in new markets. In particular, any such projects is subject to the risks associated with the following:

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  the availability of financing and the terms and covenants in our revolving credit facility and other debt;

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  shortages in materials;

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  insufficient public infrastructure improvements or maintenance;

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  shortages of skilled labor or work stoppages;

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  unforeseen construction, scheduling, engineering, environmental or geological problems;

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  weather interference, floods, fires or other casualty losses;

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  failure to obtain required licenses, permits or approvals;

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  difficulties and uncertainties associated with the regulatory environment in non-U.S. jurisdictions;

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  regulatory or private litigation arising out of projects; and

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  unanticipated cost increases and budget overruns.

        For example, many of our projects are subject to regulation at the national, state and local levels in their respective jurisdictions, which could adversely affect the progress of our projects. In order to proceed with projects, we may need to, among other things, notify authorities of our proposals or submit environmental statements. We could be sanctioned for any failure to follow any of these procedures, including fines or even temporary closure of our work sites. We cannot guarantee that we will be successful in obtaining required permits and approvals. Delays and compliance costs associated with our projects as a result of regulatory obstacles could have a material adverse effect on our business, financial condition or results of operations.

        The anticipated costs and construction period for projects are based upon budgets, conceptual design documents and construction schedule estimates prepared by us in consultation with architects and contractors. The cost of any project may vary from initial expectations, and we, or the owners of the property, may have a limited amount of capital resources to fund cost overruns on any project. If cost overruns cannot be financed on a timely basis, the completion of one or more projects may be delayed until adequate funding is available. The completion dates of development projects could also differ significantly from expectations for construction-related or other reasons. We cannot ensure that any project will be completed, if at all, on time or within established budgets. Significant delays or cost overruns on projects could have a material adverse effect on our business, financial condition or results of operations.

        Litigation may also impede or delay our ability to complete construction or expansion projects. We have on occasion been named as a defendant in lawsuits brought to delay, alter or enjoin projects in which we have been involved. If litigation is successfully brought against us as a result of our expansion or renovation projects around the world, it could have a material adverse effect on our business, financial condition or results of operations.

        In addition, although we design our projects for existing facilities to minimize disruption of business operations, expansion and renovation projects require, from time to time, portions of the existing operations to be closed or disrupted. Any extended disruptions in our operations could have a material adverse effect on our business, financial condition or results of operations.

If we are unable to finance our expansion, development and renovation projects as well as capital expenditures through cash flow and borrowings, our expansion, development and renovation efforts could be jeopardized.

        If we are unable to finance existing or future projects with cash flow from operations or borrowings, we will have to adopt one or more alternatives, such as reducing or delaying planned expansion, development and renovation projects and other capital expenditures, selling assets, restructuring indebtedness, obtaining equity financing or joint venture partners or modifying our revolving credit facility. These sources of funds may not be sufficient to finance existing or future projects, and other financing may not be available on acceptable terms, in a timely manner or at all. In addition, our revolving credit facility and the indenture governing our 8 7/8% senior subordinated notes contain certain restrictions on our ability to incur additional indebtedness, and our future indebtedness will likely contain similar restrictions. If we are unable to secure additional financing, we could be forced to limit or cancel expansion, development or renovation projects, which may adversely affect our business, financial condition or results of operations.

We are subject to extensive governmental gaming regulations, which may harm our business.

        Our operation of gaming facilities is subject to extensive governmental regulations. Regulatory authorities typically require various registrations, licenses, findings of suitability and approvals to be held by operators of gaming facilities. The regulatory authorities in these jurisdictions generally have broad discretion in the granting, renewal, suspension and revocation of licenses and require that such registrations, licenses, findings and approvals be renewed or updated periodically. Our necessary key personnel and we are currently qualified to do business in all the jurisdictions in which we operate gaming facilities. We cannot assure you that any new or permanent licenses, permits or approvals that may be required by us, our key employees and our partners, if applicable, in the future will be granted or that our existing licenses, permits and approvals will be renewed or will not be suspended or revoked in the future. The failure to receive or renew licenses or the suspension or revocation of licenses could harm our reputation and result in a loss of revenues, which could materially adversely affect our business, financial condition or results of operations.

Our gaming operations are subject to significant taxation and fees that, if increased, could harm our profitability.

        Our gaming operations are subject to significant taxation and fees. Such taxes and fees are subject to increase at any time. We pay substantial taxes and fees with respect to our gaming operations in The Bahamas and Connecticut and will likely incur significant taxes and fees in any other jurisdictions, including the United Kingdom and Morocco, in which we conduct gaming operations in the future. Any material increase in existing taxes and fees, the adoption of new taxes or fees or the loss or reduction of any existing or future tax incentives could have a material adverse effect on our profitability.

Our business is seasonal and severe weather conditions could adversely affect our business, results of operations or financial condition, or further increase our insurance premiums and deductibles.

        Historically, our revenues and operating profits in The Bahamas have been higher during the first quarter, the prime tourist season, than in successive quarters. Higher revenues and earnings are typically realized from the Mauritius properties during the fourth quarter of the year and from Mohegan Sun during the second and third quarters of the year. If any of these properties were unable to accommodate guests during such periods for any reason, including disruptions caused by weather, our revenues and profits could be adversely affected.

        The Bahamas, Mexico and Mauritius are subject to tropical weather and storms, which, if severe, could adversely affect our operations and tourism. Similarly, inclement weather can adversely affect the revenues that we derive from Mohegan Sun, as the principal means of transportation to this property is automobile or bus. In September 1999, Hurricane Floyd, a hurricane rated by the United States National Weather Service as a category five, its highest rating, passed within 60 miles of Paradise Island. Our Paradise Island properties suffered approximately $45.0 million of property damage that took three months to repair. This property damage was covered by our insurance policies in place at that time.

        In November 2001, Hurricane Michelle impacted our Paradise Island properties. Although the storm caused minimal disruption to our operations, our properties (other than Harborside at Atlantis, Paradise Island, which was closed from August 2002 through December 2002 due to water damage resulting primarily from Hurricane Michelle) suffered approximately $28.3 million in damage that was substantially covered by our insurance policies. The approximate $28.3 million in property damage at our Paradise Island properties excluded our $6.9 million and $1.8 million share of construction remediation costs at Harborside in 2002 and 2003, respectively.

        In September 2004, Hurricane Frances passed just to the north of Paradise Island. Costs associated with Hurricane Frances were $4.6 million, which primarily consisted of clean up and repair costs and complimentary goods and services to guests of $3.4 million and a loss on damaged assets of $1.2 million. While we have an "all risk" insurance policy that covers these types of losses, the total amount of loss was less than the deductible under our policy.

        We cannot assure you that our business and, consequently, our results of operations or financial condition, will not be adversely affected by severe weather conditions in the future, which could cause significant damage and suspension in service provided to our patrons, further increases in our insurance premiums and per occurrence deductibles or cancellations of, or decreases in, our coverage and harm to our business.

Work stoppages and other labor disputes could harm our financial condition and results of operations.

        In The Bahamas, a union represents approximately 3,700 of our approximately 5,900 employees. We participate in an employer association whose existing contract with the union will expire on January 7, 2008. Labor relations in The Bahamas have been unstable at times over the last few years and there have been occasional work stoppages. As the country's largest private employer, we are sometimes the target of labor disputes. Any protracted labor disputes or work stoppages affecting any of the properties that we own or operate could reduce our revenues. In addition, many of the public sector industries in The Bahamas, such as electricity, telecommunication and airport facilities, are unionized. The Bahamian government's labor relations with these unions have been unstable at times and there have been work stoppages on occasion that have been disruptive to our business.

Lack of sufficient air service could adversely affect our revenues and profits.

        Most patrons of our Paradise Island, One&Only and other hotel operations arrive by air. Although we consider the current level of air service to our properties in The Bahamas, Mauritius, Mexico, Dubai and the Maldives to be adequate, any interruption or reduction of air service to any such locations could restrict the growth of our businesses, negatively affect our competitive position and adversely affect our revenues and profits.

We are subject to environmental, health and safety laws and regulations and our noncompliance or a significant regulatory change could adversely affect our business, results of operations or financial condition.

        Our operations are regulated under a number of federal, provincial, state and local laws and regulations that govern, among other things, the handling of waste materials, some of which are classified as hazardous materials, and the discharge of hazardous materials into the environment. Our operations are subject to stringent regulations relating to protection of the environment and waste handling. In addition to liability for our own noncompliance, these laws and regulations may expose us to liability for the noncompliance of other parties, without regard to whether we were negligent. Sanctions for noncompliance with applicable environmental laws and regulations may include administrative, civil and criminal penalties, revocation of permits and corrective action orders.

        Furthermore, we may be liable for costs for environmental cleanup at currently or previously owned or operated properties or off-site locations. Our failure to comply with existing laws or regulations, the adoption of new laws or regulations with additional or more rigorous compliance standards or the more vigorous enforcement of environmental laws or regulations could significantly harm our business by increasing our expenses and limiting our future opportunities.

We do not own, manage or control Mohegan Sun and the revenues that we derive from Mohegan Sun are therefore outside of our control.

        In 2003, we earned $35.7 million, or approximately 37% of our income from operations, from TCA, which is party to a relinquishment agreement with the Mohegan Tribal Gaming Authority. Pursuant to the agreement, in exchange for relinquishing its right to manage Mohegan Sun, TCA is entitled to receive 5% of Mohegan Sun's gross revenues through December 2014. As a result, decisions that affect Mohegan Sun's business or operations, and therefore the revenues that TCA earns under the agreement, are outside of our control.

A small number of our shareholders control a significant percentage of our ordinary shares and are able to control decisions affecting our company.

        As of November 11, 2004, Caledonia Investments plc ("Caledonia") and Istithmar had the right to vote approximately 14.3% and 12.7%, respectively, of our issued and outstanding ordinary shares. In addition, Baron Capital Group, Inc. ("Baron"), Cement Merchants SA ("CMS") and FMR Corp. ("FMR") beneficially owned approximately 16.5%, 8.8% and 9.7%, respectively, of our issued and outstanding ordinary shares. As of November 11, 2004, The Kerzner Family Trust and its subsidiary, World Leisure Group ("WLG"), both of which are controlled by Mr. Solomon Kerzner, beneficially owned approximately 14.6% of our issued and outstanding ordinary shares. If any combination of our major shareholders act together, they may be able to effectively control the outcome of substantially all matters requiring shareholder approval, including the election of our directors, thereby controlling our management, policies and business operations. For example, our major shareholders could combine to use this voting power to block our ability to obtain certain types of financing for development plans, renovations or expansions, which could materially adversely affect our ability to develop our business and pursue our strategies.

You may have difficulty enforcing judgments against us or our directors or management that reside outside the United States.

        Kerzner is an international business company incorporated under the laws of the Commonwealth of The Bahamas. Certain of our directors and executive officers reside outside the United States. In addition, a substantial portion of the assets of our directors and officers and of our assets are located outside the United States. As a result, it may be difficult or impossible to:

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  effect service of process within the United States upon us or these persons; or

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  enforce, against us or these persons, in the United States, court judgments obtained in U.S. courts, including judgments relating to U.S. federal securities laws.

It is unlikely that Bahamian courts would entertain original actions against Bahamian companies, their directors or officers predicated solely upon U.S. federal securities laws. Furthermore, judgments based upon any civil liability provisions of the U.S. federal securities laws are not directly enforceable in The Bahamas. Rather, a lawsuit must be brought in The Bahamas on any such judgment. Subject to consideration of private international law, in general, a judgment obtained after due trial by a court of competent jurisdiction, which is final and conclusive as to the issues in connection, is actionable in Bahamian courts and is impeachable only upon the grounds of fraud, public policy and natural justice.

We may have difficulty enforcing gaming debts in certain foreign jurisdictions or in certain jurisdictions within the United States, which could negatively affect our operating results.

        Gaming debts may not be legally enforced in certain foreign jurisdictions or in certain jurisdictions within the United States. A substantial portion of the customers at Atlantis, Paradise Island reside in the United States. As a result, we may be unable to collect gaming debts from our patrons who reside in such jurisdictions, which could negatively affect our operating results.

Reassessments of and changes to our business plans could hinder our development and result in charges or fees that could harm our financial condition and results of operations.

        We are regularly reviewing our business plans in light of a variety of factors, including the availability of financing, regulatory and political considerations, competition and other business and strategic concerns. As a result of such assessments, our management may choose to change such plans, which could result in failure to expand and could also cause us to incur fees or charges. We cannot assure you that we will carry forward and complete any proposed business plans.

Energy price increases may adversely affect our cost of operations and our revenues.

        Resorts use significant amounts of electricity, natural gas and other forms of energy. Although we have not experienced shortages of energy, substantial increases in the cost of electricity or natural gas may negatively affect our operating results. The extent of any impact is subject to the magnitude and duration of the energy price increases and could be material. In addition, energy price increases in locations that constitute a significant source of customers for our properties could result in a decline in disposable income of potential customers and a decrease in visitation and spending at our properties, which could negatively impact revenues.

Additional increases in our insurance premiums and deductibles may increase our costs and impair our ability to obtain or maintain insurance on our properties.

        Due to changes in the insurance market arising prior to the September 11, 2001 terrorist attacks and the effects of such attacks, it has become more difficult and more expensive to obtain insurance. We may encounter difficulty in obtaining or renewing property or casualty insurance on our properties primarily due to the fact that we have a concentration of assets in one market which is subject to the potential negative impact of hurricanes. In addition, such insurance may be more limited and may not cover catastrophic risks or terrorist acts at current levels or at all. Even if we are able to renew our policies or to obtain new policies at levels and with limitations consistent with our current policies, we cannot be sure that we will be able to obtain such insurance at premium rates that are commercially reasonable. In addition to the "all risks" coverage described below, we have insured Atlantis, Paradise Island for up to $300.0 million per occurrence (and in an annual aggregate amount) from damages directly resulting from certain terrorist acts to cover property damage and related business interruption losses. If any such event were to affect all or part of one or more of our properties, it is possible that we would suffer a substantial loss beyond what is covered by our insurance policies.

        The amount of our "all risk" property and business interruption insurance with regard to our Paradise Island business (inclusive of a per occurrence deductible) in the 2003 policy year commencing June 1, 2003, was $175.0 million, as compared to $150.0 million in the 2002 policy year. ("Policy Years" are defined as June 1 of that year through May 31 of the following year.) As of June 1, 2004, we have renewed our "all risk" coverage, increasing the amount to $300.0 million per occurrence (and annually in the aggregate), resulting in no increases to the total premium or changes to deductibles. "All risk" insurance includes coverage for the windstorm related effects of hurricanes among other casualty losses.

        In 2002, with regard to our Paradise Island property insurance, our "all risk" premiums increased from approximately $4.6 million in the 2001 Policy Year to a total of approximately $14.1 million in the 2002 Policy Year, and Kerzner's deductibles also increased from $4.0 million per occurrence in 2001 to $15.0 million per occurrence with an annual aggregate deductible of $30.0 million. For the 2003 Policy Year, our premiums for Paradise Island property insurance decreased to $13.6 million with the deductibles remaining the same as the 2002 Policy Year. For the 2004 Policy Year, our premium for Paradise Island property insurance increased to $14.1 million. In light of the significant hurricane activity in the Caribbean during this hurricane season, our insurance premium and deductibles may significantly increase in subsequent years' insurance policies.

Acts of terrorism and war could adversely affect the travel market and reduce our operating revenues.

        The terrorist attacks of September 11, 2001 had a significant impact on the travel and tourism industries in which we operate. The significant reduction in both business and leisure air travel following that date significantly reduced visitation to all our properties, including our Paradise Island properties, during the fourth quarter of 2001, resulting in a significant decline in our operating results during this period. On March 19, 2003, the U.S. and coalition forces commenced a war with Iraq. Although the official combat in the war with Iraq ceased in May 2003, the U.S. and coalition forces still maintain a presence in Iraq and terrorist activities still remain a threat. These events, the potential for future terrorist attacks (domestically and in foreign locations where we may own, manage or be developing properties), the national and international responses to terrorist attacks and other acts of war or hostility have created many economic and political uncertainties, which could adversely affect our business and results of operations. Future acts of terror, anti-terrorist efforts, war or other armed conflicts involving the United States or other countries may again reduce our guests' willingness to travel, which could have a material adverse effect on the U.S. and global economies and on our business, results of operations and financial condition.

Additional risks may be associated with Atlantis, The Palm in Dubai.

        In September 2003, we entered into agreements to form a joint venture with Nakheel LLC, a government-owned entity in Dubai, to develop Atlantis, The Palm. Dubai is one of seven independent emirates that form the federation of the United Arab Emirates. The United Arab Emirates is located along the Persian Gulf, and bordered on the west by Saudi Arabia, on the north by Qatar and on the east by Oman. These states and others in the region, more specifically Bahrain and Kuwait, through an organization formed to strengthen relations among the six states, the Gulf Cooperation Council, maintain peaceful relations and cooperate on trade, regional defense and economic issues. Sheikh Zayed bin Sultan al-Nahayan served as President of the United Arab Emirates from 1971 to November 2, 2004, and Sheikh Maktoum bin Rashid al-Maktoum has ruled in Dubai since 1990. Although the Sheikh-led government appears to be stable and not subject to any significant local challenges, the September 11, 2001 terrorist attacks on the United States and the ongoing war in Iraq have both increased scrutiny and heightened tensions throughout the Middle East, including the United Arab Emirates. Al-Qaeda and other terrorist organizations, in their hostile campaign against supporters of the West, present a threat to stability in the Middle East. The United Arab Emirates maintains friendly relations with the United States. For example, it allowed U.S. troops to be stationed there in preparation for the invasion of Iraq in 2003 and it has pledged humanitarian assistance in the Iraqi reconstruction efforts and encouraged the United States to maintain security even after the handover of power to Iraqis on July 1, 2004. This support for the U.S. may increase the likelihood of attacks on the state by terrorist organizations. As publicly reported on May 5, 2004, Pakistani intelligence uncovered a plot by a small group of terrorists to hijack and possibly bomb a plane bound for the United Arab Emirates. The firm relationship between Saudi Arabia and the United States has in recent years led to a number of significant terrorist activities in Saudi Arabia and similar events could occur in the United Arab Emirates.

        At present the U.S. Department of State is concerned that terrorists may be planning to carry out attacks against Westerners and oil workers in the Gulf. Perceptions of the safety of the region could affect Atlantis, The Palm, as the viability of this undertaking is dependent on the continued growth of tourism in the region, primarily from Western Europe and Asia. Future acts of terrorism, anti-terrorist efforts, war or political and civil unrest in the region could have a material adverse effect on global economies, the economies of the Gulf States and in particular on the development of Atlantis, The Palm in Dubai. Dubai is generally viewed as the most progressive, open and pro-Western emirate. In addition, it is currently the only emirate that permits the sale of land to foreigners. With its relatively high profile, Dubai could represent a potentially attractive target to Islamic fundamentalist organizations.

        Atlantis, The Palm will be located at the center of the crescent, which forms the external border of The Palm, Jumeirah, a $1.5 billion land reclamation project in Dubai, and is expected to be connected to the rest of The Palm by a roadway tunnel and monorail. As with any reclamation project, there are inherent subsidence and liquefaction risks. The Company and Nakheel have been monitoring the site for subsidence, which to date has been isolated and not in excess of three millimeters. However, the Company has not monitored or had any opportunity to monitor other sites on The Palm for subsidence. In the event of unforeseeable subsidence on the site or on other sites on the Palm, we would expect at a minimum for there to be a material reduction in hotel bookings for Atlantis, The Palm and in day visitors to the water attractions, which in turn could have a material adverse impact on the operations and financial condition of Atlantis, The Palm. In the event of an earthquake, there is the risk of liquefaction. While there has not been recent significant seismic activity in the immediate vicinity of Dubai, earthquakes have recently occurred in Iran, Egypt and Syria. In addition, severe storms accompanied by high winds can develop over the Gulf. These storms could lead to surges and high wave heights that could erode or top the breakwater that has been erected on the Gulf-side of the site, thereby leading to flooding. Aside from the property damage that could occur from such floods, any such flooding could also damage the roads on the crescent or the monorail and its station, as well as flood the tunnel, which would limit or curtail ingress and egress to Altantis, The Palm. Any of these structural, climatic or geological events would likely have a material adverse impact on the site and operations of Atlantis, The Palm, including the extensive marine environment and animals that will be a key attraction of the resort. Nakheel and other developers have also announced other reclamation projects in Dubai of a similar scale to The Palm, Jumeirah. Should any of these reclamation projects suffer from any of these events, Atlantis, The Palm could be materially adversely affected. In addition, Atlantis, The Palm will have extensive water attractions, including large marine environments and sea life, which are expected to be a key attraction of the resort. Any such structural, climactic or geological events could materially damage these attractions, which could in turn have a material adverse affect on the resort as a whole.

Deterioration in general economic and market conditions could adversely affect our business.

        Our business is affected by general economic and market conditions, particularly in the United States and Europe. A large portion of our business at Atlantis, Paradise Island is generated by group convention sales and individual tour and travel. A recession or economic slowdown could cause a reduction in group sales bookings or the willingness or ability of tourists to book vacations at Atlantis, Paradise Island, which could materially adversely affect our operating results.

Risks Related to an Investment in the Notes and Our Ordinary Shares

Our substantial indebtedness could adversely affect our operations and financial results and prevent us from fulfilling our obligations under the notes.

        We have a significant amount of indebtedness. As of September 30, 2004, after giving effect to our offering of the notes, we had approximately $729.3 million of indebtedness and shareholders' equity of approximately $1,098.0 million.

        Our substantial indebtedness could have important consequences for you. For example, it could:

  •
  make it more difficult for us to satisfy our obligations with respect to the notes;

  •
  increase our vulnerability to general adverse economic and industry conditions;

  •
  require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, which would reduce the availability of our cash flow to fund working capital, capital expenditures, expansion efforts and other general corporate requirements;

  •
  limit our flexibility in planning for, or reacting to, changes in our business and industry;

  •
  place us at a competitive disadvantage to competitors with less indebtedness; and

  •
  limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds.

        Failure to comply with the covenants in the agreements governing our indebtedness could result in an event of default which, if not cured or waived, could have a significant adverse effect on us.

Servicing our indebtedness will require a significant amount of cash. Our ability to generate cash depends on many factors, some of which are beyond our control.

        Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund planned capital expenditures and expansion efforts depends on our ability to generate cash in the future. To some extent, this is subject to general economic, financial, competitive, legislative and regulatory factors and other factors that are beyond our control. In addition, our ability to borrow funds under our revolving credit facility in the future will depend on our continued compliance with certain financial covenants in the revolving credit facility and any amendments thereto.

        We cannot assure you that our business will generate cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness, including the notes, indebtedness under our existing revolving credit facility, our 8 7/8% senior subordinated notes or to fund our other liquidity needs. As a result, we may need to refinance all or a portion of such indebtedness on or before maturity. We cannot assure you that we will be able to refinance or amend the terms of any of our indebtedness on commercially reasonable terms or at all. Our inability to generate sufficient cash flow or refinance our indebtedness on commercially reasonable terms would have a material adverse effect on our financial condition, results of operations and ability to satisfy our obligations under the notes.

Your right to receive payment on the notes is junior to all of our senior indebtedness.

        The notes are our unsecured senior subordinated obligations, junior in right of payment to all of our existing and future senior indebtedness, including obligations under our revolving credit facility and are effectively subordinated to the debt and other obligations of our subsidiaries, including the guarantees of our 8 7/8% senior subordinated notes and the $46.5 million guarantee of the debt associated with the senior credit facility at the One&Only Palmilla. The notes are not secured by any of our assets, and as such they are also effectively subordinated to any secured indebtedness that we or our subsidiaries may have now or may incur in the future to the extent of the value of the assets securing that indebtedness.

        If we are declared bankrupt, become insolvent or are liquidated or reorganized, any indebtedness that ranks ahead of the notes will be entitled to be paid in full from our assets before any payment may be made with respect to the notes. In any such case, we cannot assure you that we would have sufficient assets to pay amounts due on the notes. As a result, holders of the notes may receive less, proportionally, than the holders of indebtedness senior to the notes. The subordination provisions of the indenture also provide that we can make no payment to you during the continuance of payment defaults on our senior indebtedness, and payments to you may be suspended for a period of up to 180 days if a non-payment default exists under our senior indebtedness. See "Description of the Notes—Subordination."

        At September 30, 2004, we had $1.6 million of senior secured indebtedness outstanding in the form of capitalized leases (which includes $0.5 million related to the One&Only Palmilla), $1.6 million of undrawn letters of credit outstanding under our revolving credit facility, $500.0 million of unused availability under our revolving credit facility, $400.0 million of outstanding 8 7/8% senior subordinated notes and $85.4 million of debt associated with the senior credit facility at the One&Only Palmilla. In addition, our revolving credit facility permits, subject to the terms and conditions of such agreement, the incurrence of additional indebtedness, some or all of which may be senior indebtedness. On July 7, 2004, we entered into an amended credit agreement with a syndicate of banks which increased our revolving credit facility to $500 million. See "Description of Other Indebtedness—Revolving Credit Facility."

We are a holding company and depend on the business of our subsidiaries to satisfy our obligations under the notes.

        We are a holding company and our subsidiaries conduct substantially all of our consolidated operations and own substantially all of our consolidated assets. Consequently, our cash flow and our ability to pay our indebtedness depends on our subsidiaries' cash flow and their payment of funds to us. Our subsidiaries may not be obligated to make funds available to us for payment on the notes or otherwise. In addition, our subsidiaries' ability to make any payments to us will depend on their earnings, the terms of their indebtedness, business and tax considerations, legal and regulatory restrictions and economic conditions. The ability of our subsidiaries to make payments to us is also governed by the gaming laws of certain jurisdictions, which may place limits on the amount of funds which may be transferred to us and may require prior or subsequent approval for any payments to us. Payments to us are also subject to legal and contractual restrictions.

The notes are junior to the indebtedness of our subsidiaries and are effectively subordinated to our 8 7/8% senior subordinated notes.

        The notes were issued by Kerzner International Limited and they are structurally subordinated to the existing and future claims of our subsidiaries' creditors, including any claims under the guarantees of our 8 7/8% senior subordinated notes. Holders of the notes are not creditors of our subsidiaries. Because our 8 7/8% senior subordinated notes are co-issued by KINA and guaranteed by substantially all of our subsidiaries, the notes are effectively subordinated to our 8 7/8% senior subordinated notes. Any claims of holders of the notes to the assets of our subsidiaries derive from our own equity interests in those subsidiaries. Claims of our subsidiaries' creditors generally have priority as to the assets of our subsidiaries over our own equity interest claims and therefore have priority over the holders of the notes. Our subsidiaries' creditors may include:

  •
  general creditors;

  •
  trade creditors;

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  secured creditors;

  •
  bank lenders, to the extent our subsidiaries have guaranteed our obligations under our revolving credit facility;

  •
  holders of our 8 7/8% senior subordinated notes; and

  •
  taxing authorities.

        As of September 30, 2004, as adjusted to give effect to the issuance and sale of the notes offered hereby, our subsidiaries had approximately $136.6 million of trade payables and accrued liabilities (including capital creditors and excluding guarantees of our indebtedness and intercompany indebtedness).

There are no restrictive covenants in the indenture governing the notes and we and our subsidiaries may still be able to incur substantially more indebtedness. This could further exacerbate the risks described above.

        The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payment of dividends, the incurrence of indebtedness, transactions with affiliates, incurrence of liens, or the issuance or repurchase of securities by us or any of our subsidiaries. We therefore may incur additional debt, including senior indebtedness. A higher level of indebtedness increases the risk that we may default on our indebtedness. Any indebtedness we may incur under our revolving credit facility will be senior to the notes. If new indebtedness is added to our and our subsidiaries' current debt levels, the related risks that we and they now face could intensify. We cannot assure you that we will be able to generate sufficient cash flow to pay the interest on our indebtedness or that future working capital, borrowings or equity financing will be available to pay or refinance such indebtedness.

Upon conversion of the notes, you may receive less proceeds than expected because the value of our ordinary shares may decline between the day that you exercise your conversion right and the day the value of your shares is determined.

        The Conversion Value that you will receive upon conversion of your notes is in part determined by the average of the closing prices per ordinary share on the NYSE for the ten consecutive trading days beginning on the second trading day immediately following the day the notes are tendered for conversion. Accordingly, if the price of our ordinary shares decreases after you tender your notes for conversion, the Conversion Value you receive may be adversely affected.

We may be unable to repurchase your notes as required under the indenture upon a change in control or on the specified dates at the option of the holder or pay you cash upon conversion of your notes.

        Upon a change in control, as defined in the indenture, and on April 15, 2014 and April 15, 2019, you will have the right to require us to repurchase your notes for cash. In addition, upon conversion of the notes, you will have the right to receive a cash payment. If we do not have sufficient funds to pay the repurchase price for all of the notes you tender upon a change in control, the cash due upon repurchases of the notes on April 15, 2014 or April 15, 2019, or the cash due upon conversion, an event of default under the indenture governing the notes would occur as a result of such failure. The occurrence of certain of the events that would require us to repurchase the notes may constitute a default under our revolving credit facility. If we are required to make a change in control offer for the notes, we also likely will need to offer to repurchase our 8 7/8% senior subordinated notes, of which an aggregate principal amount of $400 million was outstanding as of September 30, 2004. Future indebtedness we incur may have similar provisions. We cannot assure you that sufficient funds will be available when necessary to make any required purchases. See "Description of the Notes—Repurchase of Notes at the Option of the Holder" and "—Right to Require Repurchase of Notes Upon a Change in Control."

Our reported earnings per share may be more volatile because of the conversion contingency provision of the notes.

        You are entitled to convert the notes into cash and our ordinary shares, among other circumstances, if the share price for the periods described in this prospectus is more than 120% of the conversion price. Unless and until this contingency or another conversion contingency is met, our ordinary shares underlying the notes are not included in the calculation of our basic or diluted earnings per share. Should this contingency be met, diluted earnings per share would, depending on the relationship between the interest on the notes and the earnings per ordinary share, be expected to decrease as a result of the inclusion of the underlying shares in the diluted earnings per share calculation. Volatility in our share price could cause this contingency to be met in one quarter and not in a subsequent quarter, increasing the volatility of diluted earnings per share.

We expect that the market price of the notes will be significantly affected by the price of our ordinary shares and other factors.

        The market price of the notes is expected to be significantly affected by the market price of our ordinary shares. This may result in greater volatility in the value of the notes than would be expected for nonconvertible debt securities. In addition, the notes have a number of features, including conditions to conversion, which, if not met, could result in a holder receiving less than the value of our ordinary shares into which a note would otherwise be convertible. These features could adversely affect the value of the notes.

You may have to pay taxes with respect to distributions on our ordinary shares that you do not receive.

        The conversion price of the notes is subject to adjustment for certain events arising from stock splits and combinations, stock dividends, certain cash dividends and certain other actions by us that modify our capital structure. See "Description of the Notes—Conversion Price Adjustments." If the conversion price is adjusted, you might be treated as receiving a constructive distribution from us, resulting in ordinary income to you for U.S. federal income tax purposes, even though you would not receive any cash related to that adjustment and even though you might not exercise your conversion right. See "Certain Tax Consequences—Material U.S. Federal Income Tax Consequences—Conversion Price Adjustments."

We may require you to dispose of your notes or redeem your notes if required by applicable gaming regulations.

        Gaming authorities to whom we or any of our subsidiaries are or may become subject have the power to investigate any of our debt security holders, including holders of the notes. Generally, these gaming authorities may, in their discretion, require a holder of any of our debt securities to file applications, be investigated and be found suitable to own our debt securities, and the costs of the investigation of such finding of suitability generally will be the responsibility of such holder. Any person who fails or refuses to apply for a finding of suitability or a license within a specified time after being ordered to do so by such gaming authorities may be found unsuitable. In addition, under certain circumstances, we have the right, at our option, to cause a holder to dispose of our notes or to redeem our notes in order to comply with gaming laws to which we are subject. See "Description of the Notes—Required Regulatory Redemption."

The price of our ordinary shares may fluctuate substantially, which could negatively affect the holders of our ordinary shares.

        The trading price of our ordinary shares fluctuates. Between January 1, 2003 and May 9, 2005, the closing sale price of our ordinary shares has ranged from a high of $66.90 per ordinary share to a low of $19.37 per ordinary share. The market price of our ordinary shares may fluctuate substantially due to:

  •
  fluctuations in the price of the stock of the public companies in the hotel or casino business;

  •
  announcements of acquisitions and other agreements as part of our expansion strategy;

  •
  airline industry problems;

  •
  weather related catastrophes;

  •
  additions or departures of key personnel;

  •
  announcements of legal proceedings or regulatory matters;

  •
  terrorist acts and other acts of war; and

  •
  general volatility in the stock market.

        The market price of our ordinary shares could also fluctuate substantially if we fail to meet or exceed securities analysts' expectations of our financial results or if there is a change in financial estimates or securities analysts' recommendations. In addition, the stock market has experienced volatility that has affected the market prices of equity securities of many companies and that has often been unrelated to the operating performance of these companies. A number of other factors, many of which are beyond our control, could also cause the market price of our ordinary shares to fluctuate substantially.

        In the past, companies that have experienced volatility in the market price of their stock have been the objects of securities class action litigation. If we were to be the object of securities class action litigation, it could result in substantial costs and diversion of management's attention and resources, which could materially harm our results of operations, financial condition or liquidity.

Future sales or the possibility of future sales of a substantial amount of our ordinary shares may depress the price of our ordinary shares.

        Future sales of substantial amounts of our ordinary shares in the public market could adversely affect prevailing market prices of our ordinary shares and could impair our ability to raise capital through future sales of our equity securities. Excluding the ordinary shares the notes are convertible into, we had approximately 35.4 million shares outstanding as of November 11, 2004.

        We have registered under the Securities Act and issued 10,740,000 of our ordinary shares, all of which are freely tradable (other than by an affiliate of our company as that term is defined in the Securities Act) without restriction. In addition, from time to time, our employees exercise stock options that result in freely tradable shares being held by such employees. Any remaining ordinary shares may be sold in the public market only if registered under the Securities Act or if they qualify for resale under Rules 144 or 144(k) under the Securities Act. In addition, we have granted registration rights to certain of our shareholders, which, if exercised, would require us to register a significant portion of the remaining ordinary shares for sale in one or more public offerings. Sales of our ordinary shares pursuant to Rules 144 or 144(k) could adversely affect the market price of our ordinary shares.

        WLG, Caledonia and CMS and each of our officers and directors are able to dispose of certain of their ordinary shares pursuant to the terms of the registration rights and governance agreement. In addition, upon consummation of the transaction with Istithmar, we entered into a registration rights agreement with Istithmar. Such sales, or the perception thereof, could depress the price of our ordinary shares.

        We may issue our ordinary shares from time to time as consideration for future acquisitions and investments. In the event any such acquisition or investment is significant, the number of our ordinary shares that we may issue may in turn be significant. In addition, we may also grant registration rights covering those shares in connection with any such acquisitions and investments.

Our issuance of preference shares could adversely affect the market value of our ordinary shares.

        The issuance of preference shares with dividend or conversion rights, liquidation preferences or other economic terms favorable to the holders of preference shares could adversely affect the market price for our ordinary shares by making an investment in the ordinary shares less attractive. For example, investors in the ordinary shares may not wish to purchase common stock at a price above the conversion price of a series of convertible preference shares because the holders of the preference shares would effectively be entitled to purchase ordinary shares at the lower conversion price causing economic dilution to the holders of ordinary shares.

Some provisions in the registration rights and governance agreement and our Memorandum of Association may have the effect of discouraging change in control events.

        We, Kersaf Investments Limited, WLG, Caledonia and CMS have entered into a registration rights and governance agreement that sets forth various rights and obligations regarding their ownership of our ordinary shares. We have also entered into a similar agreement with Istithmar. The registration rights and governance agreement includes certain provisions that could have an anti-takeover effect, including restrictions on their respective abilities to enter into certain business combinations with us, which could deprive holders of our ordinary shares the opportunity to sell their ordinary shares at a premium over prevailing market prices.

        Our Memorandum of Association currently authorizes a class of 100,000,000 preference shares that may be issued in one or more series by our Board of Directors without further action by the shareholders on such terms and with such rights, preferences and designations as our Board of Directors may determine. Furthermore, our Memorandum of Association currently authorizes 250,000,000 ordinary shares, of which only 35,412,339 were issued and outstanding as of November 11, 2004. Such additional ordinary shares or preference shares could be available for use in opposing a hostile takeover attempt and deprive holders of our ordinary shares of the opportunity to sell their ordinary shares at a premium over prevailing market prices.

Bahamian law differs from the laws in effect in the United States and holders of our ordinary shares may have more difficulty in protecting their interests than would shareholders of a corporation incorporated in the United States.

        Our shareholders may have more difficulty protecting their interests than would shareholders of a corporation incorporated in a jurisdiction of the United States. As a Bahamian company, we are governed by the International Business Companies Act 2000, as amended, of The Bahamas. The International Business Companies Act differs in some material respects from the laws generally applicable to U.S. corporations and shareholders, including:

  •
  Interested Director Transactions: Bahamian law generally allows companies to enter into any transaction or arrangement in which any of the directors have an interest. Directors may also be present at a meeting at which a vote approving a transaction or arrangement in which they have an interest, so long as they have disclosed their interest and the transaction or arrangement is approved or ratified by all of the shareholders. U.S. companies are generally required to obtain the approval of a majority of disinterested directors or the approval of shareholders before entering into any transaction or arrangement in which their directors have an interest, unless the transaction or arrangement is fair to the company at the time it is authorized by the company's board or shareholders.

  •
  Business Combinations with Interested Shareholders: U.S. companies generally may not enter into business combinations with significant shareholders or their affiliates, unless the business combination has been approved by the board in advance or by a supermajority of shareholders, or the business combination meets specified conditions. There is no similar law in The Bahamas. We and certain of our principal shareholders have entered into an agreement that limits such shareholders' ability to enter into certain business combinations with us.

  •
  Shareholder Suits: The circumstances in which a shareholder may bring a derivative action in The Bahamas are significantly more limited than in the United States. In general, under Bahamian law, derivative actions are permitted only when the act complained of is alleged to be beyond the corporate power of the company, is illegal or would result in the violation of the company's memorandum and articles of association. In addition, the Bahamian courts would consider permitting a derivative action for acts that are alleged to constitute a fraud against the minority shareholders or, for instance, acts that require the approval of a greater percentage of the company's shareholders than those who actually approved them.

CAPITALIZATION AND INDEBTEDNESS

        The following table sets forth our cash position and capitalization as of December 31, 2004:

Total Capitalization as of December 31, 2004 (in thousands)
Cash and cash equivalents	$180,341
Restricted cash	2,768

Total cash, cash equivalents and restricted cash	$183,109

Long term debt (including current maturities)
Revolving credit facility(a)	—
8 7/8% senior subordinated notes due 2011(b)	$400,000
2.375% convertible senior subordinated notes due 2024	230,000
One&Only Palmilla senior credit facility	110,000
Interest rate swap fair value adjustment(c)	8,693
Premium on 8 7/8% senior subordinated notes due 2011	4,734
Capitalized leases and other debt	1,361

754,788
Shareholders' equity	1,116,278

Total capitalization	$2,054,175

(a)
On July 7, 2004, we entered into an amended credit agreement with a syndicate of banks which increased our total aggregate permitted borrowing thereunder to $500 million. As of December 31, 2004, we had $494.0 million of borrowings available on our amended credit agreement after giving effect to $6.0 million in letters of credit outstanding.

(b)
Excludes the fair value effect of the interest rate swap agreements related to our 8 7/8% senior subordinated notes.

(c)
Represents the fair value effect of the interest rate swap agreements related to our 8 7/8% senior subordinated notes.

RATIO OF EARNINGS TO FIXED CHARGES

        We have calculated the ratio of earnings to fixed charges by dividing earnings by fixed charges. For the purpose of computing the ratio of earnings to fixed charges, "earnings" is defined as pretax income (loss) from continuing operations before adjustment for minority interest or income or loss from equity investees, plus fixed charges, amortization of capitalized interest, distributed income of equity investees and less interest capitalized and minority interest in pre-tax income of subsidiaries that have not incurred fixed charges. "Fixed charges" consist of interest expense, amortization of debt issuance costs, discounts and premiums, capitalized interest and that portion of rental expense that we believe to be representative of the interest component.

Year Ended December 31,
2000(a)	2001	2002	2003	2004
—	1.51	2.32	2.88	2.29

(a)
Earnings were insufficient to cover fixed charges by $123,770,000 for the year ended December 31, 2000.

USE OF PROCEEDS

        We will not receive any proceeds from the sale by the selling security holders of the notes or the ordinary shares issuable on conversion of the notes.

SELLING SECURITY HOLDERS

        We originally issued the notes in April 2004 in a private offering pursuant to Section 4(2) of the Securities Act. The notes were immediately resold by the initial purchasers in transactions exempt from registration under Rule 144A under the Securities Act. The selling security holders consist of transferees who purchased the notes from the initial purchasers, and their subsequent transferees, pledgees, donees and successors. The selling security holders may from time to time offer and sell the notes and the ordinary shares issued upon conversion thereof pursuant to this prospectus or an applicable prospectus supplement.

        The following table sets forth, as of November 11, 2004, certain information concerning the principal amount of the notes and number of ordinary shares beneficially owned by the selling security holders as well as the principal amount of the notes and number of ordinary shares issuable on conversion thereof which may be offered from time to time under this prospectus by the selling security holders. We prepared this table based solely on information provided to us by the selling security holders, and we have not independently verified such information. Information concerning the selling security holders may change from time to time. We may from time to time file prospectus supplements or amendments to the registration statement to change or update information regarding the selling security holders and to include additional selling security holders as required by the registration rights agreement.

        None of the selling security holders has held any position or office or has had any material relationship with us within the past three years.

	Securities Beneficially Owned and Offered Hereby		Percentage of Outstanding Securities
Name and Address	Principal Amount of Notes	Ordinary Shares(1)	Principal Amount of Notes	Ordinary Shares(2)
Akela Capital Master Fund, Ltd. 1001 Winstead Drive, Suite 455 Cary, NC 27513	$12,500,000	214,628	5.43%	0.61%
Amaranth, LLC One American Lane Greenwich, CT 06831	$20,000,000	343,406	8.70%	0.97%
American Medical Association Shenkman Capital Management, Inc. 461 Fifth Avenue, 22nd Floor New York, NY 10017	$50,000	858	0.02%	†
Arkansas PERS Froley, Revy Investment Co., Inc. 10900 Wilshire Boulevard, Suite 900 Los Angeles, CA 90024	$1,575,000	27,043	0.68%	0.08%
Barclays Global Investors Diversified Alpha Plus Funds 53 Forest Avenue Old Greenwich, CT 06870	$481,000	8,258	0.21%	0.02%
Bear, Stearns & Co. Inc. 383 Madison Avenue Convertible Bond Dept. 4th Floor New York, NY 10179	$1,250,000	21,462	0.54%	0.06%

†
Refers to percentages less than 0.01%.

	Securities Beneficially Owned and Offered Hereby		Percentage of Outstanding Securities
Name and Address	Principal Amount of Notes	Ordinary Shares(1)	Principal Amount of Notes	Ordinary Shares(2)
BNP Paribas Equity Strategies, SNC BNP Paribas Brokerage Services, Inc. 555 Croton Road, 4th Floor King of Prussia, PA 19406	$3,784,000	64,972	1.65%	0.18%
Boilermakers Blacksmith Pension Trust Froley, Revy Investment Co., Inc. 10900 Wilshire Boulevard, Suite 900 Los Angeles, CA 90024	$1,925,000	33,052	0.84%	0.09%
Boston Income Portfolio 255 State Street - Eaton Vance High Yield Dept. Boston, MA 02109	$3,595,000	61,727	1.56%	0.17%
Canyon Capital Arbitrage Master Fund, Ltd. 9665 Wilshire Blvd, Suite 200 Beverly Hills, CA 90212	$3,450,000	59,237	1.50%	0.17%
Canyon Value Realization Fund, L.P. 9665 Wilshire Blvd, Suite 200 Beverly Hills, CA 90212	$1,725,000	29,618	0.75%	0.08%
Canyon Value Realization Mac 18, Ltd. (RMF) 9665 Wilshire Blvd, Suite 200 Beverly Hills, CA 90212	$690,000	11,847	0.30%	0.03%
CIBC World Markets 417 5th Avenue, 2nd Floor New York, NY 10016	$5,500,000	94,436	2.39%	0.27%
Citadel Credit Trading Ltd. 131 S. Dearborn-27th Floor Chicago, IL 60603	$1,736,000	29,807	0.75%	0.08%
Citadel Equity Fund Ltd. 131 S. Dearborn-27th Floor Chicago, IL 60603	$19,964,000	342,787	8.68%	0.97%
Citigroup Global Markets Inc. 390 Greenwhich St. 3rd Floor New York, NY 10013	$3,150,000	54,086	1.37%	0.15%
Continental Assurance Company on Behalf of its Separate Account (E) CMA Plaza 333 South Wabash, 23S Chicago, IL 60685	$200,000	3,434	0.09%	0.01%
Continental Casualty Company CMA Plaza 333 South Wabash, 23S Chicago, IL 60685	$1,800,000	30,906	0.78%	0.09%
CooperNeff Convertible Strategies (Cayman) Master Fund, LP BNP Paribas Brokerage Services, Inc. 555 Croton Road, 4th Floor King of Prussia, PA 19406	$4,197,000	72,063	1.82%	0.20%
Credos High Yield Bond Fund, L.P. Shenkman Capital Management, Inc. 461 Fifth Avenue, 22nd Floor New York, NY 10017	$1,000,000	17,170	0.43%	0.05%
CSS, LLC. 175 W. Jackson Blvd, Suite 440 Chicago, IL 60604	$2,500,000	42,925	1.09%	0.12%

†
Refers to percentages less than 0.01%.

	Securities Beneficially Owned and Offered Hereby		Percentage of Outstanding Securities
Name and Address	Principal Amount of Notes	Ordinary Shares(1)	Principal Amount of Notes	Ordinary Shares(2)
DBAG London 1251 Avenue of the Americas 26th Floor Mail Stop NYC07-2638 New York, NY 10020	$1,500,000	25,755	0.65%	0.07%
Delaware PERS Froley, Revy Investment Co., Inc. 10900 Wilshire Boulevard, Suite 900 Los Angeles, CA 90024	$900,000	15,453	0.39%	0.04%
Delta Airlines Master Trust Froley, Revy Investment Co., Inc. 10900 Wilshire Boulevard, Suite 900 Los Angeles, CA 90024	$495,000	8,499	0.22%	0.02%
Deutsche Bank Securities Inc. 1251 Avenue of the Americas 26th Floor Mail Stop NYC07-2638 New York, NY 10020	$3,000,000	51,510	1.30%	0.15%
Diversified Investors High Yield Bond Fund 255 State Street - Eaton Vance High Yield Dept. Boston, MA 02109	$645,000	11,074	0.28%	0.03%
Dreyfus Premier High Income Fund Shenkman Capital Management, Inc. 461 Fifth Avenue, 22nd Floor New York, NY 10017	$1,000,000	17,170	0.43%	0.05%
Duke Endowment Froley, Revy Investment Co., Inc. 10900 Wilshire Boulevard, Suite 900 Los Angeles, CA 90024	$415,000	7,125	0.18%	0.02%
Eaton Vance Emerald US High Yield Bond Fund 255 State Street-Eaton Vance High Yield Dept Boston, MA 02109	$215,000	3,691	0.09%	0.01%

	Securities Beneficially Owned and Offered Hereby		Percentage of Outstanding Securities
Name and Address	Principal Amount of Notes	Ordinary Shares(1)	Principal Amount of Notes	Ordinary Shares(2)
Forest Fulcrum Fund LP 53 Forest Avenue Old Greenwich, CT 06870	$465,000	7,984	0.20%	0.02%
Forest Global Convertible Fund Ltd., Class A-5 53 Forest Avenue Old Greenwich, CT 06870	$1,840,000	31,593	0.80%	0.09%
Forest Multi-Strategy Master Fund SPC, on behalf of its Multi-Strategy Segregated Portfolio 53 Forest Avenue Old Greenwich, CT 06870	$1,480,000	25,412	0.64%	0.07%
Froley, Revy Investment Convertible Security Fund 10900 Wilshire Boulevard, Suite 900 Los Angeles, CA 90024	$30,000	515	0.01%	†
GAM High Yield Inc. Shenkman Capital Management, Inc. 461 Fifth Avenue, 22nd Floor New York, NY 10017	$500,000	8,585	0.22%	0.02%
Geode U.S. Convertible Arbitrage Fund, a segregated account of Geode Capital Master Fund Ltd. 53 State Street, 5th Floor Boston, MA 02109	$2,000,000	34,340	0.87%	0.10%
GLG Market Neutral Fund GLG Partners LP One Curron Street London, UK W1J 5HB	$15,000,000	257,554	6.52%	0.73%

†
Refers to percentages less than 0.01%.

	Securities Beneficially Owned and Offered Hereby		Percentage of Outstanding Securities
Name and Address	Principal Amount of Notes	Ordinary Shares(1)	Principal Amount of Notes	Ordinary Shares(2)
GMAM Investment Funds Trust Shenkman Capital Management, Inc. 461 Fifth Avenue, 22nd Floor New York, NY 10017	$1,000,000	17,170	0.43%	0.05%
Goldman Sachs & Co. 30 Hudson St, 16th Floor Jersey City, NJ 07302	$4,000,000	68,681	1.74%	0.19%
Grace Convertible Arbitrage Fund, Ltd. 1560 Sherman Avenue, Suite 900 Evanston, IL 60201	$3,500,000	60,096	1.52%	0.17%
Guggenheim Portfolio XXXL, LLC 3033 Excelsior Blvd, Suite 300 Minneapolis, MN 55416	$1,000,000	17,170	0.43%	0.05%
Hallmark Cards Inc. Eaton Vance High Yield 255 State Street - Eaton Vance High Yield Dept. Boston, MA 02109	$200,000	3,434	0.09%	0.01%
Harbor High Yield Bond Fund Shenkman Capital Management, Inc. 461 Fifth Avenue, 22nd Floor New York, NY 10017	$250,000	4,292	0.11%	0.01%
HFR CA Global Opportunity Master Trust 53 Forest Avenue Old Greenwich, CT 06870	$434,000	7,451	0.19%	0.02%
HFR CA Select Fund 940 Southwood Blvd. Suite 200 Incline Village, NV 89451	$1,000,000	17,170	0.43%	0.05%
HFR RVA Select Performance Master Trust 53 Forest Avenue Old Greenwich, CT 06870	$249,000	4,275	0.11%	0.01%
Highbridge International LLC 9 West 57th Street New York, NY 10019	$30,000,000	515,109	13.04%	1.45%
High Income Portfolio 255 State Street - Eaton Vance High Yield Dept. Boston, MA 02109	$2,720,000	46,703	1.18%	0.13%
Honeywell International Inc. Master Retirement Trust Shenkman Capital Management, Inc. 461 Fifth Avenue, 22nd Floor New York, NY 10017	$1,000,000	17,170	0.43%	0.05%
Houston Police Officers Pension System Shenkman Capital Management, Inc. 461 Fifth Avenue, 22nd Floor New York, NY 10017	$500,000	8,585	0.22%	0.02%
ICI American Holdings Trust Froley, Revy Investment Co., Inc. 10900 Wilshire Boulevard, Suite 900 Los Angeles, CA 90024	$345,000	5,923	0.15%	0.02%

†
Refers to percentages less than 0.01%.

	Securities Beneficially Owned and Offered Hereby		Percentage of Outstanding Securities
Name and Address	Principal Amount of Notes	Ordinary Shares(1)	Principal Amount of Notes	Ordinary Shares(2)
Jeffries & Company, Inc. Harborside Financial Center Ste 705 Plaza III Jersey City, NJ 07311	$2,500,000	42,925	1.09%	0.12%
LB Series Fund, Inc., High Yield Portfolio 625 4th Avenue So., Box 1010 Minneapolis, MN 55415	$1,150,000	19,745	0.50%	0.06%
LB Series Fund, Inc., Income Portfolio 625 4th Ave. So., Box 1010 Minneapolis, MN 55415	$950,000	16,311	0.41%	0.05%
LB Series Fund, Inc., Limited Maturity Bond Portfolio 625 4th Avenue So., Box 1010 Minneapolis, MN 55415	$200,000	3,434	0.09%	0.01%
Lehman Brothers, Inc. 745 7th Avenue, 16th Floor New York, NY 10019	$1,150,000	19,745	0.50%	0.06%
Levco Alternative Fund, Ltd. c/o John A. Levin & Co., Inc. One Rockefeller Plaza, 25th Floor New York, NY 10020	$13,322,000	228,743	5.79%	0.65%
Louisiana CCRF Froley, Revy Investment Co., Inc. 10900 Wilshire Boulevard, Suite 900 Los Angeles CA 90024	$175,000	3,004	0.08%	0.01%
Lutheran Brotherhood High Yield Fund 625 4th Avenue So., Box 1010 Minneapolis, MN 55415	$850,000	14,594	0.37%	0.04%
Lutheran Brotherhood Income Fund 625 4th Avenue So., Box 1010 Minneapolis, MN 55415	$750,000	12,877	0.33%	0.04%
Lutheran Brotherhood Limited Maturity Bond Fund 625 4th Avenue So., Box 1010 Minneapolis, MN 55415	$100,000	1,717	0.04%	†
Lyxor/Convertible Arbitrage Fund Limited BNP Paribas Brokerage Services, Inc. 555 Croton Road, 4th Floor King of Prussia, PA 19406	$703,000	12,070	0.31%	0.03%
Lyxor/Forest Fund Limited 53 Forest Avenue Old Greenwich, CT 06870	$1,233,000	21,170	0.54%	0.06%
Lyxor/JLC Fund, Ltd. c/o John A. Levin & Co., Inc. One Rockefeller Plaza, 25th Floor New York, NY 10020	$833,000	14,302	0.36%	0.04%
Marathon Global Convertible Master Fund c/o Marathon Asset Management 461 Fifth Avenue 10th Floor New York, NY 10017	$2,000,000	34,340	0.87%	0.10%

†
Refers to percentages less than 0.01%.

	Securities Beneficially Owned and Offered Hereby		Percentage of Outstanding Securities
Name and Address	Principal Amount of Notes	Ordinary Shares(1)	Principal Amount of Notes	Ordinary Shares(2)
McMahan Securities Co. L.P. 500 West Putnam Avenue, 3rd Floor Greenwich, CT 06830-6086	$1,000,000	17,170	0.43%	0.05%
National Bank of Canada c/o Putnam Lovell NBF Securities Inc. 65 East 55th Street New York, NY 10022	$2,500,000	42,925	1.09%	0.12%
Newport Alternative Income Fund c/o Silvercreek Management Inc. 1670 Bayview Avenue, Suite 308 Toronto, Ontario Canada M4G3C2	$1,280,000	21,978	0.56%	0.06%
Nuveen Preferred & Convertible Fund JQC Froley, Revy Investment Co. Inc. 10900 Wilshire Boulevard, Suite 900 Los Angeles, CA 90024	$7,125,000	122,338	3.10%	0.35%
Nuveen Preferred & Convertible Income Fund JPC Froley, Revy Investment Co. Inc. 10900 Wilshire Boulevard, Suite 900 Los Angeles, CA 90024	$5,400,000	92,719	2.35%	0.26%
OCLC Online Computer Library Center Inc. Froley, Revy Investment Co., Inc. 10900 Wilshire Boulevard, Suite 900 Los Angeles, CA 90024	$50,000	858	0.02%	†
Pension Reserves Investment Trust Shenkman Capital Management, Inc. 461 Fifth Avenue, 22nd Floor New York, NY 10017	$1,000,000	17,170	0.43%	0.05%
Plexus Fund Limited 29 Queen Anne's Gate London, SW1H 9BU England	$5,000,000	85,851	2.17%	0.24%
Polaris Vega Fund L.P. c/o Paloma Partners Management Company Two American Lane Greenwich, CT 06836	$450,000	7,726	0.20%	0.02%
Primus High Yield Bond Fund, L.P. Shenkman Capital Management, Inc. 461 Fifth Avenue, 22nd Floor New York, NY 10017	$750,000	12,877	0.33%	0.04%
Prudential Insurance Co. of America Froley, Revy Investment Co., Inc. 10900 Wilshire Boulevard, Suite 900 Los Angeles, CA 90024	$90,000	1,545	0.04%	†
Purchase Associates, L.P. c/o John A. Levin & Co., Inc. One Rockefeller Plaza, 25th Floor New York, NY 10020	$982,000	16,861	0.43%	0.05%
Purchase Associates II, L.P. c/o John A. Levin & Co., Inc. One Rockefeller Plaza, 25th Floor New York, NY 10020	$941,000	16,157	0.41%	0.05%
RBC Alternative Assets LP c/o Sage Capital 1280 North Palm Avenue Sarasota, FL 34236	$100,000	1,717	0.04%	†

†
Refers to percentages less than 0.01%.

	Securities Beneficially Owned and Offered Hereby		Percentage of Outstanding Securities
Name and Address	Principal Amount of Notes	Ordinary Shares(1)	Principal Amount of Notes	Ordinary Shares(2)
Relay 11 Holdings Co. 53 Forest Avenue Old Greenwich, CT 06870	$132,000	2,266	0.06%	0.01%
Retirement Income Plan for Employees of Armstrong World Industries, Inc. Shenkman Capital Management, Inc. 461 Fifth Avenue, 22nd Floor New York, NY 10017	$100,000	1,717	0.04%	†
Rockwell Automation Master Trust Shenkman Capital Management, Inc. 461 Fifth Avenue, 22nd Floor New York, NY 10017	$150,000	2,575	0.07%	0.01
Sage Capital Management, LLC 1290 North Palm Avenue Sarasota, FL 34236	$3,900,000	66,964	1.70%	0.19%
San Diego County Employee Retirement Association 940 Southwood Blvd. Suite 200 Incline Village, NV 89451	$2,500,000	42,925	1.09%	0.12%
Septa Eaton Vance Management 255 State Street - Eaton Vance High Yield Dept. Boston, MA 02109	$60,000	1,030	0.03%	†
SG America Securities, LLC 1221 Avenue of the Americas New York, NY 10020	$1,000,000	17,170	0.43%	0.05%
Silverback Master, LTD 1414 Raleigh Road, Suite 250 Chapel Hill, NC 27517	$1,000,000	17,170	0.43%	0.05%
Silvercreek Limited Partnership c/o Silvercreek Management Inc. 1670 Bayview Avenue, Suite 308 Toronto, Ontario Canada M4G3C2	$5,715,000	98,128	2.48%	0.28%
Silvercreek II Limited c/o Silvercreek Management Inc. 1670 Bayview Avenue, Suite 308 Toronto, Ontario Canada M4G3C2	$3,505,000	60,182	1.52%	0.17%
Singlehedge US Convertible Arbitrage Fund BNP Paribas Brokerage Services, Inc. 555 Croton Road, 4th Floor King of Prussia, PA 19406	$1,040,000	17,857	0.45%	0.05%
Sphinx Convertible Arbitrage SPC 53 Forest Avenue Old Greenwich, CT 06870	$329,000	5,649	0.14%	0.02%
State of Oregon/Equity Froley, Revy Investment Co., Inc. 10900 Wilshire Boulevard, Suite 900 Los Angeles, CA 90024	$4,700,000	80,700	2.04%	0.23%
Sturgeon Limited Sturgeom Limited, Washington Mall—Phase I Church Street, 3rd Floor Hamilton, HM 11 Bermuda	$776,000	13,324	0.34%	0.04%

†
Refers to percentages less than 0.01%.

	Securities Beneficially Owned and Offered Hereby		Percentage of Outstanding Securities
Name and Address	Principal Amount of Notes	Ordinary Shares(1)	Principal Amount of Notes	Ordinary Shares(2)
Sunrise Partners Limited Partnership Two American Lane Greenwich, CT 06836	$1,550,000	26,614	0.67%	0.08%
Texas County & District Retirement System Shenkman Capital Management, Inc. 461 Fifth Avenue, 22nd Floor New York, NY 10017	$750,000	12,877	0.33%	0.04%
The Canyon Value Realization Fund (Cayman), Ltd. 9665 Wilshire Blvd, Suite 200 Beverly Hills, CA 90212	$4,715,000	80,957	2.05%	0.23%
The TJX Companies Inc. Retirement Plan Trust Shenkman Capital Management, Inc. 461 Fifth Avenue, 22nd Floor New York, NY 10017	$50,000	858	0.02%	†
Tribeca Investments L.T.D. 399 Park Avenue 7th floor, Zone 1 New York, NY 10022	$6,000,000	103,021	2.61%	0.29%
UBS AG F/B/O IPB Client Ferox Capital Management, Ltd. 66 St. Jame's Street London, SW1A 1NE	$500,000	8,585	0.22%	0.02%
UBS London AG F/B/O PB Desk 100 Liverpool Street London, EC2M 2RH	$4,000,000	68,681	1.74%	0.19%
University of Southern California Shenkman Capital Management, Inc. 461 Fifth Avenue, 22nd Floor New York, NY 10017	$250,000	4,292	0.11%	0.01%
Victus Capital, LP 25 East 78th Street New York, NY 10021	$4,000,000	68,681	1.74%	0.19%
Volkswagen of America, Inc. Salaried Eaton Vance Management 255 State Street - Eaton Vance High Yield Dept. Boston, MA 02109	$30,000	515	0.01%	†
Whitebox Diversified Convertible Arbitrage Partners LP 3033 Excelsior Blvd, Suite 300 Minneapolis, MN 55416	$4,000,000	68,681	1.74%	0.19%
Wyeth Retirement Plan — U.S. Master Trust Shenkman Capital Management, Inc. 461 Fifth Avenue, 22nd Floor New York, NY 10017	$250,000	4,292	0.11%	0.01%
Xavex Convertible Arbitrage 4 Fund 53 Forest Avenue Old Greenwich, CT 06870	$65,000	1,116	0.03%	†
Zazove Convertible Arbitrage Fund L.P. 940 Southwood Blvd. Suite 200 Incline Village, NV 89451	$4,000,000	68,681	1.74%	0.19%

†
Refers to percentages less than 0.01%.

	Securities Beneficially Owned and Offered Hereby		Percentage of Outstanding Securities
Name and Address	Principal Amount of Notes	Ordinary Shares(1)	Principal Amount of Notes	Ordinary Shares(2)
Zazove Hedged Convertible Fund L.P. 940 Southwood Blvd. Suite 200 Incline Village, NV 89451	$1,500,000	25,755	0.65%	0.07%
Zurich Institutional Benchmarks Master Fund Ltd. 53 Forest Avenue Old Greenwich, CT 06870	$593,000	10,181	0.26%	0.03%

†
Refers to percentages less than 0.01%.
(1)
Assumes issuance of the maximum number of ordinary shares upon conversion of all the holder's notes at a conversion price per share of $58.24. This initial conversion price, however, is subject to adjustment as described under "Description of the Notes—Conversion Price Adjustments." As a result, the number of ordinary shares issuable upon conversion of the notes may increase or decrease in the future.

(2)
Calculated based on 35,412,339 ordinary shares outstanding as of November 11, 2004. In calculating this amount for each holder, we treated as outstanding the number of ordinary shares issuable upon conversion of all of that holder's notes, but we did not assume conversion of any other holder's notes.

        The selling security holders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of the notes since the date on which the information in the above table was provided to us. Information about the selling security holders may change over time.

        Because the selling security holders may offer all or some of their notes or the ordinary shares issuable upon conversion of the notes from time to time, we cannot estimate the amount of the notes or number of ordinary shares that will be held by the selling security holders upon the termination of any particular offering by such selling security holder. Please refer to "Plan of Distribution."

PRICE RANGE OF OUR ORDINARY SHARES AND DIVIDEND POLICY

        Our ordinary shares have been listed and traded on the New York Stock Exchange since March 1, 1996. On May 6, 2005, the closing price of our ordinary shares on the NYSE was $57.08.

        The following table sets forth the range of high and low closing sale prices of our ordinary shares as reported on the NYSE during the periods shown.

For the year:	High	Low
2004	$62.75	$38.47
2003	39.02	19.37
2002	31.20	18.80
2001	28.50	17.13
2000	23.75	15.88
For the quarter:	High	Low
2004:
Fourth Quarter	$62.75	$44.50
Third Quarter	48.04	42.00
Second Quarter	47.56	41.41
First Quarter	46.46	38.47
2003:
Fourth Quarter	$39.02	$34.78
Third Quarter	37.60	30.11
Second Quarter	32.21	22.25
First Quarter	23.45	19.37
For the month:	High	Low
2005 April	$61.73	$55.09
2005 March	64.70	60.30
2005 February	66.90	61.60
2005 January	60.33	56.05
2004 December	62.75	56.84
2004 November	57.75	50.92

        We have never declared or paid cash dividends on our ordinary shares and we do not anticipate making any cash dividend payments to our ordinary shareholders for the foreseeable future. We currently intend to retain our future earnings to fund our working capital, debt service, capital expansions and improvements and for general corporate purposes. In addition, our ability to pay dividends is limited by the terms of our debt instruments. See "Description of Other Indebtedness."

DESCRIPTION OF THE NOTES

        We issued the notes under an indenture dated as of April 5, 2004, between us and The Bank of New York Trust Company, N.A., as trustee, which we refer to in this prospectus as the note indenture. The following description is only a summary of the material provisions of the notes, the note indenture and the registration rights agreement. Wherever particular provisions or defined terms of the note indenture are referred to, these provisions or defined terms are incorporated in this prospectus by reference. We urge you to read the note indenture, the form of note and the registration rights agreement in their entirety because they, and not this description, define your rights as a holder of the notes. You may request copies of these documents at our address shown under the caption "Incorporation of Certain Documents By Reference." The terms of the notes include those stated in the note indenture and those made part of the note indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). For purposes of this section, references to "we," "us," "our" and "Kerzner" include only Kerzner International Limited and not our subsidiaries.

        The following terms used in this "Description of the Notes" have the meanings indicated below.

        The term "business day" means any day, other than a Saturday or Sunday, that is not a day on which banking institutions in New York City or the NYSE are authorized or required by law or executive order to close.

        "Credit Agreement" means the Fourth Amended and Restated Revolving Credit Facility dated as of November 9, 2001 among Kerzner, KINA and Kerzner International Bahamas Limited, various financial institutions as lenders and Canadian Imperial Bank of Commerce, as administrative agent, providing for a revolving credit facility, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, as such credit agreement and/or related documents may be amended, restated, supplemented, renewed, replaced or otherwise modified from time to time whether or not with the same agent, trustee, representative lenders or holders, and, subject to the proviso to the next succeeding sentence, irrespective of any changes in the terms and conditions thereof. Without limiting the generality of the foregoing, the term "Credit Agreement" shall include agreements in respect of interest swap and hedging obligations entered into for bona fide hedging purposes and not entered into for speculative purposes with lenders party to the Credit Agreement or their affiliates and shall also include any amendment, amendment and restatement, renewal, extension, restructuring, supplement or modification to any Credit Agreement and all refundings, refinancings and replacements of any Credit Agreement, including any agreement (i) extending or shortening the maturity of any indebtedness incurred thereunder or contemplated thereby, (ii) adding or deleting borrowers or guarantors thereunder, so long as borrowers and issuers include one or more of Kerzner and its subsidiaries and their respective successors and assigns, (iii) increasing the amount of indebtedness incurred thereunder or available to be borrowed thereunder, or (iv) otherwise altering the terms and conditions thereof in a manner not prohibited by the terms hereof.

        "Junior Security" means any of our capital stock (other than disqualified capital stock) and any of our indebtedness, that (i) is subordinated in right of payment to Senior Debt (as defined below) at least to the same extent as the notes, (ii) has no scheduled installment of principal due, by redemption, sinking fund payment or otherwise, on or prior to the stated maturity of the notes, (iii) does not have covenants or default provisions materially more beneficial to the holders of the notes than those in effect with respect to the notes on the issue date and (iv) was authorized by an order or decree of a court of competent jurisdiction that gave effect to (and states in such order or decree that effect has been given to) the subordination of such securities to all of our Senior Debt not paid in full in cash or cash equivalents in connection with such reorganization; provided that all such Senior Debt is assumed by the reorganized corporation and the rights of the holders of any such Senior Debt are not, without the consent of such holders, altered by such reorganization, which consent shall be deemed to have been given if the holders of such Senior Debt, individually or as a class, shall have approved such reorganization.

        References to "a note" or "each note" refer to $1,000 principal amount of the notes.

        "Senior Debt" means our indebtedness (including and together with all monetary obligations in respect of the Credit Agreement, and interest, whether or not allowable, accruing on indebtedness incurred pursuant to the Credit Agreement after the filing of a petition initiating any proceeding under any bankruptcy, insolvency or similar law or which would have accrued but for such filing) arising under the Credit Agreement or that, by the terms of the instrument creating or evidencing such indebtedness, is expressly designated Senior Debt and made senior in right of payment to the notes; provided, that in no event shall Senior Debt include (a) indebtedness to any subsidiary of ours or any officer, director or employee of us or any of our subsidiaries (other than indebtedness that is required to be pledged to the lenders under the credit agreement), (b) indebtedness incurred in violation of the terms of the note indenture including, without limitation, indebtedness claiming to be subordinated to any other indebtedness and senior to the notes, (c) indebtedness to trade creditors, (d) disqualified capital stock (which generally means any equity security of ours that is convertible, exercisable or exchangeable, or that is redeemable or repurchasable by us at the option of the holder thereof, prior to the maturity of the notes), and (e) any liability for taxes owed or owing by us.

General

        The notes:

  •
  are our unsecured senior subordinated obligations and rank junior to all of our existing and future senior debt, including debt under our revolving credit facility;

  •
  rank equal to all of our existing and future senior subordinated debt and rank senior to all of our existing and future Junior Securities;

  •
  are not guaranteed by our subsidiaries and so they are effectively subordinated to our subsidiaries' existing and future liabilities;

  •
  are limited to an aggregate principal amount of $230,000,000;

  •
  mature on April 15, 2024, unless earlier converted, purchased by us at your option or redeemed;

  •
  accrue interest at the rate of 2.375% per year payable in cash on each April 15 and October 15, commencing on October 15, 2004, as set forth below under "—Interest;"

  •
  will accrue additional interest if we fail to comply with certain obligations as set forth under "—Registration Rights;"

  •
  are issued in denominations of $1,000 and integral multiples of $1,000;

  •
  are represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form;

  •
  are redeemable by us for cash, at our option, in whole or in part, at any time on or after April 21, 2014 at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest (including additional interest, if any) up to but not including the redemption date;

  •
  are redeemable by us, for cash, in whole but not in part, under certain circumstances described below under "—Required Regulatory Redemption," at a price equal to the principal amount of the notes plus accrued and unpaid interest, if any, to the redemption date; and

  •
  are subject to repurchase by us at the option of the holder on April 15, 2014 and April 15, 2019, or upon the occurrence of a change in control (as defined below).

        You have the option, subject to fulfillment of certain conditions and during the periods described below, to convert your notes into cash and our ordinary shares at an initial conversion rate of 17.1703 shares per $1,000 principal amount of the notes. This is equivalent to an initial conversion price of approximately $58.24 per ordinary share. The "conversion price" is, as of any date of determination, a dollar amount derived by dividing the principal amount by the conversion rate then in effect. The conversion rate is subject to adjustment if certain events occur. Upon a surrender of your notes for conversion, you will receive cash and ordinary shares as described below in "—Conversion Rights." Upon conversion of a note, you will not receive fractional shares but instead a cash payment to account for any such fractional shares. You will not receive any cash payment for interest (or additional interest, if any) accrued and unpaid to the conversion date except under the limited circumstances described below.

Interest

        The notes bear interest at the rate per annum of 2.375%. Interest (including additional interest, if any) shall be payable semi-annually in arrears on April 15 and October 15 of each year, commencing October 15, 2004.

        Interest on a note (including additional interest, if any) will be paid to the person in whose name the note is registered at the close of business on the April 1 or October 1, as the case may be, immediately preceding the related interest payment date. Interest (including additional interest, if any) will be calculated on the basis of a 360-day year consisting of twelve 30-day months and will accrue from April 5, 2004 or from the most recent date to which interest has been paid or duly provided for. We will pay interest on any overdue principal amount at the interest rate borne by the notes at the time such interest on the overdue principal amount accrues, compounded semi-annually, and we will pay interest on overdue installments of interest and additional interest, if any, at the same interest rate, compounded semi-annually.

Ranking

        The payment of principal of, and interest (including additional interest, if any) on, the notes, as set forth in the note indenture, ranks junior in right of payment with all of our existing and future senior debt, including debt under our revolving credit facility. The notes are equal in right of payment to all of our existing and future senior subordinated debt and they are effectively subordinated to our existing and future secured indebtedness, including indebtedness under our revolving credit facility, to the extent of the value of the assets securing that secured indebtedness. The notes are also effectively subordinated to our subsidiaries' existing and future liabilities, including guarantees of our 8 7/8% senior subordinated notes.

        Neither we nor our subsidiaries are prohibited from incurring indebtedness under the note indenture. We may from time to time incur additional debt, including senior indebtedness. Our subsidiaries may also from time to time incur additional indebtedness and liabilities.

        As of September 30, 2004, we had $1.6 million of senior secured indebtedness outstanding in the form of capital leases (which includes $0.5 million related to the One&Only Palmilla), $1.6 million of undrawn letters of credit outstanding under our revolving credit facility, $500.0 million of additional availability under our revolving credit facility, $400.0 million of 8 7/8% senior subordinated notes and $85.4 million of debt associated with the senior credit facility at the One&Only Palmilla. As of September 30, 2004, our subsidiaries had approximately $136.6 million of trade payables and accrued liabilities, which includes capital creditors and excludes guarantees of our indebtedness and intercompany indebtedness. Our subsidiaries have guaranteed the repayment of our borrowings under our revolving credit facility.

Additional Amounts

        We will, subject to certain limitations and exceptions (as set forth below), pay to each holder of notes such amounts (the "Additional Amounts") as may be necessary in order that every net payment or deemed payment of (i) principal, premium, additional interest and interest, if any, with respect to a note, or (ii) net proceeds on the sale, redemption, repurchase, conversion or exchange of a note, each after deduction or withholding for or on account of any taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the government of The Bahamas or any authority thereof or therein having power to tax, will result in the receipt by the holders of notes of the amounts that would have been received by them had no such deduction or withholding been required; provided, however, that no such Additional Amounts shall be payable in respect of any note for:

  (1)
  any tax, duty, levy, assessment, or other governmental charge which would not have been imposed but for the fact that such holder:

  (a)
  is a resident, domiciliary or national of, or engaged in business or maintains a permanent establishment or was physically present in The Bahamas or any political subdivision thereof or therein or otherwise has some connection with The Bahamas other than the mere ownership of, or receipt of payment under, such note;

  (b)
  presented such note for payment in The Bahamas or any political subdivision thereof or therein, unless such note could not have been presented for payment elsewhere; or

  (c)
  presented such note for payment more than 30 days after the date on which the payment in respect of such note became due and payable or provided for, whichever is later, except to the extent that the holder would have been entitled to such Additional Amounts if it had presented such note for payment on any day within such period of 30 days;

  (2)
  any estate, inheritance, gift, sales, transfer, or similar tax, assessment or other governmental charge or any taxes, duties, levies, assessments or other governmental charges that are payable otherwise than by deduction or withholding from payments on the notes;

  (3)
  any tax, duty, levy, assessment, or other governmental charge imposed on a holder that is not the beneficial owner of a note to the extent that the beneficial owner would not have been entitled to the payment of Additional Amounts had the beneficial owner directly held the note; or

  (4)
  any combination of items (1), (2) and (3).

        Whenever there is mentioned, in any context, the payment of the principal of or any premium or interest on or additional interest, if any, in respect of any note or the net proceeds received on the sale, redemption, repurchase, conversion or exchange of any note, such mention shall be deemed to include mention of the payment of Additional Amounts provided for in the note indenture to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof pursuant to the note indenture.

        Without limiting a holder's right to receive payment of Additional Amounts, in the event that Additional Amounts actually paid with respect to the notes are based on rates of deduction or withholding of Bahamian taxes in excess of the appropriate rate applicable to the holder of such notes and, as a result thereof, such holder of notes is entitled to make a claim for a refund or credit of such excess, then such holder of notes shall, by accepting the notes and receiving a payment of Additional Amounts, be deemed to have assigned and transferred all right, title and interest to any such claim for a refund or credit of such excess to us. By making such assignment, the holder of the notes makes no representation or warranty that we will be entitled to receive such claim for a refund or credit, and incurs no other obligation with respect thereto.

Conversion Rights

        Subject to the restrictions and during the periods described below, you may convert each of your notes into cash and our ordinary shares initially at a rate of 17.1703 ordinary shares per $1,000 principal amount of the notes (equivalent to an initial conversion price of $58.24 per share). The conversion price and resulting conversion rate are, however, subject to adjustment as described below under "—Conversion Price Adjustments." You may convert notes only in denominations of $1,000 and integral multiples of $1,000.

        You may convert your notes into cash and ordinary shares only in the following circumstances, which are described in more detail below, and to the following extent:

  •
  in whole or in part, upon satisfaction of the ordinary share price condition;

  •
  any or all of those notes that have been called for redemption and the redemption has not yet occurred;

  •
  in whole or in part, upon satisfaction of a trading price condition; or

  •
  in whole or in part, upon occurrence of specified corporate transactions.

        If we call your notes for redemption, you may convert your notes at any time before the close of business on the second business day prior to the redemption date, unless we default in making the redemption payment when due, in which case the conversion right will terminate at the close of business on the date such default is cured and such note is redeemed. If you have already delivered a repurchase election with respect to a note as described under "—Repurchase of Notes by Us at the Option of the Holder Upon a Change in Control," you may not surrender that note for conversion until you have withdrawn the repurchase election in accordance with the note indenture.

        Upon conversion, you will be entitled to receive, per $1,000 principal amount of the notes, cash and our ordinary shares, the Conversion Value which will be equal to the product of, subject to certain exceptions described below under "—Conversion Upon Satisfaction of Trading Price Condition" and "—Conversion Upon Specified Corporate Transactions":

  (1)
  the conversion rate then in effect; and

  (2)
  the Ten Day Average Closing Share Price.

        Subject to certain exceptions described below and under "—Conversion Upon Satisfaction of Trading Price Condition" and "—Conversion Upon Specified Corporate Transactions," we will deliver the Conversion Value of the notes that you surrender for conversion as follows:

  (1)
  the Principal Return equal to the lesser of (a) the aggregate Conversion Value of the notes to be converted and (b) the aggregate principal amount of the notes to be converted;

  (2)
  if the aggregate Conversion Value of the notes to be converted is greater than the Principal Return, the Net Shares, determined as set forth below, equal to the Net Share Amount; and

  (3)
  an amount in cash in lieu of any fractional ordinary shares.

        The number of Net Shares to be paid will be determined by dividing the Net Share Amount by the Ten Day Average Closing Share Price. The cash payment for fractional shares also will be based on the Ten Day Average Closing Share Price.

        We will determine the Conversion Value, Principal Return, Net Share Amount and the number of Net Shares at the end of the ten consecutive trading day period beginning on the second trading day immediately following the day the notes are tendered for conversion.

        Our delivery to you of the Principal Return, Net Shares and cash in lieu of fractional shares will be deemed to satisfy our obligation to pay the principal amount of the notes and accrued interest and any additional interest payable on the notes, except as described below. Accrued interest and any additional interest will be deemed paid in full rather than canceled, extinguished or forfeited.

        Upon conversion, you will not be entitled to any actual payment or adjustment on account of accrued but unpaid interest (including additional interest, if any) on a converted note, or on account of dividends or distributions on our ordinary shares issued in connection with the conversion, unless such conversion occurs after a regular record date and prior to the opening of business on the next interest payment date. In such event, you must deliver payment to us when you surrender your note for conversion of an amount equal to the interest payable on the interest payment date (including additional interest, if any) on the principal amount to be converted. The foregoing sentence does not apply to notes that are called for redemption on a redemption date within the period between the close of business on the record date and the opening of business on the interest payment date, or to notes surrendered for conversion on the interest payment date.

        If you convert your notes, we will pay any documentary, stamp or similar issue or transfer tax due on the ordinary shares issuable upon the conversion, unless the tax is due because you request the shares to be issued to another person, in which case you will pay such tax.

Conversion Upon Satisfaction of Ordinary Share Price Condition

        You may surrender any of your notes for conversion during any fiscal quarter commencing after April 5, 2004, if the ordinary share price (as defined below) for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the fiscal quarter preceding the quarter in which the conversion occurs is more than 120% of the conversion price on that 30th trading day.

        The "ordinary share price" on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date for our ordinary shares as reported in composite transactions on the principal U.S. securities exchange on which our ordinary shares are traded or, if our ordinary shares are not listed on a U.S. national or regional securities exchange, as reported by The Nasdaq System.

Conversion Upon Notice of Redemption

        If we call any or all of the notes for redemption, you may surrender for conversion any of your notes that have been called for redemption at any time prior to the close of business on the day that is two business days prior to the redemption date, even if the notes are not otherwise convertible at such time.

Conversion Upon Satisfaction of Trading Price Condition

        You may surrender any of your notes for conversion during the five trading day period immediately after any five consecutive trading day period in which the trading price of $1,000 principal amount of the notes, as determined following a request by a holder of the notes in accordance with the procedures set forth in the note indenture, for each day of such five consecutive trading day period was less than 95% of the product of the ordinary share price on such day multiplied by the number of shares issuable upon conversion of $1,000 principal amount of the notes (the "trading price condition"); provided, that if, on the date of any conversion pursuant to the trading price condition, the ordinary share price on such date is greater than the conversion price on such date but less than 120% of the conversion price on such date, then the Conversion Value you will be entitled to receive will be equal to the principal amount of the notes surrendered plus accrued but unpaid interest (including additional interest, if any) as of the conversion date.

        The trustee shall have no obligation to determine the trading price of the notes unless we have requested such determination in writing, and we shall have no obligation to make such request unless a holder provides us with reasonable evidence that the trading price of the notes on any date would be less than 95% of the product of the ordinary share price on such date and the conversion rate then in effect. At such time, we shall instruct the trustee to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price of the notes is greater than or equal to 95% of the product of the ordinary share price and the conversion rate.

        The "trading price" of the notes on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount of the notes obtained by the trustee for $5,000,000 principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, which may include any of the initial purchasers; provided that if at least three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the trustee, this one bid shall be used. If the trustee cannot reasonably obtain at least one such bid or, in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the notes, then the trading price of the notes will be determined in good faith by the trustee, taking into account in such determination such factors as it, in its sole discretion after consultation with us, deems appropriate.

Conversion Upon Specified Corporate Transactions

        If we elect to:

  •
  distribute to all holders of our ordinary shares rights, warrants or options entitling them to subscribe for or purchase, for a period expiring not more than 60 days after the date of distribution, our ordinary shares at less than the average ordinary share price for the ten trading days immediately preceding the date that such distribution was first publicly announced; or

  •
  make a distribution (other than in respect of a tender offer or exchange offer) to all holders of our ordinary shares that has a per share value exceeding 10% of the ordinary share price on the trading day immediately preceding the date that such distribution was first publicly announced that does not result in a conversion price adjustment or a right to receive cash under "—Conversion Price Adjustments" below, we must notify the holders of notes at least 20 days prior to the ex-dividend date (as defined below) for such distribution. Once we have given such notice, holders may surrender their notes for conversion until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place. This provision shall not apply if the holder of a note otherwise participates in the distribution on an as-converted basis solely into our ordinary shares at the then applicable conversion price without conversion of such holder's notes; provided, however, that holders of notes will have the right to do so only if we specifically so elect in connection with such transaction.

        The "ex-dividend date" means the date immediately prior to the commencement of "ex-dividend" trading for the issuance or distribution described above on the NYSE or such other national securities exchange or The Nasdaq Stock Market or similar system of automated dissemination of quotations of securities prices on which the ordinary shares are then listed or quoted.

        In addition, if we reclassify our ordinary shares or are a party to a consolidation, merger, share exchange, sale of all or substantially all of our properties and assets or other similar transaction, in each case pursuant to which our ordinary shares would be converted into cash, securities or other property, a holder may surrender its notes for conversion at any time from and after the effective date of such transaction until and including the date that is 30 days after the effective date of such transaction. If the transaction also constitutes a change in control, such holder can instead require us to repurchase all or a portion of its notes as described under "—Right to Require Repurchase of Notes Upon a Change in Control."

Conversion Procedures

        To convert your notes into cash and our ordinary shares, you must:

  •
  complete and manually sign the conversion notice on the back of the note and deliver such notice to the conversion agent;

  •
  surrender the note to the conversion agent;

  •
  if required, furnish appropriate endorsements and transfer documents;

  •
  if required, pay any transfer or similar taxes; and

  •
  if the note is held in book-entry form, complete and deliver to the depositary appropriate instructions.

        If your interest is a beneficial interest in a global note, to convert you must comply with the last two requirements listed above and comply with the depositary's procedures for converting a beneficial interest in a global note.

        If you surrender a note for conversion between the close of business on the record date for payment of an installment of interest and the opening of business on the related interest payment date, the note must be accompanied by payment of an amount equal to the interest (including additional interest, if any) payable on such interest payment date on the principal amount of the note or portion thereof then converted; provided that no such payment will be required if such note has been called for redemption on a redemption date within the period between the close of business on such record date and the opening of business on such interest payment date, or if such note is surrendered for conversion on the interest payment date.

        The conversion agent will, on your behalf, convert the notes into ordinary shares. Delivery of shares will be accomplished by delivery to the conversion agent of certificates for the relevant number of shares, other than in the case of holders of notes in book-entry form with DTC, in which case shares will be delivered in accordance with applicable DTC procedures. In addition, we will pay cash for any fractional shares, as described above under "—Conversion Rights."

Conversion Price Adjustments

        The conversion price will be adjusted (without duplication) as described in the circumstances below.

        (1)   If we (i) pay a dividend or other distribution in ordinary shares to all the holders of our ordinary shares, (ii) subdivide our outstanding ordinary shares into a greater number of shares, or (iii) combine our outstanding ordinary shares into a smaller number of shares, the conversion price will be adjusted so that the holder of a note will be entitled to receive the number of ordinary shares which it would have been entitled to receive had such note been converted immediately prior to the happening of such event. For the purposes of calculating the conversion price adjustment pursuant to this paragraph, the holder of a note will be treated as if it had the right to convert the note solely into ordinary shares at the then applicable conversion price. An adjustment made pursuant to this paragraph will become effective immediately after the record date in the case of a dividend or distribution and will become effective immediately after the effective date in the case of subdivision, combination or reclassification.

        (2)   If we issue to all the holders of our ordinary shares rights, warrants or options entitling them for a period commencing no earlier than the date of distribution and expiring not more than 60 days after the date of distribution to subscribe for or purchase ordinary shares, or securities convertible into ordinary shares, at a price per share less than the average ordinary share price for the 10 trading days immediately preceding the date we first publicly announced the distribution of such rights, warrants or options, the conversion price will be decreased so that it equals the price determined by multiplying the conversion price in effect immediately prior to the record date for such issue by a fraction,

          (i)    the numerator of which is the number of ordinary shares outstanding on such date of our public announcement, plus the number of shares which the aggregate subscription or purchase price for the total number of ordinary shares offered by the rights, warrants or options so issued, or the aggregate conversion price of the convertible securities offered by such rights, warrants or options, would purchase at such average ordinary share price, and

          (ii)   the denominator of which is the number of ordinary shares outstanding on such date of our public announcement plus the number of additional ordinary shares offered by such rights, warrants or options, or into which the convertible securities so offered by such rights, warrants or options are convertible.

        We will make this adjustment successively whenever any such rights, warrants or options are issued, and it will become effective immediately after such record date. If at the end of the period during which such rights, warrants or options are exercisable not all rights, warrants or options shall have been exercised, the adjusted conversion price will be immediately readjusted to what it would have been upon application of the foregoing adjustment substituting the number of additional ordinary shares actually issued, or the number of ordinary shares issuable upon conversion of convertible securities actually issued, for the total number of ordinary shares offered, or convertible securities offered.

        (3)   If we distribute to all the holders of our ordinary shares any shares of our capital stock (as defined below, other than ordinary shares) or evidences of our indebtedness, other securities or other assets, or we distribute to all the holders of our ordinary shares rights, warrants or options to subscribe for or purchase any of our securities (excluding (x) those rights, options and warrants referred to in paragraph (2) above; (y) those dividends, distributions, subdivisions and combinations referred to in paragraph (1) above; and (z) those dividends and distributions paid in cash referred to in paragraph (5) below), then in each such case the conversion price will be decreased so that it equals the price determined by multiplying the conversion price in effect immediately prior to the date of such distribution by a fraction,

          (i)    the numerator of which is the market price (as defined below) on the record date for the determination of the holders of our ordinary shares entitled to receive such distribution less the fair market value on such record date, as determined by our Board of Directors, of the portion of the capital stock or evidences of indebtedness, securities or assets so distributed or of such rights, warrants or options, in each case applicable to one ordinary share, and

          (ii)   the denominator of which shall be the market price on such record date,

such adjustment to become effective immediately after the record date for such distribution; provided that if the numerator is less than $1.00, including a negative amount, then in lieu of the foregoing adjustment, adequate provision will be made so that each holder of a note will have the right to receive upon conversion, in addition to the cash and ordinary shares issuable upon such conversion, the distribution such holder would have received had such holder converted its note solely into ordinary shares at the then applicable conversion price immediately prior to the record date for such distribution.

        The term "capital stock" means, with respect to any corporation, any and all shares, interests, rights to purchase (other than convertible or exchangeable indebtedness that is not otherwise itself capital stock), warrants, options, participations or other equivalents of or interests, however designated, in stock issued by that corporation.

        The term "market price" means the average of the ordinary share prices for 20 consecutive trading days commencing 30 trading days before the record date with respect to any distribution, issuance or other event requiring such computation, appropriately adjusted, as determined in good faith by our Board of Directors, to take into account the occurrence, during the period commencing on the first of such 20 consecutive trading days and ending on such record date, of any event requiring adjustment of the conversion price under the note indenture.

        (4)   If we or any of our subsidiaries makes a payment to the holders of our ordinary shares in respect of a tender or exchange offer of consideration per ordinary share having a fair market value, as determined by our Board of Directors, that as of the last time (the "Expiration Time") tenders or exchanges may be made exceeds the ordinary share price on the trading day next succeeding the Expiration Time, the conversion price will be decreased so that it equals the price determined by multiplying the conversion price in effect immediately prior to the Expiration Time by a fraction,

          (i)    the numerator of which is the number of ordinary shares outstanding, including any tendered or exchanged shares, at the Expiration Time multiplied by the ordinary share price on the trading day next succeeding the Expiration Time, and

          (ii)   the denominator of which is the sum of (x) the fair market value, as determined by our Board of Directors, of the aggregate consideration payable to the holders of our ordinary shares based on the acceptance, up to any maximum specified in the terms of the tender or exchange offer, of all ordinary shares validly tendered or exchanged and not withdrawn as of the Expiration Time (the shares deemed so accepted up to any such maximum being referred to as the "Purchased Shares"), and (y) the product of the number of ordinary shares outstanding, less any Purchased Shares, at the Expiration Time and the ordinary share price on the trading day next succeeding the Expiration Time, such adjustment to become effective immediately prior to the opening of business on the day following the Expiration Time. If we are obligated to purchase shares pursuant to any such tender or exchange offer, but we are permanently prevented by applicable law from effecting any such purchases or all such purchases are rescinded, the conversion price will again be adjusted to be the conversion price that would then be in effect if such tender or exchange offer had not been made.

        (5)   If we declare a cash dividend or cash distribution to all or substantially all of the holders of our ordinary shares, the conversion price will be decreased so that it equals the price determined by multiplying the conversion price in effect immediately prior to the record date for such dividend or distribution by a fraction,

          (i)    the numerator of which is the Pre-Dividend Sale Price minus the Dividend Adjustment Amount, and

          (ii)   the denominator of which is the Pre-Dividend Sale Price,

such adjustment to become effective immediately after the record date for such dividend or distribution; provided that if the numerator is less than $1.00, including a negative amount, then in lieu of the foregoing adjustment, adequate provision shall be made so that each holder of a note will have the right to receive upon conversion, in addition to the cash and ordinary shares issuable upon such conversion, the amount of cash such holder would have received if it had converted its note solely into ordinary shares at the then applicable conversion price immediately prior to the record date for such cash dividend or cash distribution. If such cash dividend or cash distribution is not so paid or made, the conversion price will again be adjusted to be the conversion price that would then be in effect if such dividend or distribution had not been declared.

        (6)   If a tender or exchange offer is made by a person other than Kerzner or one of our subsidiaries for an amount that increases the offeror's ownership of ordinary shares to more than 25% of the ordinary shares outstanding and involves the payment of consideration per ordinary share having a fair market value, as determined by our Board of Directors, that as of the last time (the "Offer Expiration Time") tenders or exchanges may be made exceeds the ordinary share price on the trading day next succeeding the Offer Expiration Time, and in which, as of the Offer Expiration Time our Board of Directors is not recommending rejection of the offer, the conversion price will be decreased so that it equals the price determined by multiplying the conversion price in effect immediately prior to the Offer Expiration Time by a fraction,

          (i)    the numerator of which is the number of ordinary shares outstanding, including any tendered or exchanged shares, at the Offer Expiration Time multiplied by the ordinary share price on the trading day next succeeding the Offer Expiration Time, and

          (ii)   the denominator of which is the sum of (x) the fair market value, as determined by our Board of Directors, of the aggregate consideration payable to the holders of our ordinary shares based on the acceptance, up to any maximum specified in the terms of the tender or exchange offer, of all shares validly tendered or exchanged and not withdrawn as of the Offer Expiration Time (the shares deemed so accepted up to any such maximum being referred to as the "Accepted Purchased Shares"), and (y) the product of the number of ordinary shares outstanding, less any Accepted Purchased Shares, at the Offer Expiration Time and the ordinary share price on the trading day next succeeding the Offer Expiration Time, such adjustment to become effective immediately prior to the opening of business on the day following the Offer Expiration Time. If such person is obligated to purchase shares pursuant to any such tender or exchange offer, but such person is permanently prevented by applicable law from effecting any such purchases or all such purchases are rescinded, the conversion price will again be adjusted to be the conversion price that would then be in effect if such tender or exchange offer had not been made. Notwithstanding the foregoing, the adjustment described in this paragraph will not be made if, as of the Offer Expiration Time, the offering documents with respect to such offer disclose a plan or intention to cause Kerzner to engage in any transaction described below in "—Consolidation, Merger and Sale of Assets."

        Notwithstanding the foregoing, no adjustment in the conversion price is required under the note indenture unless the adjustment would require an increase or decrease of at least 1% in the conversion price as last adjusted; provided that any adjustments which are not required to be made pursuant to this paragraph will be carried forward and taken into account in any subsequent adjustment.

        The conversion price will not be adjusted for the issuance of our ordinary shares, or securities convertible into or exchangeable for our ordinary shares, except as described above. For example, the conversion price will not be adjusted upon the issuance of our ordinary shares under any present or future employee benefit plan or program of ours. In addition, the conversion price will not be adjusted for a change in the par value or a change to no par value of our ordinary shares.

        We will not issue fractional ordinary shares to a holder who converts a note. Instead, we will pay cash based on the Ten Day Average Closing Share Price.

        If the conversion price is adjusted, you might be treated as receiving a constructive distribution from us, resulting in ordinary income to you for U.S. federal income tax purposes, even though you would not receive any cash related to that adjustment and even though you might not exercise your conversion right. See "Certain Tax Consequences—Material U.S. Federal Income Tax Consequences—Conversion Price Adjustments."

        We may from time to time reduce the conversion price if our Board of Directors determines that this reduction would be in the best interests of Kerzner. Any such determination by our Board of Directors will be conclusive. Any such reduction in the conversion price must remain in effect for at least 20 trading days or such longer period as may be required by law. In addition, we may from time to time reduce the conversion price if our Board of Directors deems it advisable to avoid or diminish any income tax to holders of our ordinary shares resulting from any stock or rights distribution on our ordinary shares.

Optional Redemption of the Notes

        Beginning on April 21, 2014, we may redeem the notes at any time, in whole or in part, for cash at a redemption price equal to 100% of the principal amount of the notes plus accrued and unpaid interest (including additional interest, if any) up to but not including the redemption date. If the redemption date is between the close of business on an interest record date and the opening of business on the related interest payment date, accrued but unpaid interest (including additional interest, if any) will be payable to the registered holders of the notes at the close of business on the relevant interest record date.

        We will provide not less than 30 nor more than 60 days' notice of redemption by first-class mail to each registered holder of the notes. If the notice of redemption is provided and funds are deposited as required, then interest (including additional interest, if any) will cease to accrue after the redemption date on those notes or portions of notes called for redemption.

        If we decide to redeem fewer than all of the outstanding notes, the trustee will select the notes to be redeemed by any method that it deems fair and appropriate. In the event of a partial redemption, the trustee may select for redemption portions of the principal amount of any note in principal amounts of $1,000 and integral multiples thereof.

Required Regulatory Redemption

        If a holder or a beneficial owner of a note is required by any gaming authority to be found suitable to hold the notes, the holder shall apply for a finding of suitability within 30 days after a gaming authority requests or sooner if so required by such gaming authority (as defined below). The applicant for a finding of suitability must pay all costs of the investigation for such finding of suitability. If a holder or beneficial owner is required to be found suitable to hold the notes and is not found suitable by a gaming authority, the holder shall, to the extent required by applicable law, dispose of its notes within 30 days or within that time prescribed by a gaming authority, whichever is earlier. If the holder fails to dispose of its notes within such time period, we may, at our option, redeem the holder's notes at, depending on applicable law, (i) the principal amount thereof, together with accrued and unpaid interest and additional interest, if any, to the date of the finding of unsuitability by a gaming authority, (ii) the amount that such holder paid for the notes, (iii) the lowest of clauses (i) and (ii) or (iv) such other amount as may be determined by the appropriate gaming authority.

        The term "gaming authority" means any regulatory body responsible for a gaming license held by Kerzner or a subsidiary of Kerzner or any agency including, without limitation, any agency established by a United States Federally-recognized Indian tribe to regulate gaming on such tribe's reservation, which has, or may at any time after April 5, 2004 have, jurisdiction over the gaming activities of us or any of our subsidiaries or any successor to such authority.

Repurchase of Notes at the Option of the Holder

        You have the right to require us to repurchase all or a portion of your notes on April 15, 2014 and April 15, 2019. The repurchase price payable will be equal to 100% of the principal amount of the notes on the repurchase date, plus accrued and unpaid interest (including additional interest, if any) up to but not including the repurchase date.

        We are required to give notice of a repurchase date on a date not less than 30 business days prior to each repurchase date to the trustee and all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating, among other things:

  •
  the repurchase price, the conversion price and, to the extent known at the time of such notice, the amount of accrued but unpaid interest (including additional interest, if any) that is payable on the repurchase date;

  •
  the name and address of the paying agent and the conversion agent;

  •
  that the notes must be surrendered to the paying agent to collect payment of the repurchase price and accrued but unpaid interest (including additional interest, if any);

  •
  briefly, the conversion rights of the notes; and

  •
  the procedures that holders must follow to require us to repurchase their notes.

        To exercise the repurchase right, you must deliver a written notice to us and the paying agent, which will initially be the trustee, at any time from the opening of business on the date that is 30 business days prior to the repurchase date until the close of business on the business day prior to such repurchase date. Your repurchase notice must state:

  •
  if the note is in definitive form, the certificate number;

  •
  the portion of the principal amount of the note to be repurchased, which must be $1,000 or any integral multiple thereof; and

  •
  that the note is to be repurchased by us as of the repurchase date pursuant to the terms of the note indenture.

Subject to applicable law, any holder that delivers such repurchase notice to the paying agent will not have the right to withdraw such notice and such notice will be irrevocable.

        To receive payment of the repurchase price, you must either effect book-entry transfer of your notes or deliver your notes, together with the necessary endorsements, to the office of the paying agent after delivery of your repurchase notice. Payment of the repurchase price will be made promptly following the later of the repurchase date and the time of book-entry transfer or delivery of the notes.

        No notes may be repurchased at the option of the holder if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the repurchase price with respect to such notes.

        If the paying agent holds money sufficient to pay the repurchase price of the note on the business day following the repurchase date in accordance with the terms of the note indenture, then:

  •
  immediately after the repurchase date, the note will cease to be outstanding, whether or not book-entry transfer of the note has been made or the note has been delivered to the paying agent; and

  •
  all other rights of the holders of the notes to be repurchased will terminate, other than the right to receive the repurchase price upon transfer or delivery of the note.

        We will comply with any applicable provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable at the time of our repurchase. If then so required, we will file a Schedule TO or any other schedule required in connection with any offer by us to repurchase the notes.

        Our ability to repurchase notes may be limited by the terms of our then existing indebtedness or financing agreements. If we are obligated to repurchase the notes, there can be no assurance that we will be able to obtain all required consents under our then existing indebtedness or have available funds sufficient to repay indebtedness and to pay the repurchase price for all the notes we may be required to repurchase. Our ability to pay cash to holders electing to require us to repurchase the notes also may be limited by our then existing financial resources. We cannot assure you that sufficient funds will be available when necessary to make any required repurchases. We would need to seek third-party financing to the extent we do not have available funds to meet our repurchase obligations. However, there can be no assurance that we would be able to obtain any such financing. See "Risk Factors—Risks Relating to an Investment in the Notes and Our Ordinary Shares."

Mandatory Redemption or Repurchase

        Except as described in this prospectus under "—Right to Require Repurchase of Notes Upon a Change in Control" and "—Repurchase of Notes at the Option of the Holder," we are not required to repurchase or redeem the notes. There are no sinking fund payments.

Right to Require Repurchase of Notes Upon a Change in Control

        If a change in control (as defined below) occurs, you will have the right, at your option, to require us to repurchase any or all of your notes, on the date fixed by us that is not less than 30 days nor more than 45 days after we give notice of the change in control. We will repurchase the notes for an amount of cash equal to 100% of the principal amount of the notes, plus accrued and unpaid interest (including additional interest, if any) up to but not including the repurchase date.

        A "change in control" means:

  •
  any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets, on a consolidated basis, of Kerzner in one transaction or a series of related transactions (in each case other than to a person that is a Permitted Holder (as defined below));

  •
  any merger or consolidation of Kerzner with or into any person if, immediately after giving effect to such transaction, any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) (other than one or more Permitted Holders) is or becomes the "beneficial owner," directly or indirectly, of more than 50% of the total voting power in the aggregate normally entitled to vote in the election of directors, managers, or trustees, as applicable, of the surviving entity or entities;

  •
  any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) (other than one or more Permitted Holders) is or becomes the "beneficial owner," directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of capital stock of Kerzner then outstanding normally entitled to vote in elections of directors;

  •
  during any period of 12 consecutive months after April 5, 2004, individuals who at the beginning of any such 12-month period constituted the Board of Directors of Kerzner (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of Kerzner was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Kerzner then in office; or

  •
  the adoption of a plan relating to the liquidation or dissolution of Kerzner.

        The definition of "change in control" includes a phrase relating to the sale, lease, exchange or other transfer of "all or substantially all" of our properties and assets. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase such notes as a result of a sale, lease, exchange or other transfer of less than all of our properties and assets to another person or group may be uncertain.

        The terms "beneficial owner" and "beneficially own" will be determined in accordance with Rules 13d-3 and 13d-5 promulgated by the SEC under the Exchange Act or any successor provision, except that (i) a person shall be deemed to have "beneficial ownership" of all our ordinary shares that the person has the right to acquire, whether exercisable immediately or only after the passage of time and (ii) any percentage of beneficial ownership shall be determined using the definition in clause (i) in both the numerator and the denominator.

        "Permitted Holder" means Mr. Solomon Kerzner, his immediate family or a trust or similar entity existing solely for his benefit or for the benefit of his immediate family.

        On or before the 20th business day after a change in control, we must mail to the trustee and all holders of the notes a notice of the occurrence of the change in control and of the repurchase right arising as a result thereof, stating, among other things:

  •
  the change in control repurchase price, the conversion price and, to the extent known at the time of such notice, the amount of accrued but unpaid interest (including additional interest, if any) that is payable on the repurchase date;

  •
  the name and address of the paying agent and the conversion agent;

  •
  that the notes with respect to which a change in control repurchase notice has been given by the holder may be converted only if the holder withdraws its change in control repurchase notice in accordance with the terms of the note indenture;

  •
  that the notes must be surrendered to the paying agent to collect payment of the repurchase price and accrued but unpaid interest (including additional interest, if any);

  •
  briefly, the conversion rights of the notes;

  •
  the procedures that holders must follow to require us to repurchase their notes; and

  •
  the procedures that holders must follow to withdraw a change in control repurchase notice.

        To exercise the repurchase right, you must deliver on or before the close of business on the business day prior to the change in control repurchase date the notes to be repurchased, duly endorsed for transfer, and the form entitled, "Option to Elect Repurchase Upon a Change in Control," on the reverse side of the notes, duly completed, to the paying agent.

        To receive payment of the repurchase price, you must either effect book-transfer of your notes or deliver your notes, together with the necessary endorsements, to the office of the paying agent after delivery of your change in control repurchase notice. Payment of the repurchase price for a note will be made promptly following the later of the repurchase date and the time of book-entry transfer or delivery of the note.

        No notes may be repurchased at the option of the holder upon a change in control if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the repurchase price with respect to such notes.

        If the paying agent holds money sufficient to pay the repurchase price of the note on the business day following the repurchase date in accordance with the terms of the note indenture, then:

  •
  immediately after the repurchase date, the note will cease to be outstanding, whether or not book-entry transfer of the note has been made or the note has been delivered to the paying agent; and

  •
  all other rights of the holders of the notes to be repurchased will terminate, other than the right to receive the repurchase price upon transfer or delivery of the note.

        You may withdraw your repurchase notice electing that we repurchase any or all of your notes upon a change in control by providing a written notice of withdrawal to the paying agent prior to the close of business on the repurchase date. The notice of withdrawal shall state:

  •
  the principal amount being withdrawn;

  •
  the principal amount, if any, not being withdrawn; and

  •
  if certificated notes have been issued, the certificate numbers of the notes being withdrawn.

        We will comply with any tender offer rules under the Exchange Act that may be applicable at the time. If then so required, we will file a Schedule TO or any other schedule required in connection with any offer by us to repurchase the notes.

        Our ability to repurchase notes may be limited by the terms of our then existing indebtedness or financing agreements. We will use our reasonable best efforts within 30 days following any change in control to:

  •
  obtain the consents under all indebtedness required to permit the repurchase of the notes pursuant to a change in control offer; or

  •
  repay in full all indebtedness and terminate all commitments under all indebtedness, the terms of which would prohibit the repurchase of the notes under a change in control offer.

        If we are obligated to make a change in control offer, there can be no assurance that we will be able to obtain all required consents under our then existing indebtedness or have available funds sufficient to repay indebtedness and to pay the change in control repurchase price for all the notes tendered under a change in control offer. Our ability to pay cash to holders of notes following the occurrence of a change in control also may be limited by our then existing financial resources. We cannot assure you that sufficient funds will be available when necessary to make any required repurchases. We would need to seek third-party financing to the extent we do not have available funds to meet our repurchase obligations. However, there can be no assurance that we would be able to obtain any such financing. See "Risk Factors—Risks Relating to an Investment in the Notes and Our Ordinary Shares."

        The effect of these provisions granting the holders the right to require us to repurchase the notes upon the occurrence of a change in control may make it more difficult for any person or group to acquire control of us or to effect a business combination with us.

        Our obligation to make a change in control offer will be satisfied if a third party makes the change in control offer in the manner and at the times and otherwise in compliance in all material respects with the requirements applicable to a change in control offer made by us and purchases all notes properly tendered and not withdrawn under the change in control offer.

Optional Tax Redemption

        We may redeem the notes at our option, in whole but not in part, upon not less than 30 nor more than 60 days' notice given as provided in the note indenture, at any time at a redemption price equal to the principal amount thereof, plus accrued and unpaid interest, if any, thereon, plus additional interest, if any, to the date fixed for redemption if, as a result of any change in or amendment to the laws, treaties, rulings or regulations of The Bahamas, or of any political subdivision or taxing authority thereof or therein, or any change in the official position of the applicable taxing authority regarding the application or interpretation of such laws, treaties, rulings or regulations (including a holding, judgment or order of a court of competent jurisdiction) or any execution thereof or amendment thereto, which is enacted into law or otherwise becomes effective after the issue date, we are or would be required on the next succeeding interest payment date to pay additional amounts on the notes as a result of the imposition of a Bahamian tax and the payment of such Additional Amounts cannot be avoided by the use of any reasonable measures available to us which do not cause us to incur any material costs. We will also pay to holders on the redemption date any additional amounts then due and which will become due as a result of the redemption or would otherwise be payable.

        Prior to the publication of any notice of redemption in accordance with the foregoing, we will deliver to the trustee an officer's certificate stating that:

  •
  the payment of Additional Amounts cannot be avoided by the use of any reasonable measures available to us which do not cause us to incur any material costs; and

  •
  we are entitled to effect such redemption based on the written, substantially unqualified opinion of counsel, which counsel shall be reasonably acceptable to the trustee, that we have or will become obligated to pay Additional Amounts as a result of such change or amendment.

        The notice is irrevocable once we deliver it to the trustee.

Consolidation, Merger and Sale of Assets

        The note indenture provides that we may, without the consent of the holders of any of the notes, consolidate or merge with or into, whether or not we are the surviving person, another person or sell, lease, exchange or otherwise transfer, in one transaction or a series of related transactions, all or substantially all our properties and assets to any other person, if:

  •
  we are the resulting or surviving corporation, or the successor, transferee or lessee, if other than us, is a corporation, limited partnership, limited liability company or other business entity organized and validly existing under the laws of the Commonwealth of The Bahamas, any member country of the European Union, Canada or the United States, any state thereof or the District of Columbia and expressly assumes our obligations under the note indenture and the notes by means of a supplemental indenture entered into with the trustee; and

  •
  immediately after giving effect to the transaction, no event of default and no event that, with notice or lapse of time, or both, would constitute an event of default, has occurred and is continuing.

        Under any consolidation, merger or any sale, lease, exchange or other transfer of our properties and assets as described in the preceding paragraph, the successor company will be our successor and shall succeed to, and be substituted for, and may exercise every right and power of, Kerzner under the note indenture. Thereafter, we will be released from our obligations and covenants under the note indenture and the notes, except in the case of a lease of all or substantially all of our properties and assets.

Subordination

        The note indenture provides that no payment of any kind or character from any source may be made by or on behalf of us, on account of the principal of, premium, if any, or interest (including additional interest or Additional Amounts, if any) on the notes (including any repurchases of notes and rescission payments), or on account of the redemption provisions of the notes, for cash or property, (i) upon the maturity of any of our senior indebtedness by lapse of time, acceleration (unless waived) or otherwise, unless and until all principal of, premium, if any, the interest on and any fee or other amount due in respect of such senior indebtedness are first paid in full, or (ii) in the event of default in the payment of any principal of, premium, if any, or interest on or any fee or other amount due in respect of our senior indebtedness when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise (a "Payment Default"), unless and until such Payment Default has been cured or waived or otherwise has ceased to exist.

        Upon (i) the happening of an event of default (other than a Payment Default) that permits the holders of senior indebtedness to declare such senior indebtedness to be due and payable and (ii) written notice of such event of default given to the trustee by the representative of the lenders under the Credit Agreement or the holders of at least $25 million principal amount outstanding of any other Senior Debt or their representative (a "Payment Blockage Notice"), then, unless and until such event of default has been cured or waived or otherwise has ceased to exist (including by reason of the repayment in full of such senior indebtedness in cash or cash equivalents), no payment (by set-off or otherwise) may be made by or on behalf of us on account of the principal of, premium, if any, or interest (including additional interest, if any) or Additional Amounts on the notes, including any repurchases of notes and rescission payments; provided, however, that so long as our Credit Agreement is in effect, a Payment Blockage Notice may only be given by the representative under the Credit Agreement unless otherwise agreed in writing by the requisite lenders under the Credit Agreement.

        Notwithstanding the foregoing, unless the Senior Debt in respect of which such event of default exists has been declared due and payable in its entirety within 179 days after the Payment Blockage Notice is delivered as set forth above (the "Payment Blockage Period") (and such declaration has not been rescinded or waived), at the end of the Payment Blockage Period, we shall be required to pay all sums not paid to the holders of the notes during the Payment Blockage Period due to the foregoing prohibitions and to resume all other payments as and when due on the notes. Any number of Payment Blockage Notices may be given; provided, however, that (i) not more than one Payment Blockage Notice shall be given within a period of any 360 consecutive days, and (ii) no default that existed upon the date of such Payment Blockage Notice or the commencement of such Payment Blockage Period (whether or not such event of default is on the same issue of Senior Debt) shall be made the basis for the commencement of any other Payment Blockage Period, unless such event of default shall have been cured or waived for a period of not less than 90 days.

        Upon any distribution of our assets upon any dissolution, winding up, total or partial liquidation or reorganization of us, whether voluntary or involuntary, in bankruptcy, insolvency, receivership or a similar proceeding, or upon assignment for the benefit of creditors or any marshalling of assets or liabilities, (i) the holders of all Senior Debt will first be entitled to receive payment in full in cash or cash equivalents before the holders of the notes are entitled to receive any payment on account of principal of, premium, if any, and interest (including additional interest, if any) or Additional Amounts on the notes, including any repurchases of notes and rescission payments other than payments by way of the issuance of Junior Securities and (ii) any payment or distribution of our assets of any kind or character from any source, whether in cash, property or securities other than Junior Securities, to which the holders or the trustee on behalf of the holders would be entitled (by set-off or otherwise), except for the subordination provisions contained in the note indenture, will be paid by the liquidating trustee or agent or other person making such a payment or distribution directly to the holders of such Senior Debt or their representative to the extent necessary to make payment in full in cash or cash equivalents on all such Senior Debt remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Debt.

        In the event that, notwithstanding the foregoing, any payment or distribution of assets (other than, where applicable, Junior Securities) shall be received by the trustee or the holders of the notes at a time when such payment or distribution is prohibited by the foregoing provisions, such payment or distribution shall be held in trust for the benefit of the holders of such Senior Debt, and shall be paid or delivered by the trustee or such holders of the notes, as the case may be, to the holders of such Senior Debt remaining unpaid or unprovided for or to their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any of such Senior Debt may have been issued, ratably according to the aggregate principal amounts remaining unpaid on account of such Senior Debt held or represented by each, for application to the payment of all such Senior Debt remaining unpaid, to the extent necessary to pay all such Senior Debt in full in cash or cash equivalents or otherwise to the extent holders accept satisfaction of amounts due by settlement in other than cash or cash equivalents after giving effect to any concurrent payment or distribution to the holders of such Senior Debt.

        No provision contained in the note indenture or the notes affects our obligation, which is absolute and unconditional, to pay, when due, principal of, premium, if any, interest and additional interest on the notes. The subordination provisions of the note indenture and the notes do not prevent the occurrence of any default or event of default under the note indenture or limit the rights of the trustee or any holder of the notes to pursue any other rights or remedies with respect to the notes.

        As a result of these subordination provisions, in the event of the liquidation, bankruptcy, reorganization, insolvency, receivership or similar proceeding or an assignment for the benefit of our creditors or a marshalling of our assets or liabilities, holders of the notes may receive ratably less than other creditors.

Events of Default; Notice and Waiver

        The following are events of default under the note indenture:

(1)
we fail to pay any installment of interest or additional interest, if any, on the notes when due and such failure continues for a period of 30 days;

(2)
we fail to pay all or any part of the principal, or premium, if any, on the notes when due at maturity, upon redemption, by acceleration or otherwise, whether or not such payment is prohibited by the subordination provisions of the note indenture, including our failure to make cash payments due upon conversion, or a payment to repurchase notes tendered pursuant to a change in control offer or our failure to repurchase notes at the option of the holder on April 15, 2014 and April 15, 2019;

(3)
we fail to otherwise comply with the covenants described above under "—Repurchase of Notes at the Option of the Holder upon a Change in Control," and "—Consolidation, Merger and Sale of Assets," including our failure to provide notice of the occurrence of a change in control in accordance with the terms of the note indenture;

(4)
we fail or any of our subsidiaries fail to observe or perform any other covenant or agreement contained in the note indenture, except as provided in clauses (1), (2) and (3) above, and such failure continues for a period of 60 days after the trustee provides us with written notice or holders of at least 25% in aggregate principal amount of the notes outstanding provide us and the trustee with written notice;

(5)
certain events of bankruptcy, insolvency or reorganization in respect of either us or any of our significant subsidiaries (as defined below);

(6)
a default in our indebtedness or the indebtedness of any of our subsidiaries with an aggregate principal amount in excess of $10 million (i) resulting from the failure to pay any principal at final stated maturity or (ii) as a result of which the maturity of such indebtedness has been accelerated prior to its stated maturity; and

(7)
final unsatisfied judgments not covered by insurance aggregating in excess of $10 million, at any one time rendered against us or any of our subsidiaries and either (i) the commencement by any creditor of any enforcement proceeding upon any such judgment that is not promptly stayed or (ii) such judgment is not stayed, bonded or discharged within 60 days.

        As used in this "Description of the Notes," "significant subsidiary" means any subsidiary of Kerzner that would be a "significant subsidiary" of Kerzner within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

        If an event of default occurs and is actually known by an officer within the corporate trust department of the trustee, the trustee must provide each holder of a note with notice of the default in accordance with the terms of the note indenture, unless such default has been cured or waived before the giving of such notice. Notwithstanding the preceding sentence, the trustee may withhold notice to the holders of any default, except defaults in payment of principal or interest (including additional interest, if any) on the notes if a committee of officers of the trustee considers this to be in the interest of the holders of the notes.

        If an event of default, other than an event of default specified in clause (5) above, occurs and is continuing, the trustee may, and at the written request of the holders of at least 25% in principal amount of the outstanding notes shall, declare the principal of and accrued interest on the outstanding notes to be due and payable. If an event of default specified in clause (5) above occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued but unpaid interest (including additional interest, if any) on the outstanding notes will automatically become due and payable. However, if we cure all defaults, except the non-payment of principal or interest that became due as a result of the acceleration, and meet certain other conditions, the holders of a majority in aggregate principal amount of the outstanding notes may cancel and rescind this declaration and its consequences. In addition, subject to certain exceptions, the holders of a majority in aggregate principal amount of the outstanding notes may waive an existing event of default under the note indenture. No such rescission or waiver will affect any subsequent default or impair any rights arising from a subsequent default.

        The holders of the notes may not enforce the note indenture or the notes except as provided in the note indenture and under the Trust Indenture Act. Subject to the provisions of the note indenture relating to the duties of the trustee, the trustee is under no obligation to exercise any of its rights or powers under the note indenture at the request, order or direction of any of the holders. For example, no holder of the notes may order or direct the trustee to institute any proceeding with respect to the note indenture or appoint a receiver, unless:

  •
  the holder has given the trustee written notice that an event of default is continuing;

  •
  the holders of at least 25% in aggregate principal amount of the outstanding notes make a written request to the trustee to pursue the remedy;

  •
  the holder or holders have offered the trustee security or indemnity reasonably satisfactory to the trustee against any loss, liability or expense of the trustee;

  •
  the trustee fails to comply with the request within 60 days after receipt of the notice, request and offer of security and indemnity; and

  •
  the trustee does not receive an inconsistent direction from the holders of a majority in aggregate principal amount of the outstanding notes within 60 days of such notice.

In addition, the note indenture provides that the holders of a majority in aggregate principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, subject to applicable law and the limitations specified in the note indenture.

        The note indenture requires us to provide an officers' certificate to the trustee promptly upon our obtaining knowledge of any default or event of default under the note indenture, describing such default or event of default and what action we are taking or propose to take with respect thereto. In addition, we must provide the trustee with an annual certification regarding our observance and performance of our obligations under the note indenture.

Satisfaction and Discharge of the Note Indenture

        Subject to certain exceptions, we may satisfy and discharge our obligations under the note indenture if:

  •
  we have delivered to the trustee for cancellation all the outstanding notes (with certain limited exceptions); or

  •
  all the outstanding notes have become due and payable, whether at stated maturity, upon any redemption date or repurchase date, or upon conversion or otherwise, and we have deposited with the trustee, the paying agent or the conversion agent, if applicable, cash or ordinary shares (as applicable under the terms of the note indenture) sufficient to pay all the outstanding notes (with certain limited exceptions), and if, in either case, we also pay all other sums payable under the note indenture.

Modification and Waiver

        Subject to certain exceptions, the note indenture may be amended with the consent of the holders of a majority in aggregate principal amount of the outstanding notes. In addition, any past event of default and its consequences may be waived and compliance with certain restrictive covenants of the note indenture may be waived with the consent of the holders of a majority in aggregate principal amount of the outstanding notes. However, an amendment or waiver requires the consent of the holder of each outstanding note affected thereby if it would:

  •
  change the stated maturity of the principal of, or payment date of any installment of interest (including additional interest, if any) on, any note;

  •
  reduce the principal amount, redemption price or repurchase price of, or the rate of interest on, any note, whether upon acceleration, redemption or otherwise, or alter the manner of calculation of interest or the rate of accrual thereof on any note;

  •
  change the currency in which the principal of any note or interest is payable;

  •
  impair the right to institute suit for the enforcement of any payment of any amount with respect to any note when due;

  •
  adversely affect the rights provided in the note indenture to convert any note;

  •
  modify the provisions of the note indenture relating to our requirement to make an offer to repurchase the notes on April 15, 2014 or April 15, 2019, or upon the occurrence of a change in control;

  •
  reduce the percentage of principal amount of the outstanding notes necessary to modify or amend the note indenture or to consent to any waiver provided for in the note indenture;

  •
  subject to certain exceptions described above, waive a default in the payment of any amount or ordinary shares due in connection with any note; or

  •
  make changes to certain sections of the note indenture relating to the waiver of past defaults, the holders' right to convert and amendments to the note indenture that require the consent of each holder.

        We are permitted to amend certain provisions of the note indenture without the consent of the holders of the notes, including amendments to:

  •
  cure any ambiguity, omission, defect or inconsistency in the note indenture;

  •
  evidence a successor to us and provide for the assumption by a successor of our obligations under the note indenture and the notes;

  •
  make any other change that does not adversely affect the rights of any holder of the notes in any material respect;

  •
  comply with the provisions of the Trust Indenture Act, or with any requirement of the SEC in connection with the qualification of the note indenture under the Trust Indenture Act;

  •
  evidence and provide for the acceptance of appointment under the note indenture by a successor trustee with respect to the notes; or

  •
  make provisions with respect to the conversion right of the holders pursuant to the requirements of the note indenture.

Calculations in Respect of the Notes

        Unless otherwise specified, we are responsible for making all calculations with respect to the notes. These calculations include determinations of the Conversion Value, Principal Return, number of Net Shares or any other computation required under the article of the note indenture governing the conversion of notes. The trustee and conversion agent are not required to determine the correctness of any of our determinations or calculations, and they may conclusively rely on the correctness thereof.

Information Concerning the Trustee

        We have appointed The Bank of New York Trust Company, N.A., the trustee under the note indenture, as the initial paying agent, conversion agent and registrar for the notes. The note indenture contains certain limitations on the rights of the trustee, should it become a creditor of Kerzner, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; provided, that if it acquires any conflicting interest (as defined in the Trust Indenture Act) after a default has occurred and is continuing, it must eliminate such conflict within 90 days or apply to the SEC for permission to continue or resign.

        If an event of default under the note indenture occurs and it is not cured, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the note indenture at the request of any holder of notes, unless such holder has offered to the trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense. See "—Events of Default; Notice and Waiver."

        The Bank of New York serves as the registrar and transfer agent of our ordinary shares.

Governing Law

        The note indenture and the notes are governed by, and construed in accordance with, the laws of the State of New York.

Form, Denomination, Exchange, Registration and Transfer

        The notes are issued:

  •
  in fully registered form;

  •
  without interest coupons; and

  •
  in denominations of $1,000 principal amount and integral multiples of $1,000.

        Holders may present the notes for conversion, registration of transfer and exchange at the office maintained by us for such purpose, which will initially be the Corporate Trust Office of the trustee located at 10161 Centurion Parkway, Jacksonville, Florida 32256.

Payment and Paying Agent

        We will maintain an office in the Borough of Manhattan, The City of New York, where we pay the principal on the notes and you may present the notes for registration of transfer, exchange, repurchase, redemption or conversion and where notices and demands to or upon Kerzner in respect of the notes and the note indenture may be served. This office will initially be the Corporate Trust Office of the trustee in Jacksonville, Florida.

        We may pay interest (including additional interest, if any), a redemption price, a repurchase price and the principal amount at maturity, as the case may be, to holders of notes in definitive form by check or wire transfer; provided, that if you are a holder with an aggregate principal amount in excess of $1 million, you may request payment by wire transfer in immediately available funds. Payments to DTC are made by wire transfer of immediately available funds to the account of DTC or its nominee.

Notices

        Except as otherwise described herein, notice to registered holders of the notes will be provided by first-class mail to the addresses as they appear on the register.

Authorization and Listing

        We will reserve and keep available out of our authorized and unissued ordinary shares that number of shares as shall from time to time be issuable upon conversion of all the outstanding notes. We will have the ordinary shares issuable upon conversion of the notes approved for listing on the NYSE.

Registration Rights

        Pursuant to the registration rights agreement, we have filed with the SEC the registration statement of which this prospectus is a part covering resales of the notes and ordinary shares issuable upon conversion thereof (which notes and ordinary shares are collectively called "registrable securities").

        Our obligation to use commercially reasonable efforts to keep effective the registration statement of which this prospectus is a part expires upon the earlier of:

  (1)
  the sale pursuant to the registration statement of all of the notes and any ordinary shares issued upon conversion of the notes;

  (2)
  the expiration of the holding period applicable to the notes and the ordinary shares issuable upon conversion of the notes held by non-affiliates of Kerzner under Rule 144(k) under the Securities Act, or any successor provision; and

  (3)
  the date on which all the notes and the ordinary shares issuable upon conversion of the notes (i) cease to be outstanding or (ii) have been resold pursuant to Rule 144 under the Securities Act.

        We may suspend the effectiveness of the registration statement during specified periods under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events. We are permitted to suspend availability of the registration statement for any bona fide reason for up to 30 consecutive days in any 90-day period without being obligated to pay additional interest. These suspension periods may not exceed an aggregate of 105 days in any 12-month period. However, if the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would be reasonably likely to impede our ability to consummate such transaction, we may extend the suspension period from 30 days to 45 days without being obligated to pay additional interest.

        We need not specify the nature of the event giving rise to a suspension of the effectiveness of the registration statement in any notice to the holders of the existence of such a suspension.

        The occurrence of any of the following events constitutes a "registration default":

  (1)
  the registration statement is not filed with the SEC on or prior to the 90th day after April 5, 2004;

  (2)
  the registration statement is not declared effective by the SEC on or prior to the 225th day after April 5, 2004;

  (3)
  after the registration statement has been declared effective, we fail to keep the registration statement effective or usable in accordance with and during the periods specified in the registration rights agreement, other than the periods during which we are permitted to suspend the effectiveness of the registration statement;

  (4)
  any post-effective amendment that we file as required by a holder who is not named as a selling security holder in this registration statement does not become effective within the 45-day period after such post-effective amendment is required to be filed in accordance with the terms of the registration rights agreement; and

  (5)
  the aggregate duration of suspension periods in any period exceeds the number of days permitted by the registration rights agreement.

        If a registration default occurs, additional interest will accrue on the amount of registrable securities (as defined below), except in the case of clause (4) above where additional interest will accrue only on the registrable securities that are registered by such post-effective amendment, from and including the day following the registration default. Additional interest may not accrue under more than one of the foregoing clauses at any one time and additional interest will not accrue on any registrable securities that are covered by an effective shelf registration statement. In addition, no additional interest will accrue as to a security from and after the earlier of:

  (1)
  the date such security ceases to be a registrable security; and

  (2)
  the period ending on April 26, 2006, which period may be shortened by any of the following: (i) when all of the registrable securities covered by this registration statement have been sold in the manner set forth herein, (ii) the date on which all the registrable securities (x) held by persons who are not our affiliates may be resold pursuant to Rule 144(k) under the Securities Act or (y) cease to be outstanding, or (iii) all the registrable securities have been resold pursuant to Rule 144 under the Securities Act (the "Effectiveness Period").

        The term "amount of registrable securities" means (i) with respect to the notes constituting registrable securities, the aggregate principal amount of all such notes then outstanding, (ii) with respect to the ordinary shares into which the notes are convertible that constitute registrable securities, the aggregate number of such shares outstanding multiplied by the conversion price in effect at the time or, if no notes are then outstanding, the conversion price will be calculated as if the notes were continuously outstanding to the calculation date, giving effect to any adjustments to the conversion price as if the note indenture were still in effect, and (iii) with respect to combinations thereof, the sum of (i) and (ii) for the relevant registrable securities.

        Additional interest will be payable in cash semi-annually on each April 15 and October 15 and will accrue at a rate of 0.50% per annum on the amount of registrable securities, provided that any additional interest accrued with respect to any note or portion thereof called for redemption by us on a redemption date or converted into ordinary shares on a conversion date prior to the payment date for additional interest shall be paid instead to the holder who submitted such note or portion thereof for redemption or conversion on the applicable redemption date or conversion date on such date (or promptly following the conversion date, in the case of conversion).

        Additional interest on the registrable securities will cease to accrue upon:

  •
  the filing of this registration statement with respect to clause (1) above;

  •
  the effectiveness of this registration statement or any subsequent shelf registration statement to cover all the registrable securities with respect to clause (2) above;

  •
  the effectiveness of this registration statement or any subsequent shelf registration statement to cover all the registrable securities which had ceased to remain effective with respect to clause (3) above;

  •
  the effectiveness of a post-effective amendment that was required to be filed with the SEC under clause (4) above; or

  •
  the termination of a suspension period that caused the limit on the aggregate duration of suspension periods to be exceeded in clause (5) above.

        Each selling security holder offering notes pursuant to this prospectus is:

  •
  required to deliver a prospectus to purchasers;

  •
  subject to the civil liability provisions under the Securities Act in connection with any sales; and

  •
  is bound by the applicable provisions of the registration rights agreement, including the indemnification obligations.

        We will pay all expenses associated with the registration statement.

        If at any time before the expiration of the Effectiveness Period we are not required to file reports with the SEC under the Securities Act and Exchange Act, we will, upon the request of any holder, make available such information necessary to permit sales pursuant to Rule 144A under the Securities Act. In addition, until the Effectiveness Period has expired, we will use our reasonable efforts to take such further action as any holder of registrable securities may reasonably request to enable such holder to sell registrable securities pursuant to Rule 144 or Rule 144A under the Securities Act.

        The plan of distribution of the registration statement permits resales of registrable securities by selling security holders through brokers and dealers.

        Holders are required to complete and deliver to us a form of notice and questionnaire prior to any intended distribution of the notes or ordinary shares issuable on conversion of the notes pursuant to the registration statement.

        Holders are required to complete and deliver the questionnaire to us at least five business days before the effectiveness of the registration statement in order to be named as a selling security holder in the related prospectus at the time of effectiveness. Upon receipt of a completed questionnaire after the effectiveness of the registration statement, together with such other information as we may reasonably request, we will prepare and file (i) a prospectus supplement as soon as practicable or (ii) if required, a post-effective amendment to the registration statement or an additional shelf registration statement within 20 days of the receipt of such questionnaire to permit the holder to deliver a prospectus to purchasers of registrable securities. Any holder that does not complete and deliver a questionnaire or provide such other information will not be named as a selling security holder in the prospectus and will therefore not be permitted to sell any registrable securities under the registration statement.

        The summary herein of certain provisions of the registration rights agreement is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement.

BOOK-ENTRY SYSTEM

        We issued the notes in the form of global securities held in book-entry form. We deposited the global securities with DTC upon the closing of our private offering of the notes and DTC or its nominee is the sole registered holder of the notes for all purposes under the note indenture.

        Owners of beneficial interests in the notes represented by the global securities hold their interests pursuant to the procedures and practices of DTC. As a result, beneficial interests in any such securities are shown on, and transfers are effected only through, records maintained by DTC and its direct and indirect participants. Any such interests may not be exchanged for certificated securities, except in limited circumstances described below. Owners of beneficial interests must exercise any rights in respect of their interests, including any right to convert or require repurchase of their interests in the notes, in accordance with the procedures and practices of DTC. Beneficial owners are not holders and are not entitled to any rights under the global securities or the note indenture. We and the trustee, and any of our respective agents, treat DTC as the sole holder and registered owner of the global securities.

Exchange of Global Securities

        The notes, represented by one or more global securities, are exchangeable for certificated securities in fully registered form with the same terms only if:

  •
  DTC is unwilling or unable to continue as depositary or DTC ceases to be a clearing agency registered under the Exchange Act and we do not appoint a successor depositary within 90 days;

  •
  we decide to discontinue use of the system of book-entry transfer through DTC or any successor depositary; or

  •
  an event of default under the note indenture has occurred and is continuing, and DTC notifies the trustee that it elects to cause the issuance of certificated notes.

        DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" for registered participants. DTC facilitates the settlement of transactions among its participants in those securities through electronic computerized book-entry changes in participants' accounts, eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, including the initial purchasers, banks, trust companies, clearing corporations and other organizations, some of whom or their representatives own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

DESCRIPTION OF CAPITAL STOCK

        The following description is only a summary of the material provisions of our Restated Articles of Association dated June 26, 2001 (the "Articles of Association"), and our Amended and Restated Memorandum of Association (the "Memorandum"). This summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of these documents. These documents may be amended from time to time. Each of these documents (other than such provisions of Bahamian law) has been filed as an exhibit to our filings with the SEC. You should read each of these documents because they, not this description, define your rights as shareholders. For more information as to how you can obtain a copy of each of these documents, see "Where You Can Find More Information."

General

        Under our Memorandum and Articles of Association, Kerzner is currently authorized to issue 250,000,000 ordinary shares and 100,000,000 preference shares, par value $0.001 per share. As of November 11, 2004, 35,412,339 ordinary shares were issued and outstanding, excluding 7,072,029 outstanding treasury shares. No preference shares have been issued or are outstanding. As of November 11, 2004, total options to acquire 3,542,680 ordinary shares were outstanding, and 970,185 were reserved for issuance. In addition, as of November 11, 2004, 235,774 restricted ordinary shares were outstanding, of which 20,074 were fully vested as of that date.

Ordinary Shares

        Each holder of our ordinary shares is entitled to one vote per share on all matters submitted to a vote of shareholders. In the election of directors, no shareholder has cumulative voting rights. Each ordinary share is entitled to share equally in dividends from sources legally available therefor when, as, and if declared by our Board of Directors. Upon liquidation or dissolution of Kerzner, whether voluntary or involuntary, each ordinary share is entitled to share equally in our assets available for distribution to the holders of the ordinary shares. No conversion or preemptive rights or redemption or sinking fund provisions are applicable to the ordinary shares. The Bank of New York is the transfer agent for the ordinary shares and it is also our registrar.

Preference Shares

        Preference shares may be issued from time to time in one or more series with such designations, voting powers, dividend rights, rights of redemption, conversion rights, other special rights, preferences and limitations as may be stated in the resolutions providing for the issue of such preference shares adopted by our Board of Directors except that our Articles of Association prohibit the issuance of any non-voting preference shares which are not entitled to elect at least one director of Kerzner in the case where an event of default in the payment of dividends has occurred and is continuing with respect to such shares. The issuance of preference shares with voting and conversion rights may adversely affect the voting power of the holders of ordinary shares. In addition, because the terms of such preference shares may be fixed by our Board of Directors without shareholder action, the preference shares could be designated and issued quickly in the event we require additional equity capital. The preference shares could also be designated and issued with terms calculated to defeat a proposed acquisition of Kerzner or with terms making the removal of management more difficult. Under certain circumstances, this could have the effect of decreasing the market price of the ordinary shares.

Other Matters

        The statements set forth under this heading with respect to the International Business Companies Act 2000 of the Commonwealth of The Bahamas (the "IBCA"), Kerzner's Memorandum and Articles

of Association (the "Kerzner Memorandum and Articles") are brief summaries thereof and do not purport to be complete. Such statements are subject to the detailed provisions of the IBCA and the Kerzner Memorandum and Articles.

        The rights of the holders of ordinary shares are governed principally by the IBCA and the Kerzner Memorandum and Articles.

Dividend Rights

        Under the IBCA, a corporation is prohibited from making a distribution to stockholders if, after giving effect thereto: (i) such corporation would be unable to meet its liabilities as they become due in the usual course of its business; and (ii) the realizable value of the assets of such corporation would be less than the sum of its total liabilities other than deferred taxes, as shown in the books of account, and its issued and outstanding share capital.

        Holders of ordinary shares are entitled to receive such dividends as may be declared by our Board of Directors out of funds legally available for such purpose. We have never declared or paid a cash dividend on ordinary shares and we do not anticipate doing so in the foreseeable future.

Voting Rights

        Holders of ordinary shares vote as a single class on all matters submitted to a vote of the shareholders, with each ordinary share entitled to one vote. Unless otherwise provided by the IBCA or the Kerzner Memorandum and Articles, matters submitted to a vote of our shareholders must be approved by a majority of the votes cast by our shareholders. Holders of ordinary shares are not entitled to cumulative votes in the election of directors.

Directors

        Number and Election of Directors.    Under the IBCA, the articles of association of a corporation may specify the number of directors. Our Articles of Association currently provide that our Board of Directors shall consist of five directors each serving until the annual general meeting and then, as elected at such meeting, to serve until the date of the next annual general meeting or, if later, the date his successors shall be duly elected and qualified. Our shareholders, by resolution, may fill vacancies and newly created directorships. Two of Kerzner's directors must be independent directors (the "Independent Directors"). To qualify as an Independent Director, the director must not be an officer or employee of Kerzner or any of its subsidiaries and must not otherwise have a relationship which, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

        Our Articles of Association provide that nominations for directors can be made by our Board of Directors or by any shareholder entitled to vote for the election of directors at a general meeting.

        Fiduciary Duties of Directors.    Under the IBCA, directors have a duty to perform their duties honestly and in good faith, in a manner they reasonably believe to be in the best interests of the corporation of which they are a director, and with such care, diligence and skill as a reasonably prudent person would use under similar circumstances. The burden of proving that a director did not discharge his duties in such a manner is on the person making the allegation.

Call of Extraordinary General Meetings/Special Meetings

        Subject to any provision in the memorandum of association or articles of association for a lesser percentage, Section 60 of the IBCA permits a meeting of shareholders to be called upon the written request of members holding more than 50% of the outstanding voting shares. Our Articles of Association provide that our Board of Directors may convene an extraordinary general meeting whenever it thinks fit or when requested to do so by the holders of at least 10% of the paid-up share capital of Kerzner pursuant to the IBCA.

Action by Stockholders or Shareholders Without a Meeting

        Our Articles of Association do not address the subject of shareholder action without a meeting. The IBCA provides for shareholder action without a meeting by the written consent of a majority of shareholders.

Amendment to Kerzner Memorandum

        Under the IBCA, shareholders of a corporation such as Kerzner are entitled to amend the memorandum of association upon the affirmative vote of a majority of the outstanding ordinary shares. In addition, Section 18 of the IBCA allows the directors to amend the memorandum of association where permitted by the memorandum of association, the articles of association or the IBCA. Our Memorandum of Association does not include any such provision.

Amendment to Kerzner Articles of Association

        Our Articles of Association may be amended upon the affirmative vote of a majority of the outstanding ordinary shares. In addition, Section 17 of the IBCA allows the directors to amend the articles of association where permitted by the memorandum of association, the articles of association or the IBCA or upon an affirmative vote of a majority of the directors present at a meeting or by a written consent signed by a majority of directors then in office.

Approval of Mergers and Asset Sales

        The IBCA contains certain provisions which address the subject of mergers and asset sales. Our Articles of Association, however, address the subject in greater detail and provide that any merger or consolidation involving Kerzner or any sale, lease or other direct or indirect disposition of all or substantially all of the assets of Kerzner and its subsidiaries in a transaction or series of related transactions that could reasonably be expected to have an adverse effect on the rights of holders of ordinary shares and, in the case of any merger or consolidation that would result in the holders of ordinary shares no longer having an interest in Kerzner (or the resulting entity, successor or acquiror), it shall be a condition to the consummation of such transaction that Kerzner shall have obtained at its own expense an opinion rendered by an internationally recognized investment banking firm selected by the Independent Directors and engaged to the holders of the ordinary shares. Our Articles of Association also require approval of 50% of the Independent Directors for any such sale, lease or disposition. To qualify as an Independent Director for purposes of the above provision, the director must not be an officer or employee of Kerzner or any of its subsidiaries and must not otherwise have a relationship which, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Amendment to Terms of Ordinary Shares

        The rights attached to ordinary shares may only be varied or abrogated by a resolution of our Board of Directors together with either (i) the consent in writing of the holders of a majority in nominal value of the issued ordinary shares or (ii) a resolution of members holding such ordinary shares passed at a separate meeting of the holders of ordinary shares.

Rights of Appraisal

        While not using the term "Appraisal Rights," the IBCA contains a provision which gives rise to a shareholder's rights that are similar to Delaware General Corporation Law's concept of appraisal rights under certain circumstances.

        Under Section 81 of the IBCA, a member of a company such as Kerzner shall be entitled to payment of the fair value of his shares upon dissenting from a merger, unless the company is the surviving company, a consolidation, a sale or transfer or other disposal of more than 50% of the company's assets, a redemption of a minority shares under Section 80 and an arrangement permitted by the courts. If the member and the company cannot agree on the fair value for the shares they shall each designate an appraiser and the two designated appraisers shall together designate a third appraiser. The three appraisers shall fix the fair value of the shares of the dissenting member which shall be binding on the company and the dissenting member.

Indemnification of Directors and Officers

        The IBCA permits a corporation to indemnify officers and directors for liability arising from performance of their duties as officers and directors with certain exceptions. Our Articles of Association provide for indemnification of officers, directors and agents of Kerzner to the fullest extent permitted under the IBCA provided that such officer, director or agent acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of Kerzner and with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

Anti-Takeover Provisions

        The IBCA and our Articles of Association do not contain any anti-takeover provisions.

Rights of Inspection

        Under the IBCA, every member, upon proper written request stating the purpose thereof, may inspect the corporate books and records during usual business hours as long as such inspection is for a proper purpose. A "proper purpose" is defined as any purpose reasonably related to the interest of the inspecting person as a member.

Liquidation Rights

        See "Ordinary Shares" above.

Case Law and Court Systems

        In The Bahamas, matters arising under the IBCA are adjudicated by the Supreme Court of The Bahamas. Due to the fact that there is no substantial body of case law in The Bahamas interpreting the IBCA, the Supreme Court may look to decisions of other courts in other common law jurisdictions having similar corporate law.

DESCRIPTION OF OTHER INDEBTEDNESS

Revolving Credit Facility

        On July 7, 2004, we entered into an amended credit agreement with a syndicate of banks which increased our total aggregate permitted borrowings thereunder at any one time from $253.5 million to $500 million, subject to certain conditions. All amounts outstanding are unconditionally guaranteed by all of our significant subsidiaries.

        Loans under the revolving credit facility bear interest at (i) the higher of (a) the administrative agent's base rate or (b) the federal funds rate plus 0.50%, in either case plus an additional 0.125% to 2.0% based on a debt to earnings ratio during the period, which we refer to as the debt ratio, or (ii) the LIBO Rate (as defined) plus 1.125% to 3.0% based on the debt ratio. For loans based on the LIBO Rate, interest is payable on the last day of each applicable interest period, or the date of any payment or prepayment of such loans. For loans based on the Alternate Base Rate (as defined), interest is payable monthly. Loans under the revolving credit facility may be prepaid and reborrowed at any time and are due in full on July 7, 2009. Commitment fees are calculated at per year rates ranging from 0.25% to 0.60%, based on the debt ratio, applied to the undrawn amount of the revolving credit facility and are payable quarterly.

        The revolving credit facility contains affirmative and restrictive covenants that include:

  •
  restrictions on the payment of dividends and repurchases of certain indebtedness;

  •
  a minimum consolidated net worth;

  •
  a minimum relationship between EBITDA and interest expense; and

  •
  a minimum relationship between EBITDA and (i) total debt and (ii) senior debt.

The revolving credit facility is secured by a pledge of substantially all of our assets.

Overdraft Loan Facility

        We have a revolving overdraft loan facility with The Bank of Nova Scotia in the amount of Bahamian $5.0 million, which is equal to U.S. $5.0 million. The overdraft facility bears interest at The Bank of Nova Scotia's base rate for Bahamian dollar loans plus 1.5% with repayment, subject to annual review. The overdraft facility is secured by substantially all of our Bahamian assets and ranks pari passu with our revolving credit facility. This facility has never been utilized.

Debt Securities

8 7/8% Senior Subordinated Notes

        In August 2001, we and KINA co-issued $200.0 million of 8 7/8% senior subordinated notes due August 2011. The 8 7/8% senior subordinated notes are unconditionally guaranteed by substantially all of our subsidiaries. Interest on the 8 7/8% senior subordinated notes is payable semi-annually. In May 2002, we issued an additional $200.0 million of our 8 7/8% senior subordinated notes. The notes issued in May 2002 were issued under the same indenture as the notes issued in August 2001 and have the same terms and vote together as the same series as the notes issued in August 2001.

        The indenture for the 8 7/8% senior subordinated notes contains certain covenants, including limitations on the ability of the issuers and the guarantors to, among other things:

  •
  incur additional indebtedness;

  •
  incur certain liens;

  •
  engage in certain transactions with affiliates; and

  •
  pay dividends and make certain other payments.

Derivative Financial Instruments

        We have interest rate swap agreements designated as fair value hedges whereby we receive fixed interest rate payments in exchange for making variable interest rate payments on our outstanding 8 7/8% senior subordinated notes. As of September 30, 2004, the aggregate notional principal amount of the swap agreements was $150.0 million. The fair value of the swap agreements as of September 30, 2004 was $7.5 million.

CERTAIN TAX CONSEQUENCES

Bahamian Taxation of Notes and Ordinary Shares

        The following is a brief and general summary of Bahamian tax matters as they may relate to the holders of the notes and ordinary shares. The discussion is not exhaustive and is based on Bahamian law currently in effect.

        The Bahamas does not impose any income, capital gains or withholding taxes. Therefore, payments of interest with respect to the notes and dividends with respect to the ordinary shares will not be subject to any withholding tax. In addition, any capital gains realized on the sale or exchange of the notes or ordinary shares will not be subject to Bahamian taxes, and no Bahamian stamp duty will be due with respect to such disposition.

Material U.S. Federal Income Tax Consequences

General

        The following is a discussion of certain material U.S. federal income tax consequences of the purchase, ownership and disposition of notes and ordinary shares. The discussion is limited in the following ways:

  •
  The discussion only applies to you if you buy your notes in the initial offering, acquire your ordinary shares upon conversion of such notes and hold your notes and ordinary shares as capital assets (that is, for investment purposes).

  •
  The discussion only applies to you if you are a U.S. Holder (as defined below) and do not have a special tax status (such as dealers in securities or foreign currencies, financial institutions, tax-exempt entities, real estate investment trusts, regulated investment companies, insurance companies, persons subject to the alternative minimum tax, persons holding ordinary shares as part of a hedging, integration, conversion or constructive sale transaction or a straddle, persons owning, directly or indirectly, 10% or more of our voting stock ("10% holders"), and persons whose functional currency is not the U.S. dollar).

  •
  The discussion is based on current law. Changes in the law may change the tax treatment of notes or ordinary shares, possibly with retroactive effect.

  •
  The discussion does not cover U.S. federal estate or non-income tax law, or any state, local or foreign tax law.

  •
  We have not requested a ruling from the Internal Revenue Service (the "IRS") on the tax consequences described below. As a result, the IRS could disagree with this discussion.

        For purposes of this discussion, the term U.S. Holder means a beneficial owner of notes or ordinary shares, as applicable, that is:

  •
  an individual U.S. citizen or resident alien;

  •
  a corporation, or entity taxable as a corporation for U.S. federal income tax purposes, that was created under U.S. law (federal or state);

  •
  an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

  •
  a trust, if (i) a U.S. court is able to exercise primary supervision over administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) such trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

        If a partnership holds notes or ordinary shares, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding notes or ordinary shares, you should consult your tax advisor.

        If you are considering buying notes or converting notes into ordinary shares, we suggest that you consult your tax advisor about the U.S. federal, state, local, and foreign tax consequences of the purchase, ownership and disposition of notes or ordinary shares in your particular situation.

U.S. Holders of Notes

Interest

        Interest on notes, including any additional interest paid on the notes with respect to a registration default, as described in "Description of the Notes—Registration Rights," and any Additional Amounts paid as a result of withholding taxes imposed with respect to notes, as described in "Description of the Notes—Additional Amounts," will be taxable to you as ordinary income at the time the interest accrues or is received, in accordance with your method of accounting for U.S. federal income tax purposes.

        Interest on notes should be foreign source for U.S. federal income tax purposes, except in the case of 10% holders and related persons, with respect to whom, in certain circumstances, all or a portion of the interest on the notes may be U.S. source.

Sale, Redemption, or Retirement of Notes

        On the sale, redemption or retirement of your notes, you will recognize taxable gain or loss equal to the difference, if any, between the amount you receive (other than any amount attributable to accrued but unpaid interest not previously included in income) and your adjusted tax basis in the notes. Your adjusted tax basis in the notes generally will equal your cost. Any amount attributable to accrued but unpaid interest not previously included in income will be taxable to you as ordinary interest income and not as sale proceeds.

        Your gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if you held the notes for more than one year. For an individual, currently the maximum tax rate on long-term capital gains is 15% for gains realized prior to January 1, 2009, and 20% for gains realized thereafter. The deductibility of capital losses is subject to limitations.

        Your gain or loss should be U.S. source gain or loss for U.S. federal income tax purposes.

Conversion Price Adjustments

        The conversion price of notes is subject to adjustment under certain circumstances. See "Description of the Notes—Conversion Rights—Conversion Price Adjustments." If the conversion price is adjusted, you might be treated as receiving a constructive distribution from us, resulting in ordinary income to you to the extent of our current and accumulated earnings and profits. A taxable constructive distribution might result, for example, if the conversion price is adjusted to compensate you for dividends of cash or indebtedness to holders of our ordinary shares even though you would not receive any cash related to that adjustment and even though you may not exercise your conversion right. Generally, your basis in notes should be increased by the amount of any such taxable constructive distribution.

Conversion of Notes

        If you surrender notes for conversion and we deliver only cash, you will be taxed as described above under "—Sale, Redemption, or Retirement of Notes." If you surrender notes for conversion and we deliver a combination of ordinary shares and cash, your tax treatment is uncertain. You should consult your tax advisor regarding the proper treatment of the receipt of a combination of cash and ordinary shares upon a conversion of the notes, which may be different than the alternative tax treatments described below.

        If the conversion is treated as a recapitalization, you would recognize any gain (but not loss) on the conversion in an amount equal to the lesser of (i) any gain realized and (ii) the cash you receive (other than any cash received in lieu of a fractional share or attributable to accrued but unpaid interest not previously included in income). Such gain should be long-term capital gain if you held the note for more than one year at the time of the conversion. Furthermore, your tax basis in the ordinary shares received in the conversion (excluding any ordinary shares attributable to accrued but unpaid interest not previously included in income) would be equal to your adjusted tax basis in the notes, reduced by any cash received in the conversion (other than any cash received in lieu of a fractional share or attributable to accrued but unpaid interest not previously included in income) and increased by the amount of any gain recognized on the conversion (other than gain with respect to a fractional share). The holding period for any ordinary shares received (excluding any ordinary shares received that are attributable to accrued but unpaid interest) will include the holding period for the notes.

        However, there can be no assurance that a conversion of notes for cash and ordinary shares will be treated as a recapitalization. For example, a conversion instead may be treated as a taxable sale of all of the notes, with respect to which you could recognize gain as described above under "—Sale, Redemption, or Retirement of Notes." Alternatively, a conversion may be treated as a partial taxable sale of a portion of notes for cash, with respect to which you could recognize gain as described above under "—Sale, Redemption, or Retirement of Notes," and a partial recapitalization, as described in the preceding paragraph.

        If, upon conversion of notes, cash is received in lieu of a fractional share, you will recognize gain or loss equal to the difference between the amount of cash received in respect of the fractional share and the portion of your adjusted tax basis in the notes allocable to the fractional share.

        The amount of any cash and the fair market value of any ordinary shares you receive that is attributable to accrued but unpaid interest not previously included in income will be taxable to you as ordinary income. Your tax basis in any such ordinary shares will equal their fair market value and the holding period will begin on the day following the conversion.

U.S. Holders of Ordinary Shares

Dividends

        Distributions on our ordinary shares, if any, including any additional dividends paid on our ordinary shares with respect to a registration default as described in "Description of the Notes—Registration Rights," but excluding certain pro rata distributions of ordinary shares, will be treated as dividend income to the extent paid out of our current or accumulated earnings and profits. This income will be taxable to you as ordinary income on the day you receive it. To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits for a taxable year, the distribution first will be treated as a tax-free return of capital, causing a reduction in the adjusted tax basis of your ordinary shares. Any distribution in excess of your adjusted tax basis will be taxed as capital gain.

        In the case of an individual, currently such dividend income will be eligible for a maximum tax rate of 15% for dividends received before January 1, 2009, provided that such holder holds the ordinary shares for at least 60 days and certain other conditions are satisfied, including that the shares are readily tradable on an established securities market in the United States and that we are not a PFIC or an FPHC, as defined below. There can be no assurance that these conditions will be met. Dividends paid by us, if any, will not be eligible for the dividends received deduction allowed to corporations under U.S. law.

        Depending upon certain facts and circumstances at the time any dividends are paid by us, including as to the income out of which such dividends are paid, all or a portion of such dividends may be U.S. source for U.S. federal income tax purposes, with any remainder being foreign source.

Sale of Ordinary Shares

        On your sale of ordinary shares, you will recognize taxable gain or loss equal to the difference, if any, between the amount you receive and your adjusted tax basis in the ordinary shares. Your adjusted tax basis in the ordinary shares generally is equal to your cost, less any distributions treated as a tax-free return of capital, as described above.

        Your gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if you held the shares for more than one year. For an individual, currently the maximum tax rate on long-term capital gains is 15% for gains realized prior to January 1, 2009, and 20% for gains realized thereafter.

        Your gain or loss should be U.S. source gain or loss for U.S. federal income tax purposes.

Passive Foreign Investment Company and Foreign Personal Holding Company Status

        We do not believe that we are, for U.S. federal income tax purposes, a passive foreign investment company (a "PFIC"), a foreign personal holding company (an "FPHC") or a controlled foreign corporation (a "CFC"). However, there can be no assurance that we will not become a PFIC, FPHC or CFC in the future. If we are or become a PFIC, FPHC or CFC, U.S. Holders of our ordinary shares could be subject to certain additional U.S. federal income tax liabilities. You should consult you tax advisor regarding the consequences to you if we are or become a PFIC, FPHC or CFC.

Backup Withholding and Information Reporting for U.S. Holders

        You may be subject to backup withholding at the applicable rate (currently 28%) with respect to payments of interest and dividends on, and gross proceeds from a sale or other taxable disposition of, notes or ordinary shares. These rules apply if you, among other things, (i) fail to furnish a Social Security number or other taxpayer identification number ("TIN") certified under penalties of perjury within a reasonable time after the request therefor; (ii) furnish an incorrect TIN; (iii) fail to properly report interest; or (iv) under certain circumstances, fail to provide a certified statement, signed under penalties of perjury, that the TIN furnished is correct and you are not subject to backup withholding.

        Backup withholding is not an additional tax; any amount paid as backup withholding may be credited against your U.S. federal income tax liability, provided the requisite information is timely provided to the IRS. Certain persons are exempt from backup withholding, including corporations, provided their exemption from backup withholding is properly established. You should consult your tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining such exemption, if available.

        We will report to the IRS and to U.S. Holders of notes and ordinary shares the amount of any payments of interest on notes and dividends on our ordinary shares, as well as any amounts withheld with respect to the notes or ordinary shares.

PLAN OF DISTRIBUTION

        The selling security holders, which term includes all transferees, pledges, donees or their successors, may from time to time sell the notes and the ordinary shares into which the notes are convertible covered by this prospectus, which we collectively refer to in this section as the securities, directly to purchasers or offer the securities through underwriters, broker-dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling security holders and/or the purchasers of securities for whom they may act as agent, which discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

        The securities may be sold in one or more transactions:

  •
  at fixed prices;

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  at prevailing market prices at the time of sale;

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  at varying prices determined at the time of sale; or

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  at negotiated prices.

        These sales may be effected in transactions that may involve crosses or block transactions, in the following manner:

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  on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, including the NYSE in the case of our ordinary shares;

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  in the over-the-counter-market;

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  in transactions otherwise than on these exchanges or services or in the over-the-counter market; or

  •
  through the writing and exercise of options, whether these options are listed on any options exchange or otherwise.

        In connection with the sale of the securities, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling security holders may sell the securities short and deliver securities to close out short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities.

        Our outstanding ordinary shares are listed for trading on the NYSE under the symbol "KZL." We do not intend to list the notes on any securities exchange. We cannot assure you as to the liquidity of any trading market for the notes that may develop.

        In order to comply with the securities laws of some jurisdictions, if applicable, the holders of securities may offer and sell those securities in such jurisdictions only through registered or licensed brokers or dealers. In addition, under certain circumstances, in some jurisdictions the securities may not be offered or sold unless they have been registered or qualified for sale in the applicable jurisdiction or an exemption from registration or qualification requirements is available and is complied with.

        The selling security holders, and any underwriters, broker-dealers or agents that participate in the sale of the securities, may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any sale of the securities may be underwriting compensation under the Securities Act. The selling security holders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M, and have agreed that they will not engage in any transaction in violation of such provisions.

        If required, at the time of a particular offering of securities by a selling security holder, a supplement to this prospectus will be circulated setting forth the name or names of any underwriters, broker-dealers or agents, any discounts, commissions or other terms constituting compensation for underwriters and any discounts, commissions or concessions allowed or reallowed or paid to agents or broker-dealers.

        Pursuant to the registration rights agreement, we will bear all fees and expenses incurred in connection with the registration of the securities, except that selling security holders will pay all broker's commissions and, in connection with any underwritten offering, underwriting discounts and commissions.

EXPERTS

        The consolidated financial statements of Kerzner International Limited and subsidiaries incorporated in this Registration Statement by reference from Kerzner's Annual Report on Form 20-F for the year ended December 31, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The financial statements of Trading Cove Associates at December 31, 2004 and 2003 and for each of the three years in the period ending December 31, 2004 incorporated in this Registration Statement by reference from Kerzner's Annual Report on Form 20-F have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, and has been so incorporated in reliance upon the report of such firm given on the authority of that firm as experts in accounting and auditing.

LEGAL MATTERS

        The validity and enforceability of the notes and the ordinary shares issuable upon conversion of the notes will be passed upon for us by Giselle M. Pyfrom, our associate general counsel. Certain legal matters related to U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes offered hereby will be passed upon for us by Cravath, Swaine & Moore LLP.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers.

        Section 56 of the International Business Companies Act 2000 of the Commonwealth of The Bahamas (the "IBCA") empowers a company incorporated under the IBCA to indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who (a) is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, an officer or a liquidator of the company; or (b) is or was, at the request of the company, serving as a director, officer or liquidator of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise; provided, however, that such indemnification may only be provided to a person if the person acted honestly and in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the company and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful. The decision of the directors as to whether the person acted honestly and in good faith and with a view to the best interests of the company and as to whether the person had no reasonable cause to believe that his conduct was unlawful is, in the absence of fraud, sufficient for the purposes of the IBCA unless a question of law is involved.

        Kerzner provides for indemnification of its directors and officers pursuant to Article 85 of its Articles of Association as amended, which provides that, net of any indemnification an officer or director of Kerzner receives from another source, Kerzner will indemnify its officers and directors to the fullest extent permitted by the IBCA.

        Kerzner has purchased directors' and officers' liability insurance policies insuring its officers and directors and the officers and directors of its subsidiaries against claims and liabilities (with stated exceptions) to which they may become subject by reason of their positions with Kerzner or its subsidiaries as directors and officers.

        In connection with this offering, the selling security holders have agreed to indemnify the Registrant, and the directors and officers and each such person who controls the Registrant, against any and all liability arising from inaccurate information provided to the Registrant in writing by the selling security holders and contained herein, provided that such indemnification shall be limited to the proceeds received by the selling security holders from the sale of their securities.

Item 9.    Exhibits.

        The exhibits listed in the following table have been filed as part of this registration statement.

Exhibit Number		Description
1.1	*	Purchase Agreement dated March 30, 2004, between Kerzner International Limited and Deutsche Bank Securities Inc., as Representative of the Initial Purchasers
4.1	*	Indenture dated as of April 5, 2004, between Kerzner International Limited, as Issuer, and The Bank of New York Trust Company, N.A., as Trustee
4.2	*	Form of Global Security (included in Exhibit 4.1)
4.3	*	Registration Rights Agreement dated as of April 5, 2004, by and between Kerzner International Limited and Deutsche Bank Securities Inc., as Representative of the Initial Purchasers
5.1	*	Opinion of Giselle M. Pyfrom, Esq., as to the validity of the notes
8.1	*	Opinion of Cravath, Swaine & Moore LLP
12.1		Calculation of Ratio of Earnings to Fixed Charges
23.1	*	Consent of Giselle M. Pyfrom, Esq. (included in Exhibit 5.1)
23.2	*	Consent of Cravath, Swaine & Moore LLP (included in Exhibit 8.1)
23.3		Consent of Deloitte & Touche LLP
23.4		Consent of PricewaterhouseCoopers LLP
24.1	*	Power of Attorney
24.2	*	Power of Attorney
25.1	*	Form T-1 Statement of Eligibility of The Bank of New York Trust Company, N.A., as Trustee
99.1	*
Fifth Amended and Restated Credit Agreement dated as of July 7, 2004, among Kerzner International Limited, Kerzner International North America, Inc. and Kerzner International Bahamas Limited, as the Borrowers and the Guarantors, various financial institutions, as the Lenders, JPMorgan Chase Bank, as the Administrative Agent, Deutsche Bank Securities Inc. and Wells Fargo Bank N.A., as the Co-Syndication Agents, Bank of America, N.A. and Bear Stearns Corporate Lending Inc., as the Co-Documentation Agents
99.2	*	Interim Financial Statements provided pursuant to Item 8(a)(5) of Form 20-F

*
Previously filed.

Item 10.    Undertakings.

        The undersigned Registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

           (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement.

  Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the registration statement is on Form S-3 or Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the registration statement.

        (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4)   To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Form F-3.

        (5)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (6)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Post-Effective Amendment No. 5 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plantation, State of Florida, on January 31, 2005.

KERZNER INTERNATIONAL LIMITED
By:	/s/ JOHN R. ALLISON
Name: John R. Allison Title: Executive Vice President- Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 5 to Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.

SIGNATURE	TITLE	DATE

* Howard B. Kerzner	Chief Executive Officer (principal executive officer) and Director	May 9, 2005
* Solomon Kerzner	Chairman of the Board	May 9, 2005
* John R. Allison	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)	May 9, 2005
Peter N. Buckley	Director	May 9, 2005
Hamed Kazim	Director	May 9, 2005
Howard S. Marks	Director	May 9, 2005
* Eric B. Siegel	Director	May 9, 2005
* Heinrich von Rantzau	Director	May 9, 2005
* William C. Murtha	Authorized Representative in the United States	May 9, 2005
*By:	/s/ RICHARD M. LEVINE
Name: Richard M. Levine Title: Attorney-in-Fact

Exhibit Index

1.1	*	Purchase Agreement dated March 30, 2004, between Kerzner International Limited and Deutsche Bank Securities Inc., as Representative of the Initial Purchasers
4.1	*	Indenture dated as of April 5, 2004, between Kerzner International Limited, as Issuer, and The Bank of New York Trust Company, N.A., as Trustee
4.2	*	Form of Global Security (included in Exhibit 4.1)
4.3	*	Registration Rights Agreement dated as of April 5, 2004, by and between Kerzner International Limited and Deutsche Bank Securities Inc., as Representative of the Initial Purchasers
5.1	*	Opinion of Giselle M. Pyfrom, Esq., as to the validity of the notes
8.1	*	Opinion of Cravath, Swaine & Moore LLP
12.1		Calculation of Ratio of Earnings to Fixed Charges
23.1	*	Consent of Giselle M. Pyfrom, Esq. (included in Exhibit 5.1)
23.2	*	Consent of Cravath, Swaine & Moore LLP (included in Exhibit 8.1)
23.3		Consent of Deloitte & Touche LLP
23.4		Consent of PricewaterhouseCoopers LLP
24.1	*	Power of Attorney
24.2	*	Power of Attorney
25.1	*	Form T-1 Statement of Eligibility of The Bank of New York Trust Company, N.A., as Trustee
99.1	*
Fifth Amended and Restated Credit Agreement dated as of July 7, 2004, among Kerzner International Limited, Kerzner International North America, Inc. and Kerzner International Bahamas Limited, as the Borrowers and the Guarantors, various financial institutions, as the Lenders, JPMorgan Chase Bank, as the Administrative Agent, Deutsche Bank Securities Inc. and Wells Fargo Bank N.A., as the Co-Syndication Agents, Bank of America, N.A. and Bear Stearns Corporate Lending Inc., as the Co-Documentation Agents
99.2	*	Interim Financial Statements provided pursuant to Item 8(a)(5) of Form 20-F

*
Previously filed.

QuickLinks

CALCULATION OF REGISTRATION FEE
EXPLANATORY NOTE
Dated May 9, 2004
2.375% Convertible Senior Subordinated Notes due 2024
TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
FORWARD-LOOKING STATEMENTS
MARKET DATA
SUMMARY
Kerzner International Limited
THE OFFERING
RISK FACTORS
CAPITALIZATION AND INDEBTEDNESS
RATIO OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
SELLING SECURITY HOLDERS
PRICE RANGE OF OUR ORDINARY SHARES AND DIVIDEND POLICY
DESCRIPTION OF THE NOTES
BOOK-ENTRY SYSTEM
DESCRIPTION OF CAPITAL STOCK
DESCRIPTION OF OTHER INDEBTEDNESS
CERTAIN TAX CONSEQUENCES Bahamian Taxation of Notes and Ordinary Shares
Material U.S. Federal Income Tax Consequences
PLAN OF DISTRIBUTION
EXPERTS
LEGAL MATTERS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
Exhibit Index